Exhibit 2.1

CLIFFORD CHANCE LLP
ADVOCATEN SOLICITORS NOTARIS
BELASTINGADVISEURS

EXECUTION VERSION

HUNTSMAN INVESTMENTS (NETHERLANDS) B.V.

AS THE SELLER

AND

INNOSPEC INTERNATIONAL LTD

AS THE PURCHASER

AMENDED AND RESTATED SHARE AND ASSET
PURCHASE AGREEMENT REGARDING THE
EUROPEAN DIFFERENTIATED SURFACTANTS
(“EDS”) BUSINESS

CONTENTS

Clause		Page

1.	Definitions	3
2.	Sale and Purchase of EDS Shares and EDS Assets and Assumption of EDS Liabilities	32
3.	Purchase Price and Payment; Allocation	35
4.	Conditions to Completion and Termination Rights	36
5.	Completion	42
6.	Post-Completion Adjustment	44
7.	Pre-Completion Covenants	49
8.	Guarantees	62
9.	Seller Warranties	62
10.	Purchaser’s Warranties and Undertakings	63
11.	Indemnities	67
12.	Environmental Covenant	69
13.	Limitation of Liability; Conduct of Claims	69
14.	Tax Matters	69
15.	Disentanglement Matters	71
16.	Post-Completion Obligations and Covenants	75
17.	Employees and Pension	80
18.	Announcements and Confidentiality	80
19.	Costs	82
20.	General	83
21.	Notices	88
22.	Governing Law	89
23.	Jurisdiction	89
24.	Process Agent	90
25.	Interpretation	90
Schedule 1 EDS Entities		92
Schedule 2 Agreed Merger Control Filings		94
Schedule 3 Completion Requirements		95
Schedule 4 Permitted Transactions		97
Schedule 5 Disentanglement		98
Schedule 6 Ancillary Agreements		99
Schedule 7 Seller’s Warranties		92
Schedule 8 Limitation of the Seller’s Liability		110
Part I Limitations		110

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Part II Conduct of Claims	116
Schedule 9 Purchase Price Allocation	126
Schedule 10 Specific Accounting Policies	127
Schedule 11 Pro Forma Statements	130
Part I Pro Forma Inventory Statement	130
Part II Pro Forma Net Intercompany Statement	131
Part III Pro Forma Debt-Like Items Statement	132
Part IV Pro Forma Working Capital Statement	133
Part V Pro Forma Net Receivables Statement	134
Part VI Pro Forma Purchase Price Statement	135
Schedule 12 Environmental Covenant	118
Part I Environmental Covenants	118
Part II Baseline Provisions	140
Schedule 13 Tax Matters	159
Schedule 14 Accounts	169
Schedule 15 EDS Equipment and Machinery	170
Schedule 16 EDS Patents	171
Schedule 17 EDS Products	172
Schedule 18 Capital Expenditure Plan	173
Schedule 19 EDS Customer Lists	174
Schedule 20 EDS Contracts	175
Schedule 21 Material Contracts	179
Schedule 22 Shared Business Contracts	184
Schedule 23 Agency Provisions	186
Part I General	186
Part II Claims	188
Schedule 24 EDS Employees	189
Part I List of Carve-Out Employees	189
Part II List of Carve-In Employees	190
Schedule 25 Employee Matters	191
Schedule 26 Pension Plans	200
Schedule 27 Seller’s Knowledge	210
Schedule 28 EDS Guarantees	212
Schedule 29 Intellectual Property	213
Part I EDS Trademarks	213
Schedule 30 Restrictions on certain Commercial Activities	214

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THIS SHARE AND ASSET PURCHASE AGREEMENT was made on 25 October 2016, was amended on 25 October 2016 and further amended and restated on 22 December 2016,

BY AND BETWEEN:

(1)                                 HUNTSMAN INVESTMENTS (NETHERLANDS) B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its seat in Rotterdam, the Netherlands, and its registered office at Merseyweg 10, 3197 KG Botlek Rotterdam, the Netherlands, registered with the Dutch commercial register under number 24293054 (the “Seller”); and

(2)                                 INNOSPEC INTERNATIONAL LTD, a company incorporated under the laws of England and Wales, having its registered office address at Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, and whose company number is 03316194 (the “Purchaser”).

The Seller and the Purchaser are individually referred to as a “Party” and together as the “Parties”.

NOW IT IS AGREED as follows:

1.                                      DEFINITIONS

In this Agreement the following words and expressions have the following meanings:

“Accounting Principles” means a basis of preparation which is the same as a normal year-end hard close using the same procedures and practices adopting: (a) the specific accounting policies described in Part A of Schedule 10 (Specific Accounting Policies), and (b) to the extent not covered and not inconsistent with item (a) in this definition, US GAAP. For the purposes of determining: (i) the Debt-Like Items Amount only, Part B of Schedule 10 (Specific Accounting Policies) shall apply in addition and in the event of any conflict between such Part B and any other Part of Schedule 10 (Specific Accounting Policies), Part B shall prevail; and (ii) the Working Capital Amount only, Part C of Schedule 10 (Specific Accounting Policies) shall apply in addition and in the event of any conflict between such Part C and any other Part of Schedule 10 (Specific Accounting Policies), Part C shall prevail.

“Accounts” means (i) the statutory accounts of each of the EDS Entities for the twelve (12) month period ended on the Accounts Date, (ii) the pro forma income statement in respect of the EDS Business on a carve-out and going concern basis for the twelve (12) month period ended on the Accounts Date and (iii) the selected balance sheet information in respect of the EDS Business as at the Accounts Date and as at 31 May 2016, in each case as attached in Schedule 14 (Accounts).

“Accounts Date” means 31 December 2015.

“Accounts Payable” means the payment obligations to the extent associated with the Accounts Payable Amount.

“Accounts Payable Amount” means the aggregate of the amounts identified in the line items and ledger codes summing up to the line item “Accounts payable amounts” in Part V (Pro Forma Net Receivables Statement) of Schedule 11 (Pro Forma Statements), all as determined on the basis of the Accounting Principles all expressed in euro as per the relevant entries in the relevant ledger accounts and the total amount converted to US Dollars in accordance with the provisions of Clause 25.1.10.

“Accounts Receivable” means the rights to receive payment to the extent associated with the Accounts Receivable Amount.

“Accounts Receivable Amount” means the aggregate of the amounts identified in the line items and ledger codes summing up to the line item “Accounts receivable amount” in Part V (Pro Forma Net Receivables Statement) of Schedule 11 (Pro Forma Statements), all as determined on the basis of the Accounting Principles all expressed in euro as per the relevant entries in the relevant ledger accounts and the total amount converted to US Dollars in accordance with the provisions of Clause 25.1.10.

“Action” means any demand, charge, claim, action, suit, counter-suit, arbitration, mediation, hearing, inquiry, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, review or Proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration, mediation or other tribunal.

“Actual Knowledge” means actual personal knowledge of the relevant person and, for the avoidance of doubt, does not include constructive or imputed knowledge of the relevant person nor does it include any actual, constructive or imputed knowledge of any adviser or agents of such person.

“Actuary” means the specialised independent actuary who is a member of the Institute of Actuaries in Belgium to be agreed in writing within ten Business Days of Signing between the Seller’s Group and the Purchaser’s Group (both parties acting reasonably) or such other specialised independent actuary who is a member of the Institute of Actuaries in Belgium as subsequently agreed between the Seller’s Group and the Purchaser’s Group (acting reasonably) for the purposes of Schedule 26 (Pension Plans).

“Affiliate” means, with respect to any person, another person directly or indirectly Controlling, Controlled by, or under common Control with the first person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, provided that with respect to the Seller, in respect of any period commencing at or after Completion, Affiliate shall not include any EDS Entities.

“Agreement” means this Agreement, including all the Schedules and Annexes to this Agreement.

“Ancillary Agreements” means the agreements described in Schedule 6 (Ancillary Agreements).

“Assessment” means a claim, assessment, notice, demand or other document issued or action taken by or on behalf of a Tax Authority from which it appears that an EDS Entity is liable or is sought to be made liable to make a payment to the Tax Authority or to another person (whether or not the payment is primarily payable by the EDS Entity and whether or not the EDS Entity has or may have a right of reimbursement against another person) or is denied or sought to be denied a Relief or any other matter or circumstance indicating that the Purchaser or EDS Entity is or may be sought to be made liable to make any payment of Taxation or denied or sought to be denied any Relief in circumstances such that the Purchaser may have a claim under this Agreement.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected in the books and records or financial statements of any person.

“Automatic Transfer EDS Employees” has the meaning given to it in paragraph 2.4 of Schedule 25 (Employee Matters).

“Belgian Act on Complementary Pensions” means the Belgian Act of 28 April 2003 concerning complementary pensions (in Dutch: “WAP”, in French: “LPC”) as initially published in the Belgian State Gazette on 15 May 2003.

“Belgian CB Pension Scheme” means the complementary pension scheme of the type cash balance, taken out by Seller with the Huntsman Pension Fund OFP (as registered with the Belgian FSMA under the number 50.567) and introduced by Seller as from 1 October 2012.

“Belgian DB Pension Obligations” means all employer’s rights and obligations with regard to the EDS Employees affiliated to the Belgian DB Pension Scheme in connection with the Belgian DB Pension Scheme — covering each EDS Employee’s future service years after Completion as well as past service years before Completion — as determined by the Belgian DB Pension Scheme and covering all provided coverages (including but not limited to retirement, early death and disability coverages).

“Belgian DB Pension Scheme” means the complementary pension scheme of the type defined benefit, taken out by Seller with the Huntsman Pension Fund OFP (as registered with the Belgian FSMA under the number 50.567) and introduced by Seller as from 1 December 1999.

“Belgian DC Bonus Pension Scheme” means the complementary pension scheme of the type defined contribution, taken out by Seller with the Huntsman Pension Fund OFP (as registered with the Belgian FSMA under the number 50.567) and introduced by Seller as from 1 July 2006.

“Belgian FSMA” means the Belgian Financial Services and Market Authority.

“Belgian Pension Schemes” means each of the Belgian CB Pension Scheme, Belgian DB Pension Scheme and the Belgian DC Bonus Pension Scheme.

“Belgian Transferred DB Amount” has the meaning set out in paragraph 4.5 of Schedule 26 (Pension Plans).

“Books and Records” means all notices, correspondence, orders, inquiries, documents, records (financial, Tax, operational, environmental (including soil and groundwater investigations) or otherwise), and other data maintained by any person and stored in any form, including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers.

“Business Data” means all data (including master data, archive data or any data format) stored on any of the SAP, Global Trade Services and/or other systems of the EDS Business and/or the Seller’s Group at the Effective Time.

“Business Day” means a day on which banks are open for business in London, England and New York City, United States of America.

“Capital Expenditure Plan” means the capital expenditure plan set out in Schedule 18.

“Capital Projects” has the meaning given to it in Clause 7.30.

“Claimant Party” has the meaning given to it in paragraph 3, Part II (Claims) of Schedule 23 (Agency Provisions).

“Compensation and Benefit Plans” means all salary, bonus, vacation, overtime, incentive, retention, profit sharing (ex gratia or otherwise), medical, termination and stock or share option agreements, plans, benefits, programmes and/or similar grants, allowances and all similar plans, policies, arrangements and agreements, but excluding any such plans, policies, arrangements or agreements providing Pension Benefits.

“Competing Business” has the meaning given to it in Clause 16.7.

“Competitively Sensitive Information” has the meaning given to it in Clause 7.16.

“Competition Authorities” means the Governmental Authorities with jurisdiction over the Transaction pursuant to any Competition Law.

“Competition Condition” means the Condition set out in Clause 4.1.1.

“Competition Law” means all Laws of any relevant jurisdiction in force at any time whose purpose is to regulate the conduct of businesses in relation to anti-competitive agreements or concerted practices, dominant or monopoly market positions and the control of mergers, acquisitions and joint ventures.

“Completion” means each of the actions listed in Schedule 3 (Completion Requirements) having occurred.

“Completion Accounts Date” means the last calendar day of the month in which the Completion Date falls.

“Completion Date” means either:

(a)                                 if the Conditions in Clauses 4.1.1 and 4.1.3 are satisfied or, if applicable, waived on or before 11:59 p.m. (London time) on 22 December 2016, 30 December 2016; or

(b)                                 if the Conditions in Clauses 4.1.1 and 4.1.3 are satisfied or, if applicable, waived on or after 23 December 2016 and on or before 11:59 p.m. (London time) on 24 January 2017, 31 January 2017; or

(c)                                  if the Conditions in Clauses 4.1.1 and 4.1.3 are satisfied or, if applicable, waived on or after 25 January 2017 and on or before the Long Stop Time, 28 February 2017; or

(d)                                 as otherwise agreed in writing between the Parties.

“Completion Debt-Like Items Amount” means the actual Debt-Like Items Amount as at the Completion Accounts Date, as shown on the Debt-Like Items Statement.

“Completion Inventory Amount” means the actual Inventory Amount as at the Completion Accounts Date, as shown on the Inventory Statement.

“Completion Net Intercompany Amount” means the actual Net Intercompany Amount as at the Completion Accounts Date, as shown on the Net Intercompany Statement.

“Completion Payment Amount” means an amount equal to the Estimated Purchase Price.

“Completion Working Capital Amount” means the actual Working Capital Amount as at the Completion Accounts Date, as shown on the Working Capital Statement.

“Conditions” means the conditions precedent set out in Clause 4.1.

“Confidentiality Agreement” means the confidentiality agreement entered into between Huntsman International LLC and Innospec Inc. dated 7 April 2016.

“Contract” means any contract, agreement, lease, licence, commitment, understanding, franchise, warranty, guarantee, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral and whether express or implied.

“Control” means the power of a person (or persons acting in concert) to secure that the affairs of another are conducted directly or indirectly in accordance with the wishes of that person (or persons acting in concert) whether by means of:

(a)                                 in the case of a legal person, being the beneficial owner of more than 50% (fifty percent) of the issued share capital (or equivalent) of or of the voting rights in that legal person, or having the right to appoint or remove a majority of the directors (or equivalent) or otherwise control the majority of the votes at board meetings of that legal person by virtue of any powers conferred by the articles of association, any agreement or any other document regulating the affairs of that legal person; or

(b)                                 in the case of a partnership, being the beneficial owner of more than 50% (fifty percent) of the capital (or equivalent) of that partnership, or having the right to control the composition of or the votes of the majority of the management (or equivalent) of that partnership by virtue of any powers conferred by the partnership agreement or any other agreement or document regulating the affairs of that partnership, and “Controlling” and “Controlled” shall be construed accordingly.

“Corporate Bonus Accruals” means the amount identified as such in the line item ‘“Corporate Bonus Accruals” in Part III (Pro Forma Debt-Like Items Statement) of Schedule 11 (Pro Forma Statements).

“Convey” or “Conveyance” means to sell, assign, assume, transfer, convey and/or deliver.

“Damages Payment” has the meaning given to it in paragraph 11.1.1, Part I (Limitations) of Schedule 8 (Limitation of the Seller’s Liability).

“Data Room” means the electronic data site provided by Huntsman International LLC containing documents and information relating to the EDS Business and the EDS Entities and made available to the Purchaser and its Representatives from and including 23 May 2016 up to and including the Signing Date, the contents of which are described in the index, a copy of which is set out as a schedule to the Disclosure Letter, and a copy of which documents shall be delivered at Signing by the Seller to Purchaser on a suitable electronic storage device.

“Day 1 Transition Assistance” means the assistance that the relevant members of each of the Seller’s and the Purchaser’s Group, respectively, are required to provide to the relevant members of the Purchaser’s Group or Seller’s Group (as applicable) in connection with the Day 1 Transition Preparation, in accordance with the Day 1 Transition Plan and with Clause 7.24.

“Day 1 Transition Plan” means a detailed critical path plan that identifies the processes, timescales, milestones and safeguards for the Day 1 Transition Preparation, as well as the Day 1 Transition Assistance to be provided by members of the Purchaser’s Group and the Seller’s Group and identifies employees and third parties (including consultants, where known) (and their charge out rates or a bona fide estimate thereof if not known) that are anticipated to be retained or contracted by the Seller and its Affiliates solely for the purposes of providing Day 1 Transition Assistance as agreed in accordance with Clause 7.16.

“Day 1 Transition Preparation” means all of the steps to be taken by the Parties and their Affiliates in order for the Seller’s Group to be able to provide and procure the provision of the transitional services in accordance with the Transitional Services Agreements and its receipt of the reverse transitional services in accordance with the Reverse Transitional Services Agreement.

“Debt-Like Items Amount” means, as of the Completion Accounts Date, the liabilities identified in the line items summing up to the line item ‘‘Total” in Part III (Pro Forma Debt-Like Items Statement) of Schedule 11 (Pro Forma Statements), all as determined on the basis of the Accounting Principles all expressed in euro as per the relevant entries in the relevant ledger accounts and the total amount converted to US Dollars in accordance with the provisions of Clause 25.1.9.

“Debt-Like Items Statement” means an unaudited statement setting out the amount of the Debt-Like Items Amount as at the Effective Time prepared in the same format as the pro forma Debt-Like Items Statement set out in Part III (Pro Forma Debt-Like Items Statement) of Schedule 11 (Pro Forma Statements) as prepared and agreed or determined in accordance with Clause 6 (Post-Completion Adjustment).

“Deemed Tax Liability” means any Tax Liability for which the Purchaser would have been able to make a claim under paragraph 1 of Schedule 13 (Tax Matters) but which is not payable in consequence of the utilisation or set-off of a Purchaser’s Relief or Working Capital Relief.

“Defendant Party” has the meaning given to it in paragraph 3, Part II (Claims) of Schedule 23 (Agency Provisions).

“Designated Purchaser” means a member of the Purchaser’s Group or an EDS Entity designated by the Purchaser to purchase and accept Conveyance of any particular EDS Shares, EDS Assets or accept and assume any particular EDS Liabilities, in each case subject to the provisions of Clause 20.16.

“Designated Seller” means a member of the Seller’s Group designated by the Seller to sell and Convey any particular EDS Shares, EDS Assets or assign any particular EDS Liabilities, in each case subject to the provisions of Clause 20.16.

“Disclosed”, “Disclose”, “Disclosing” and “Disclosure” mean all facts, matters or other information fairly disclosed on the face of the Disclosed Information in sufficient detail to enable a reasonable buyer assisted by professional advisers to make an informed assessment of the fact, matter or information concerned and its nature and effect.

“Disclosed Information” means any matter which is Disclosed in:

(a)                                 this Agreement;

(b)                                 the Disclosure Letter;

(c)                                  any document in the Data Room no later than three (3) Business Days prior to the Signing;

(d)                                 the relevant commercial and companies registries in France (Registre du Commerce et des Sociétés), Italy (Registro delle Imprese) and Spain (Registro Mercantil Central); and/or

(e)                                  the relevant trademark and patent official registers in each of the jurisdictions applicable to the trademarks listed in Part I (EDS Trademarks) of Schedule 29 (Intellectual Property) and the patents and patent applications set forth in Schedule 16 (EDS Patents), in each case to the extent such registers may be searchable online between 4 July 2016 and 28 July 2016.

“Disclosure Letter” means the letter from the Seller to the Purchaser in relation to the Seller’s Warranties having the same date as the Signing Date the receipt of which has been acknowledged by the Purchaser;

“Disentanglement” means implementation of the steps described in Schedule 5 (Disentanglement).

“Dispersants Agreement” means the sales agreement regarding certain dispersants to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or members of the Purchaser’s Group at Completion in the agreed form.

“Distribution Agreement” means the distribution agreement relating to certain EDS Products to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or members of the Purchaser’s Group at Completion in the agreed form.

“Draft Debt-Like Items Statement” has the meaning given to it in Clause 6.2.3.

“Draft Inventory Statement” has the meaning given to it in Clause 6.2.1.

“Draft Net Intercompany Statement” has the meaning given to it in Clause 6.2.4.

“Draft Net Receivables Statement” has the meaning given to it in Clause 6.2.2.

“Draft Purchase Price Statement” has the meaning given to it in Clause 6.2.6.

“Draft Working Capital Statement” has the meaning given to it in Clause 6.2.5.

“Draft Statement” has the meaning given to it in Clause 6.2.6.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“EDS Assets” means each of the following Assets, in each case (unless expressly stated otherwise in the applicable definition) as at Completion:

(a)                                 all Assets of any of the EDS Entities;

(b)                                 all EDS Inventory;

(c)                                  the Transferred Intercompany Receivables;

(d)                                 all Real Property Interests in the EDS Sites;

(e)                                  all the EDS Plants;

(f)                                   all the EDS Equipment and Machinery;

(g)                                  all the consumables at the EDS Sites;

(h)                                 all the EDS Furniture;

(i)                                     the EDS Customer List;

(j)                                    all the rights and obligations under the EDS Contracts;

(k)                                 all the EDS Claims;

(l)                                     all the EDS Employees;

(m)                             all the EDS Copyrights, the EDS Patents, and the EDS Trademarks, in each case to the extent a member of the Seller’s Group has a right thereto;

(n)                                 all the EDS Know-How;

(o)                                 all the EDS Permits;

(p)                                 all the EDS Goodwill, to the extent a member of the Seller’s Group has a right thereto;

(q)                                 all the EDS Information, to the extent a member of the Seller’s Group has a right thereto; and

(r)                                    all the EDS IT Systems, to the extent a member of the Seller’s Group has a right thereto,

and excluding in all cases (i) any Relief and (ii) all Retained Assets; in all cases subject to the specific arrangements set out in the Transaction Documents; and “EDS Asset” means any of these Assets or the relevant one of them, as the context requires. A single Asset may fall within more than one of the paragraphs (a) through (r) of this definition; such fact does not imply that (x) such Asset must be Conveyed more than once or (y) that any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another.

“EDS Business” means the business engaged in manufacturing and producing the EDS Products at the EDS Sites and marketing, using and selling such EDS Products but excluding the manufacturing, producing, selling and marketing of Shared Products under trademarks that are not EDS Trademarks.

“EDS Claims” means the benefit of all rights and claims arising to the extent they relate to the carrying on of the EDS Business (whether arising on, prior to or after Completion) but excluding rights and claims to the extent that they relate to any of the Retained Business, the Retained Assets or the Retained Liabilities.

“EDS Contracts” means (i) those Contracts entered into by an EDS Entity, (ii) those Contracts identified in Schedule 20 (EDS Contracts), and (iii) those Contracts to which any member of the Seller’s Group is a party and which have been entered into exclusively in the course of conducting the EDS Business, in each case to the extent in force and effect as at Completion, and in each case excluding any Shared Business Contract and any Intercompany Contract.

“EDS Copyrights” means all copyrights, whether registered or not, and which are exclusively used in relation to the EDS Business.

“EDS Customer List” means the customer list in Schedule 19 (EDS Customer List) which comprises certain details of certain persons to whom certain EDS Products have been supplied.

“EDS Employees” means:

(a)                                 all persons that are employed at Completion by any of the EDS Entities other than (i) those persons listed in Part I (List of Carve-Out Employees) of Schedule 24 (EDS Employees); and (ii) those persons employed at Completion by any of the EDS Entities to replace any of the persons listed in Part I (List of Carve-Out Employees) (with the consent of the Purchaser wherever it is practicable to obtain, such consent not to be unreasonably withheld or delayed); and

(b)                                 all persons that are employed at Completion by a member of the Seller’s Group and listed in Part II (List of Carve-In Employees) of Schedule 24 (EDS Employees) and any person employed at Completion by any member of the Seller’s Group where it is reasonably necessary and commercially sensible to do so to replace any of them (with the consent of the Purchaser wherever it is practicable to obtain, such consent not to be unreasonably withheld or delayed).

“EDS Entities” means the legal entities as set out in Schedule 1 (EDS Entities); and “EDS Entity” means any of these EDS Entities or the relevant one of them, as the context requires.

“EDS Equipment and Machinery” means the equipment and machinery (i) owned by the EDS Entities at Completion and located at the EDS Sites and (ii) owned by the EDS Entities or a member of the Seller’s Group and located at 3078 Everberg, Everslaan 45, Belgium, in each case to the extent exclusively used in the EDS Business, including the items set forth in Schedule 15 (EDS Equipment and Machinery).

“EDS Furniture” means all desks, filing cabinets, chairs, cupboards, closets, meeting tables, tables and all other office furniture at the EDS Sites.

“EDS Goodwill” means the goodwill as at Completion exclusively relating to the EDS Business, together with the exclusive right for the Purchaser to represent itself as carrying on the EDS Business in succession to the Seller’s Group.

“EDS Information” means all information, records or data in whatever format or medium as at Completion to the extent exclusively used in relation to the EDS Business, and all EHS and Regulatory Information, in each case other than EDS Know-How.

“EDS Inventory” means all inventory of (i) raw materials, (ii) work in progress, (iii) finished goods necessary to fulfil unfilled and confirmed purchase orders by third parties and (iv) finished goods not committed to third party purchase orders in each case held on the books of Huntsman Holland B.V. for the EDS Entities and in each case to the extent (a) such inventory exclusively relates to the EDS Business (b) such inventory is located at any of the EDS Sites and (c) any such inventory would be accounted for in the line items and ledger codes summing up to the line item “Total Inventory (inc spares)” in Part I (Pro Forma Inventory Statement) of Schedule 11 (Pro Forma Statements).

“EDS IT Systems” means the Information Technology which at Completion is (i) located at the EDS Sites or (ii) located outside the EDS Sites to the extent that such Information Technology is exclusively used by EDS Employees.

“EDS Know-How” means all Know-How to the extent in the possession, or under the control, as at Completion of one or more of the EDS Entities or the EDS Employees and exclusively used by the EDS Business.

“EDS Liabilities” means each of the following:

(a)                                 all Liabilities of any of the EDS Entities (excluding any Retained Liabilities);

(b)                                 all Liabilities to the extent arising out of, relating to or otherwise in connection with the EDS Business;

(c)                                  all Liabilities to the extent arising out of, relating to or otherwise in connection with any EDS Assets;

(d)                                 all Liabilities to the extent arising out of, relating to or otherwise in connection with (i) any Shared Business Contract or (ii) any Intercompany Contract, in each case to the extent relating to the EDS Business, including all Liabilities for obligations to be assumed pursuant to the Sharing Arrangements;

(e)                                  all Liabilities to the extent arising out of, relating to or otherwise in connection with any litigation, claim or Environmental Condition, in each case to the extent relating to the EDS Business or the EDS Sites;

(f)                                   all Liabilities to provide or otherwise fund Pension Benefits only to the extent that they are Liabilities of the EDS Entities or are transferred to one or more entities that carry on the EDS Business by operation of Law in the relevant jurisdiction subject in each case to the provisions of Schedule 26 (Pension Plans);

(g)                                  all Liabilities to the extent arising out of, relating to or otherwise in connection with any motor vehicles provided as at Completion by a member of the Seller’s Group or an EDS Entity exclusively in connection with an EDS Employee’s performance of his work or services to the EDS Business; and

(h)                                 all Liabilities related to any matter for which and insofar as a specific provision is included in the Accounts (excluding any Retained Liabilities),

and (i) in each case excluding any Liability arising for any of the EDS Entities as a result of it acting as guarantor or surety for a Retained Liability and (ii) excluding in relation to paragraph (b) (except to the extent that it relates to the EDS Entities) and paragraph (c) above, any Liabilities arising in respect of any Pension Benefits and/or Retained Pension Plans relating to the EDS Employees’ employment prior to Completion in the Seller’s Group and “EDS Liability” means any of these Liabilities or the relevant one of them, as the context requires. A single Liability may fall within more than one of the above categories (a) through (h) of this definition and such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.

“EDS Patents” means the patents and patent applications set forth in Schedule 16 (EDS Patents), and as such patents and patent applications are in force and effect as at Completion after taking into account any opposition, cancellation, invalidity ruling or expiry which may occur in the Ordinary Course in the period until Completion.

“EDS Permit” means all the Permits exclusively used to carry on the EDS Business.

“EDS Plants” means the existing buildings (including laboratories) and associated installations, control room and offices, maintenance workshop, raw material storage containers, finished products storage containers and ethoxylation plant, including cables, pipes and pipelines and other infrastructure comprising the surfactant production and manufacturing facilities at the EDS Sites.

“EDS Products” means the products listed in Schedule 17 (EDS Products).

“EDS Shares” means all the issued and outstanding shares and other equity interests in Huntsman Performance Products Spain, S.L. and all the issued and outstanding shares and other equity interests held by the Seller in Huntsman Saint-Mihiel S.A.S.

“EDS Sites” means each of the surfactants production and manufacturing facilities operated by the relevant EDS Entity and located at Saint-Mihiel (France), Castiglione (Italy) and Barcelona (Spain).

“EDS Trademarks” means the trademarks listed in Part I (EDS Trademarks) of Schedule 29 (Intellectual Property), and as such trademarks are in force and effect as at Completion after taking into account any opposition, cancellation, invalidity ruling or expiry (including non-renewal as a result of local law requirements) which may occur in the Ordinary Course in the period until Completion.

“Effective Time” means 23:59 PM CET on the Completion Accounts Date.

“EHS and Regulatory Information” means any and all information, records or data relating to any environmental, health and safety or regulatory matters exclusively used or created exclusively for the EDS Business.

“Eltesol Capital Project” has the meaning given to it in Clause 7.31.

“Enterprise Value” means US$225,000,000 (in words: two hundred and twenty five million United States dollars).

“Entitled Party” has the meaning given to it in Clause 2.7.1(a).

“Environmental Condition” means any contamination or pollution of, or the condition of, ground, soil, ground water, surface water or air in breach of Environmental Law in the relevant jurisdiction caused by Hazardous Substances which have spread in the soil, air or water.

“Environmental Law” has the meaning given to it in Schedule 12 (Environmental Covenant).

“Environmental Matters” has the meaning given to it in Schedule 12 (Environmental Covenant).

“Estimated Debt-Like Items Amount” means the projected Debt-Like Items Amount as at the Effective Time on the Completion Accounts Date as estimated by the Seller pursuant to Clause 5 and as shown in the Estimated Debt-Like Items Statement.

“Estimated Debt-Like Items Statement” means an unaudited statement setting out the Seller’s bona fide estimate of the Estimated Debt-Like Items Amount prepared by the Seller pursuant to Clause 5 in the same format as the pro forma Debt-Like Items Statement set out in Part III (Pro Forma Debt-Like Items Statement) of Schedule 11 (Pro Forma Statements).

“Estimated Inventory Amount” means the projected Inventory Amount as at the Effective Time as estimated by the Seller pursuant to Clause 5 and as shown in the Estimated Inventory Statement.

“Estimated Inventory Statement” means an unaudited statement setting out the Seller’s bona fide estimate of the Estimated Inventory Amount prepared by the Seller pursuant to Clause 5 in the same format as the pro forma Inventory Statement set out in Part I (Pro Forma Inventory Statement) of Schedule 11 (Pro Forma Statements).

“Estimated Net Intercompany Amount” means the projected Net Intercompany Amount as at the Effective Time as estimated by the Seller pursuant to Clause 5 and as shown in the Estimated Net Intercompany Statement.

“Estimated Net Intercompany Statement” means an unaudited statement setting out the Seller’s bona fide estimate of the Estimated Net Intercompany Amount and the Transferred Intercompany Receivables prepared by the Seller pursuant to Clause 5 in the same format as the pro forma Net Intercompany Statement set out in Part II (Pro Forma Intercompany Statement) of Schedule 11 (Pro Forma Statements).

“Estimated Working Capital Amount” means the projected Working Capital Amount as at the Effective Time on the Completion Accounts Date as estimated by the Seller pursuant to Clause 5 and as shown in the Estimated Working Capital Statement.

“Estimated Working Capital Statement” means an unaudited statement setting out the Seller’s bona fide estimate of the Estimated Working Capital Amount prepared by the Seller pursuant to Clause 5 in the same format as the pro forma Working Capital Statement set out in Part IV (Pro Forma Working Capital Statement) of Schedule 11 (Pro Forma Statements).

“Estimated Purchase Price” means the Enterprise Value as adjusted pursuant to Clause 5.2.

“Event” means an event, act, transaction or omission, including the Disentanglement, and, the earning, accrual or receipt of any income, profits or gains of any description.

“Everberg Lease and Site Services Agreement” means the lease and site services agreement in relation to the Everberg Lease Area to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or members of the Purchaser’s Group at Completion in the agreed form.

“Everberg Lease Area” means such part of the premises located at 3078 Everberg, Everslaan 45, Belgium, as the Parties shall agree in the Migration Plan, which shall form one or more self-contained spaces (in respect of which the tenant shall have the ability to lock the area (or areas) and exclude others from it (or them), subject to the terms of the Everberg Lease and Site Services Agreement); shall include both office space and laboratory space; and shall in the aggregate represent, with respect to the Carved-In Employees whose principal place of employment at Completion is at the Everberg location, a number of square meters which broadly maintains the ratio of employees to square metres as existed immediately prior to Completion with respect to those Carved-In Employees.

“Excess Recovery” has the meaning given to it in paragraph 11.1.4, Part I (Limitations) of Schedule 8 (Limitation of the Seller’s Liability).

“Exclusive Product Sales Agreement” means the product sales agreement to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or members of the Purchaser’s Group at Completion in the agreed form.

“Expert” has the meaning given to it in Clause 6.6.

“Feedstock Sales Agreement” means the feedstock sales agreement to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or members of the Purchaser’s Group at Completion in the agreed form.

“Financing” means the provision of the “Term Loan A Facility” by the Lenders (each as defined in the Financing Papers).

“Financing Papers” means the commitment letter from the Lenders (as defined therein) to Innospec Inc., dated 27 July 2016 for the Lenders to provide the Financing.

“Fundamental Warranty” means a statement contained in paragraphs 1 (Due Organisation and Corporate Power), 2 (Authorisation and Enforceability) or 3.1 to 3.5 (The EDS Entities) of Schedule 7 (Seller’s Warranties) and “Fundamental Warranties” means all those statements.

“Fundamental Warranty Claim” means a claim by the Purchaser under or pursuant to the provisions of this Agreement in relation to a Fundamental Warranty.

“Governmental Authority” means to the extent it has jurisdiction in respect of the relevant matter, any federal, state, local, provincial, foreign or international court, tribunal, judicial, legislative, executive, regulatory or competition authority or any other governmental authority in any jurisdiction, including of the European Union.

“Governmental Order” means any final and non-appealable order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantees” means any guarantees (including bank guarantees), indemnities, counter-indemnities, sureties, letters of credit, letters of comfort or other assurance, security, right of set-off, obligation to contribute or undertaking.

“Hardware” means computer and data processing systems and communication technologies, including servers, desktops, laptops, telephones and other computer and end-user peripheral equipment and network infrastructure, including cables and related equipment such as routers, exchanges and switches.

“Hazardous Substances” has the meaning given to it in Schedule 12 (Environmental Covenant).

“Holding Party” has the meaning given to it in Clause 2.7.1.

“Huntsman Pension Fund” means the Huntsman Pension Fund OFP, currently having its registered office at Everslaan 45, 3078 Everberg, registered with the Crossroads Benk for Enterprises under number 871.015.557 and registered with the Belgian FSMA under number 50.567.

“Information Technology” means any Hardware and Software.

“Insolvency Proceedings” means, with respect to any person, if that person institutes or consents to the institution of any debtor relief or similar proceeding against it, makes an assignment for the benefit of creditors, applies for or consents to the appointment of any administrator, receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property under any applicable Law, or where any administrator, receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without application or consent of that person, or any proceeding relating to that person or to all or any material part of its property is instituted without the consent of that person under any debtor relief, creditor protection or similar Law.

“Insurances” means the insurance policies, including general third party and product liability insurance, property damage and business interruption insurance, directors and officers liability insurance and cargo insurance in each case to the extent maintained by any member of the Seller’s Group (whether such policies are maintained with third party insurers or within the Seller’s Group) in relation to the EDS Business, the EDS Entities, the EDS Assets or the EDS Liabilities.

“Intellectual Property” means any and all industrial and intellectual property rights, including patents, copyrights, design rights, rights to utility models, rights to Know-How, rights to trade secrets, semi-conductor topography rights, trademarks, rights to trade names and company names, rights to domain names and e-mail addresses, rights to inventions, database rights and other rights in compilations of data, and any other rights having equivalent or similar effect as any of the foregoing in any jurisdiction, in each case whether registered or unregistered, and including all applications for any of such rights as well as rights to apply for any such rights, anywhere in the world.

“Intellectual Property Assignment Agreements” means the short form patent assignment agreements and trademark assignments, each to be entered into by the Seller or a member of the Seller’s Group and the Purchaser or a member of the Purchaser’s Group, evidencing the assignment or transfer of the patents and trademarks whose assignment or transfer to the Purchaser is contemplated by the Transaction Documents, and each in the agreed form.

“Intercompany Contract” means any Contract between one (1) or more members of the Seller’s Group on the one hand and one (1) or more EDS Entities on the other hand, except for the Ancillary Agreements.

“Intercompany Credit Amount” means the total of the amounts identified in the line items and ledger codes summing up to the line item “Intercompany Credit Amount” in Part II (Pro Forma Net Intercompany Statement) of Schedule 11 (Pro Forma Statements), all as determined on the basis of the Accounting Principles all expressed in euro as per the relevant entries in the relevant ledger accounts and the total amount converted to US Dollars in accordance with the provisions of Clause 25.1.10.

“Intercompany Debt Amount” means the total of the amounts identified in the line items and ledger codes summing up to the line item “Intercompany Debt Amount” in Part II (Pro Forma Net Intercompany Statement) of Schedule 11 (Pro Forma Statements), but excluding the amounts falling within the definition of Transferred Intercompany Receivables, all as determined on the basis of the Accounting Principles all expressed in euro as per the relevant entries in the relevant ledger accounts and the total amount converted to US Dollars in accordance with the provisions of Clause 25.1.10.

“Inventory Amount” means the value of all EDS Inventory accounted for in the line items and ledger codes summing up to the line item “Total Inventory (inc spares)” in Part I (Pro Forma Inventory Statement) of Schedule 11 (Pro Forma Statements), all as determined on the basis of the Accounting Principles all expressed in euro as per the relevant entries in the relevant ledger accounts and the total amount converted to US Dollars in accordance with the provisions of Clause 25.1.10.

“Inventory Statement” means an unaudited statement setting out the amount of the EDS Inventory as at the Effective Time prepared in the same format as the pro forma

Inventory Statement set out in Part I (Pro Forma Inventory Statement) of Schedule 11 (Pro Forma Statements), as prepared and agreed or determined in accordance with Clause 6 (Post-Completion Adjustment).

“Italian VAT Refund” means, with respect to Huntsman Surface Sciences Italia s.r.l, the VAT refund receivable for the calendar year 2013 in the amount of EUR 2,289,000.

“Know-How” means all non-public technical information, knowledge and expertise (including information comprised in formulae, techniques, designs, specifications, drawings and associated data, design manuals, analysis, calculations, design rules, design standards, components, lists, manuals, instructions, catalogues, computation models, process descriptions, process manuals, recipes, ingredients, software (including object and source codes), inventions, trials, experiments, research and technology results, statistics and data) relating (without limitation) to the composition, formulation, design, development, production, manufacture, use, repair, maintenance, monitoring, recording, controlling, storage, delivery, sale or marketing of any product, process or service, including any such information relating to tooling design and quality control and whether or not in documented or electronic form.

“Law” means any applicable statute, law, code, ordinance, rule, directive or regulation or other legal requirement of any Governmental Authority.

“Liabilities” means all debt, liabilities, guarantees, Actions, duties and obligations of every description, whether deriving from Contract, common law, Law or otherwise, whether known or unknown, reported or unreported, whether arising in the Ordinary Course of business or otherwise (including through intent, wilful recklessness, negligence, fraud or other violation of Law), present or future, actual or contingent, ascertained or unascertained, disputed or undisputed and whether owed or incurred severally or jointly or as principal or surety and “Liability” means any one of them or the relevant one of them, as the context requires.

“List of EDS Employees” means the list of EDS Employees provided by the Seller to the Purchaser on or before the Completion Date.

“Local Business Transfer Agreements” means the local business transfer agreements, local share transfer agreement, demerger, spin-off, contribution in kind and other similar agreements, documents or instruments to be entered into between a member of the Purchaser’s Group, on the one hand, and a member of the Seller’s Group, on the other hand, pursuant to which the EDS Shares, the EDS Assets and EDS Liabilities are to be sold and Conveyed to the Purchaser or relevant member of the Purchaser’s Group in order to effect the terms of this Agreement, but excluding any Ancillary Agreement, and “Local Business Transfer Agreement” means any one of them or the relevant one of them, as the context may require.

“Long Stop Time” means 17h00 CET on 31 January 2017.

“Losses” means all reasonably foreseeable damage, losses, Liabilities, costs and expenses incurred as a result of a breach of this Agreement, including reasonable legal and other professional adviser’s costs and expenses, but excluding any of the foregoing assessed, according to the applicable law, to be too remote or insufficiently causally linked to the relevant breach and excluding any punitive or exemplary damages or consequential damages and excluding any loss of profit, loss of revenue, loss of Contract, loss of goodwill and loss of claim, it being understood that there shall be no double counting and no multiplier (despite any multiplier that may have been used in determining the Enterprise Value) and that the foregoing definition is without prejudice to the limitations of liability agreed in this Agreement including those set out in Schedule 8 (Limitation of the Seller’s Liability).

“Management Presentation” means the written presentation entitled “Project Shamrock Management Presentation” dated 1 June 2016 and the written appendix thereto entitled “Project Shamrock Management Presentation Appendix” dated 10 June 2016, copies of which are included in the Data Room.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, either alone or in any combination, has or is reasonably likely to have a material and adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the EDS Business taken as a whole, provided that in no event shall any of the following be taken into account (alone or in combination with any other event identified in this provision) in determining whether there has been such a Material Adverse Effect:

(a)                                 any change in Law or accounting standards or interpretations or enforcement thereof applicable to the EDS Business;

(b)                                 any change in economic or business conditions or industry-wide or financial market conditions generally;

(c)                                  any currency exchange rate fluctuations;

(d)                                 any political conditions (including effects arising out of acts of terrorism, sabotage, armed hostilities or war), natural disasters or other force majeure events;

(e)                                  any loss of customers or suppliers of, or employees to, the EDS Business as a result of the execution of this Agreement or the announcement of the transactions contemplated hereby;

(f)                                   any actions by any member of the Seller’s Group or any of the EDS Entities required to be taken to consummate the Transaction contemplated by this Agreement, including the Disentanglement, in accordance with the terms and conditions as set out herein, or taken with the prior written consent of the Purchaser; and

(g)                                  the failure of the EDS Business (including any of the EDS Entities) to meet any estimates or expectations of revenue, earnings or other financial performance or results of operations for any period or any failure by the EDS Business (including any of the EDS Entities) to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, except that this paragraph (g) shall not prevent or otherwise affect a determination that any effect underlying such failure (unless otherwise excluded under the other provisions of this definition) has resulted in, or contributed to, a Material Adverse Effect.

“Material Contracts” means any written Contract to which any member of the Seller’s Group or any of the EDS Entities is a party and which has been entered into in the course of conducting the EDS Business and that falls into one or more of the following categories:

(a)                                 a Contract which contains a “most-favoured-nation” provision;

(b)                                 a Contract which prohibits any EDS Entity from freely manufacturing, distributing, selling or using EDS Products within the Territories;

(c)                                  a Contract without which the EDS Business as a whole cannot be operated in the Ordinary Course; or

(d)                                 a Contract, which after the Effective Time, will be binding upon any of the EDS Entities and that has an aggregate future liability (or cost), receivable (or revenue), as the case may be, in excess of US$ 1,000,000 (in words: one million United States dollars) in any calendar year and is not terminable by the relevant EDS Entity by notice of not more than ninety (90) Business Days without incurring any Liability.

“Merger Control Filings” means all pre-notifications, notifications, filings and submissions to any applicable Governmental Authorities pursuant to any Competition Law applicable to the Transaction.

“Migration” means that responsibility for the Services (as defined in the Transitional Services Agreement) has transferred to the Purchaser’s Group or the Purchaser’s nominees, and members of the Purchaser’s Group are no longer reliant on, or use, any of the Sellers’ Group’s resources for the provision of the Services (as defined in the Transitional Services Agreement).

“Migration Assistance” means the assistance that the relevant members of the Seller’s Group will agree to provide to the relevant members of the Purchaser’s Group in connection with Migration, in accordance with the Migration Plan and with the Transitional Services Agreement.

“Migration Costs” means all direct out-of-pocket costs and expenses reasonably incurred before or after Completion by any member of the Seller’s Group or any of the EDS Entities in achieving Migration, as well as all investments made in Information Technology solely for the benefit of the EDS Business pursuant to the Day 1 Transition Plan or the Migration Plan, including the direct out-of-pocket costs and expenses of preparing and implementing the Day 1 Transition Plan and the Migration Plan and of obtaining any required Third Party Consents or licences (in each case excluding any part thereof which represents recoverable VAT), but excluding Charges (as defined in the Transitional Services Agreement) payable by members of the Purchaser’s Group under the Transitional Services Agreement, which amount, from the date falling 6 months from the Completion Date (as regards Information Technology-related services, 9 months after the Completion Date), shall include a surcharge of 10% unless otherwise agreed by the Parties, but always excluding the cost of any Third Party Consents (as defined in the Transitional Services Agreements), or Third Party Substitute Contract costs, in each case which relate to services provided under the Reverse Transitional Services Agreement.

“Migration Plan” means a detailed critical path migration plan that identifies the processes, timescales, milestones and safeguards for Migration, as well as the Migration Assistance to be provided by members of the Seller’s Group, and identifies the employees and third parties (including consultants, where known) (and their charge out rates or a bona fide estimate thereof if not known) that are anticipated to be retained or contracted with by the Seller and its Affiliates solely for the purposes of implementing the Migration Plan and/or providing services under the Transitional Services Agreement, as agreed in accordance with Clause 7.19 and as may be updated by the Parties from time to time.  This plan shall also include a plan for Reverse Migration (as well as Reverse Migration Assistance (as each of these terms is defined in the Reverse Transitional Services Agreement)).

“Money Purchase Benefits” means benefits that, if the Pension Plan were established in the UK, would fall within the definition of “Money Purchase Benefits” given in section 181 of the UK Pension Schemes Act 1993.

“Netherlands VAT Amount” means US$ 1,995,000.

“Net Intercompany Amount” means the aggregate amount (expressed as an absolute value) of the Intercompany Credit Amount minus the aggregate amount (expressed as an absolute value) of the Intercompany Debt Amount.

“Net Intercompany Statement” means an unaudited statement setting out the amount of the Net Intercompany Amount and the Transferred Intercompany Receivables as at the Effective Time prepared in the same format as the pro forma Net Intercompany Statement set out in Part II (Pro Forma Net Intercompany Statement) of Schedule 11 (Pro Forma Statements) as prepared and agreed or determined in accordance with Clause 6 (Post-Completion Adjustment).

“Net Receivables Amount” means US$20,116,000.

“Net Receivables Statement” means an unaudited statement setting out the amount of the Net Receivables as at the Effective Time prepared in the same format as the pro forma Net Receivables statement set out in Part V (Pro Forma Net Receivables Statement) of Schedule 11 (Pro Forma Statements) as prepared and agreed or determined in accordance with Clause 6 (Post-Completion Adjustment).

“Non-Automatic Transfer EDS Employees” has the meaning given to it in paragraph 2.3 of Schedule 25 (Employee Matters).

“Non-Exclusive Information” means any information in the possession or under the control of any member of the Seller’s Group or any EDS Entity which is not exclusively used in relation to the EDS Business other than Retained Know-How.

“Notice of Third Party Claim” has the meaning given to it in paragraph 1.1, Part II (Conduct of Claims) of Schedule 8 (Limitation of the Seller’s Liability).

“Notices” has the meaning given to it in Clause 21.1.

“Notification and Consultation Matters” means the relevant notification, information, consultation or advice procedures as required by applicable Law, applicable collective bargaining agreement and/or works council agreements in relation to the Transaction and all Ancillary Agreements.

“Objections Statement” has the meaning given to it in Clause 6.3.

“Option Agreement” means the Exclusivity and Put Option Agreement, dated 29 July 2016, by and between Seller and Purchaser.

“Ordinary Course” means, with respect to an action taken by any person, an action that is in all material respects consistent in nature, scope and magnitude with the past practices of such person and its Affiliates and is taken in the ordinary course of the normal operations of such person and its Affiliates.

“Organisational Documents” means the organisational or constitutional documents in respect of a person, including: (i) the articles of association and memoranda of association, by-laws, board rules or regulations, policies adopted by the board and the like; and (ii) joint venture agreements, shareholders’ agreements or any similar type of agreement, in each case as the same may be amended from time to time.

“Party” and “Parties” have the meaning given to those terms in the heading to this Agreement.

“Patent and Know-How Licence Agreement” means the patent and know-how licence agreement to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or members of the Purchaser’s Group at Completion in the agreed form.

“Pension Benefits” means any pension, lump sum, gratuity, allowance or other similar benefit (including individual pension commitments, “jubilee” pension benefits, old age part-time schemes (“altersteilzeit”) and retirement and termination indemnity arrangements) payable on or in connection with retirement, death, termination of employment (whether voluntary or not) or on the attainment of a particular age or a particular number of years’ service.

“Pension Plans” means each of the Transferring Pension Plans and the Retained Pension Plans.

“Permit” means any permit, licence, registration, order, clearance, approval, certificate, qualification or other authorisation of any Governmental Authority.

“Permitted Assignee” has the meaning given to it in Clause 20.18.

“Permitted Encumbrance” means any Third Party Right that may arise from or exist under (i) the Organisational Documents in respect of any EDS Entity or to which any of the EDS Entities is a party (to the extent Disclosed), (ii) this Agreement or any

Transaction Document, (iii) any zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which are not being violated by the current use of the property and which do not materially interfere with the use of the property in the EDS Business, (iv) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Third Party Rights arising or incurred in the Ordinary Course of the EDS Business, and (v) any liens on any leased property used by the EDS Business in favour of the landlord of such leased property, whether contractual, statutory or otherwise.

“Permitted Transactions” means the Permitted Transactions set out in Schedule 4 (Permitted Transactions).

“Polish Savings Plan” means the savings plan operated for the Seller’s Group by ING in Poland.

“Polyol Toll Agreement” means the toll manufacturing agreement to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or members of the Purchaser’s Group at Completion in the agreed form.

“Proceeding” means any civil, criminal, arbitration, administrative or other proceeding.

“Product Liability” means a Liability arising out of death, personal injury or damage to property solely caused by a defective product sold, supplied or provided by an EDS Entity or by a member of the Seller’s Group in carrying on the EDS Business.

“Project Athena” means the business restructuring programme carried out by the EDS Entities and/or in relation to the EDS Business in or around 2014 known as Project Athena.

“Purchase Price” means the Estimated Purchase Price as adjusted in accordance with Clause 6 (Post-Completion Adjustment).

“Purchase Price Statement” means an unaudited statement setting out the amount of the final Purchase Price as at the Effective Time prepared in accordance with Clause 6 (Post-Completion Adjustment).

“Purchaser” has the meaning given to it in the heading of this Agreement.

“Purchaser Wrong Pocket Asset” means any EDS Asset or EDS Liability held by any member of the Seller’s Group.

“Purchaser’s Group” means the Purchaser and each of its Affiliates from time to time, and includes the EDS Entities with effect from Completion.

“Purchaser’s Nominated Account” means the bank account(s) in the name of the Purchaser or Designated Purchaser nominated by the Purchaser in writing for the receipt of any amounts due to it under Clause 6.9, such nomination to be made not less than three (3) Business Days before the due date for such payment.

“Purchaser’s Relief” means: (i) Relief which arises to an EDS Entity in respect of an Event occurring after Completion or in respect of a period or part of a period commencing after Completion; or (ii) any Relief, whenever arising, of the Purchaser or any member of the Purchaser’s Group (excluding the EDS Entities, which fall under (i)).

“Purchaser’s Warranties” means each of the warranties made by the Purchaser to the Seller as set out in Clause 10 (Purchaser’s Warranties and Acknowledgements).

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a right, lessor, sublessor, lessee, sublessee or otherwise.

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment, credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise.

“Representatives” means, with respect to any person, that person’s directors, officers, employees, advisers and agents.

“Retained Assets” means all Assets, rights, Actions and Contracts owned or held for use by (i) any member of the Seller’s Group and which are not explicitly listed in the definition of EDS Assets or (ii) any of the EDS Entities and which relate to the Retained Business, and in any event including the following:

(a)                                 all Accounts Receivable;

(b)                                 all Retained Inventory;

(c)                                  all Assets to the extent relating to (i) the textile effects business of the Seller’s Group, or (ii) the corporate shared service functions of the Seller’s Group;

(d)                                 all Retained Know-How;

(e)                                  all Intellectual Property, goodwill and intangible assets relating to the products that are the subject of any of the Toll Manufacturing Agreements;

(f)                                   all Intellectual Property, goodwill and intangible assets relating to the products that are the subject of the Exclusive Product Sales Agreement;

(g)                                  all Intellectual Property to the extent not exclusively used in relation to the EDS Business;

(h)                                 all Information Technology which is not covered by the definition of EDS IT Systems;

(i)                                     all Non-Exclusive Information;

(j)                                    all the Retained Claims;

(k)                                 all the issued and outstanding shares and other equity interests in Huntsman Patrica S.r.l., Technoelastomeri S.r.l. and Softech Solution S.r.l.; and

(l)                                     any VAT receivable, refund or repayment held by Huntsman Holland B.V.

in all cases subject to the specific arrangements set out in the Transaction Documents and “Retained Asset” means any of these assets or the relevant one of them, as the context requires.

“Retained Belgian Pension Schemes” means the Belgian CB Pension Scheme and the Belgian DC Bonus Pension Scheme.

“Retained Business” means:

(a)                                 in respect of any member of the Seller’s Group, all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to Completion by any member of the Seller’s Group (to the extent not included in the definition of the EDS Business); and

(b)                                 in respect of any of the EDS Entities: (i) all businesses and operations relating to (A) the textile effects business of the Seller’s Group, or (B) the corporate shared service functions of the Seller’s Group; and (ii) all businesses and operations relating to manufacturing, producing, selling and marketing of Shared Products under trademarks that are not EDS Trademarks.

“Retained Claims” means the benefit of all rights and claims arising to the extent they relate to the carrying on of the Retained Business (whether arising on, prior to or after Completion) but excluding rights and claims to the extent that they relate to any of the EDS Business, EDS Assets or EDS Liabilities.

“Retained Inventory” means:

(a)                                 all inventory of raw materials, work in progress and finished goods in each case to the extent associated with the range of products tolled under the Sulfonation Toll Agreement or the Polyol Toll Agreement; and

(b)                                 all inventory of finished goods to the extent associated with the range of products that are the subject of the Dispersants Agreement or the Exclusive Product Sales Agreement.

“Retained Know-How” means all Know-How which is not EDS Know-How.

“Retained Liabilities” means any Liability of: (i) any member of the Seller’s Group existing immediately prior to Completion other than EDS Liabilities, excluding any Liability arising for a member of the Seller’s Group as a result of it acting as guarantor or surety for an EDS Liability; and (ii) any EDS Entity existing immediately prior to Completion incurred in connection with the Retained Business, including in any event each of the following:

(a)                                 all Accounts Payable;

(b)                                 all Liabilities to the extent arising out of, relating to or otherwise in connection with the Retained Business;

(c)                                  all Liabilities to the extent arising out of, relating to or otherwise in connection with any Retained Assets;

(d)                                 all Liabilities to the extent relating to (i) the textile effects business of the Seller’s Group, or (ii) the corporate shared service functions of the Seller’s Group; and

(e)                                  the Guaranty entered into by Huntsman Surface Sciences Italia S.r.l. in connection with the environmental agreement associated with the sale of the Patrica site by its subsidiary Huntsman Patrica S.r.l.;

and, in each case, Liabilities to provide or otherwise fund Pension Benefits shall only be included to the extent that they remain Liabilities of the Seller’s Group by operation of Law in the relevant jurisdiction, subject to the provisions of Schedule 26 (Pension Plans), and “Retained Liability” means any one of the foregoing or the relevant one of them, as the context may require.

“Retained Liability Indemnity” has the meaning as set out in Clause 11.6.

“Retained Pension Plans” means the Retained Belgian Pension Schemes, the Retained UK Pension Plans and the Stichting Pensioenfonds Huntsman Rozenburg plan.

“Retained UK Pension Plans” means the UK Pension Scheme and the UK DC Plan.

“Reverse Transitional Services Agreement” means the reverse transitional services agreement to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or the Purchaser’s Group at Completion in the agreed form.

“Reverse Transitional Services” means the services to be provided by the relevant members of the Purchaser’s Group in accordance with the Reverse Transitional Services Agreement.

“Rhodia Assignment Agreement” means the assignment agreement for the assignment of the Rhodia environmental covenant contained in schedule 17 to the sale and purchase agreement dated 27 February 2001 between, among others, Albright & Wilson Overseas Limited, Rhodia Holdings Limited and Huntsman International LLC, such assignment agreement to be entered into between Huntsman International LLC and the Purchaser at Completion in the agreed form.

“Russian Savings Plan” means the internal savings arrangements operated by the Seller’s Group in Russia.

“Seller” has the meaning given to it in the heading of this Agreement.

“Seller Acquirer” has the meaning given to it in Clause 16.8.2.

“Seller Licensed IP” has the meaning given to it in paragraph 14.2 of Schedule 7 (Seller’s Warranties).

“Seller Migration Costs” means: (i) all of the costs of the Seller and its Affiliates relating to their employees’ work on the Day 1 Transition Preparation and Migration up to and including Completion; (ii) from the Completion Date until the date falling six months after Completion(or as regards Information Technology-related services, nine months after Completion), all of the costs of the Seller and its Affiliates relating to their employees’ work on Migration but excluding the costs of any employees that are retained solely for the purposes of implementing the Migration Plan and/or the provision of services under the Transitional Services Agreement; and (iii) after the date falling six or nine months after Completion (as applicable), none of the costs incurred by the Seller or its Affiliates.

“Seller Wrong Pocket Asset” means any Retained Asset or Retained Liability held by any member of the Purchaser’s Group.

“Seller’s Group” means the Seller and each of its Affiliates from time to time other than the EDS Entities.

“Seller’s Knowledge” means, with respect to any fact or matter, the Actual Knowledge of the persons listed in Schedule 27 (Seller’s Knowledge) in respect of those matters set out opposite the relevant person’s name in that Schedule, and shall carry no requirement to make enquiries of any other person save as expressly indicated in Schedule 27 (Seller’s Knowledge).

“Seller’s Nominated Account” means the bank account(s) in the name of the Seller or Designated Seller nominated by the Seller in writing for the receipt of the Completion Payment Amount and any payments under Clause 6.9 or any other provision of this Agreement, such nomination to be made not less than three (3) Business Days before the due date for the relevant payments.

“Seller’s Warranties” means each of the warranties made by the Seller to the Purchaser as set out in Clause 9.1 and in Schedule 7 (Seller’s Warranties) to this Agreement.

“Shared Business Contracts” means the Contracts between Seller or any of its Affiliates, on the one hand, and unrelated third parties, on the other hand, that are related but not exclusively related to the EDS Business and listed in Schedule 22 (Shared Business Contracts).

“Shared Products” means those EDS Products which are made with ethylene oxide, propylene oxide or butylene oxide and/or mixtures thereof.

“Sharing Arrangements” means the arrangements contemplated in Clauses 15.7 and 15.8 in relation to Shared Business Contracts.

“Signing” means the signing by the Parties of the Option Agreement.

“Signing Date” means the date of Signing.

“Software” means computer software, whether in source or in object code, including but not limited to systems software, operational software, application software, interfaces and/or firmware, and all updates, upgrades and/or new versions thereto.

“Stock Take” has the meaning given to in Clause 5.7.

“Sulfonation Toll Agreement” means the toll manufacturing agreement to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or members of the Purchaser’s Group at Completion in the agreed form.

“Target Inventory Amount” means EUR 19,500,000 (nineteen million five hundred thousand euros).

“Target Working Capital Amount” means EUR (10,500,000) (minus ten million five hundred thousand euros), which the Parties acknowledge represents a net liability.

“Tax” and “Taxation” mean any form of taxation and any levy, duty, charge, contribution, social contribution, withholding or impost in the nature of taxation, imposed by, or payable to, a Tax Authority (including any related fine, penalty, or interest) and any fine or penalty arising from the failure to file a Tax Return.

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, exercising a fiscal, revenue, customs or excise function.

“Tax Benefit” means: (i) any refund of Tax received, and (ii) any reduction of a liability to make an actual payment in respect of Tax (other than for deferred Tax).

“Tax Claim” means any claim against the Seller arising from or under Schedule 13 (Tax Matters) or from a breach of any of the Seller’s Warranties contained in paragraph 19 (Taxation) of Schedule 7 (Seller’s Warranties).

“Tax Liability” means a liability of an EDS Entity to make an actual payment (or an increased payment) of, or in respect of, Tax whether or not: (a) the same is a primary liability of the Purchaser or one of the EDS Entities; and (b) an EDS Entity or the Purchaser has, or may have, any right of reimbursement against any other person or persons.

“Tax Return” means any filing, computation, election, surrender, disclaimer, consent, return, declaration, report or information return relating to Tax (including any IFU return 2561 formal return or DAS2 form, and/or form provided for by Article 54 Septies of the French Code general des impóts), including any schedule or attachments thereto, and including any amendment thereof.

“Territory” means Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Egypt, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Israel, Italy, Latvia, Lithuania, Luxembourg, Malta, Morocco, The Netherlands, Norway, Poland, Portugal, Romania, Russia, Saudi Arabia, South Africa, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Turkey, and the United Kingdom.

“Third Party Claim” has the meaning given to it in paragraph 1.1, Part II (Conduct of Claims) of Schedule 8 (Limitation of the Seller’s Liability).

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Governmental Authority or any other person other than a member of the Seller’s Group or a member of the Purchaser’s

Group to effect Completion in all material respects, and “Third Party Consent” means any one of them or the relevant one of them, as the context requires.

“Third Party Right” means any mortgage, charge, pledge, lien, attachment, right of usufruct, option, right of first refusal, right of pre-emption, easement, third-party right or interest, reservation of ownership, licence, other encumbrance or security interests of any kind, or any other type of arrangement having similar effect, in each case arising under any Contract or otherwise and in favour of any person other than an EDS Entity, in each case other than Intellectual Property.

“Third Party Sum” has the meaning given to it in paragraph 11.1.2, Part II (Conduct of Claims) of Schedule 8 (Limitation of the Seller’s Liability).

“Toll Manufacturing Agreements” means the Sulfonation Toll Agreement, the Polyol Toll Agreement and the Dispersants Agreement.

“Transaction” means transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Confidentiality Agreement and any other documents designated as such in this Agreement.

“Transferred Intercompany Receivables” means:

(a)                                 the claims of Vantico Group S.a r.l against Huntsman Surface Sciences (Italia) s.r.l. as at Effective Time and as they appear in the Net Intercompany Statement under the heading “Long Term Loans”;

(b)                                 the claims of Huntsman Investments (Netherlands) B.V. against Huntsman Performance Products Spain S.L. as at Effective Time and as they appear in the Net Intercompany Statement under the heading “Long Term Loans”; and

(c)                                  the claims of Huntsman Holdings (UK) Ltd against Huntsman Saint-Mihiel S.A.S as at Effective Time and as they appear in the Net Intercompany Statement under the heading “Long Term Loans”, in each case, to the extent not discharged on or prior to Completion.

“Transferring Belgian Pension Scheme” means the Belgian DB Pension Scheme.

“Transferring Pension Plans” means the Transferring Belgian Pension Scheme, the French arrangement known as the “indemnité de départ à la retraite”, the Italian dedicated supplementary Pension Fund (FONCHIM) provided under the National Collective Bargaining Agreement for the Employees of the Chemical Industry sector and the Italian dedicated supplementary Pension Fund (PREVINDAI) established under the National Collective Bargaining Agreement for Managers of the Industrial Sector in relation to Management Personnel (Dirigenti) of Companies which belong to the Industrial sector.

“Transitional Services Agreement” means the transitional services agreement to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities or the Purchaser’s Group at Completion in the agreed form.

“Transitional Services” means the services to be provided by the relevant members of the Seller’s Group in accordance with the Transitional Services Agreement.

“Transitional Services Agreements” means, collectively, the Transitional Services Agreement and the Reverse Transitional Services Agreement.

“Transitional Trademark Licence Agreement” means the transitional trademark licence agreement to be entered into between one (1) or more members of the Seller’s Group and one (1) or more EDS Entities at Completion in the agreed form.

“Truck Park Capital Project” has the meaning given to it in Clause 7.31.

“UK DC Plan” means the Huntsman UK Pension Plan provided through Legal & General.

“UK Pension Scheme” means the Huntsman Pension Scheme established in the UK.

“US GAAP” means the generally accepted accounting principles (GAAP) as set forth by the Financial Accounting Standards Board and other relevant US institutions and implemented by Huntsman Corporation in preparing its consolidated annual accounts for the period ended on 31 December 2015.

“VAT” means (i) any tax imposed in compliance with the VAT Directive and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (i), or imposed elsewhere (including any value added tax, turnover tax, sales tax, use tax, goods and services tax and consumption tax).

“VAT Directive” means the council directive of 28 November 2006 on the common system of the value added tax (EC Directive 2006/112).

“Warranty Claim” means a claim by Purchaser under or pursuant to the provisions of this Agreement in relation to a Seller’s Warranty.

“Worker” means any individual who is not employed by any EDS Entity or any member of the Seller’s Group but who is engaged by any EDS Entity or by any member of the Seller’s Group and who, in each case, is providing services either to any member of the Seller’s Group in respect of the EDS Business or to any EDS Entity.

“Working Capital Amount” means, as of the Completion Accounts Date, the current assets identified in the line items and ledger codes summing up to the line item “Current Assets Total” in Part IV (Pro Forma Working Capital Statement) of Schedule 11 (Pro Forma Statements) minus the current liabilities identified in the line items and ledger codes summing up to the line item “Current Liabilities Total” in Part IV (Pro Forma Working Capital Statement) of Schedule 11 (Pro Forma Statements), all as determined on the basis of the Accounting Principles all expressed in euro as per the relevant entries in the relevant ledger accounts and the total amount converted to US Dollars in accordance with the provisions of Clause 25.1.9.

“Working Capital Relief” means a VAT refund, repayment, credit or receivable which has been taken into account in computing the net VAT receivable which has been included as an asset in the Working Capital Amount.

“Working Capital Statement” means an unaudited statement setting out the amount of the Working Capital for the EDS Business as at the Effective Time prepared in the same format as the pro forma Working Capital Statement set out in Part IV (Pro Forma Working Capital Statement) of Schedule 11 (Pro Forma Statements), as prepared and agreed or determined in accordance with Clause 6 (Post-Completion Adjustment).

“Wilmar SPA” means the purchase and sale agreement regarding the French surfactants business entered into between the Seller and Wilmar Europe Holdings B.V. dated 21 May 2014.

“WP Objection Notice” has the meaning given to it in Clause 15.4.

“WP Statement” has the meaning given to it in Clause 15.3.3.

“Wrong Pocket Assets” means (i) the Seller Wrong Pocket Asset and (ii) the Purchaser Wrong Pocket Asset, together.

“Wrong Pockets Adjustments” has the meaning given to it in Clause 15.3.

2.                                      SALE AND PURCHASE OF EDS SHARES AND EDS ASSETS AND ASSUMPTION OF EDS LIABILITIES

Sale of EDS Shares and EDS Assets

2.1                               Except to the extent provided in Clauses 2.6 through 2.9, on the terms and conditions of this Agreement, the Seller hereby sells (or will cause the Designated Seller to sell) the EDS Shares free from all Third Party Rights (other than those in the Organisational Documents of the EDS Entities to the extent Disclosed) and the EDS Assets free from all Third Party Rights (excluding Permitted Encumbrances) to the Purchaser (or the applicable Designated Purchaser) and the Purchaser hereby purchases (or will cause the applicable Designated Purchaser to purchase) the EDS Shares and the EDS Assets as a going concern from the Seller (or the applicable Designated Seller).

2.2                               Subject to the satisfaction or waiver of the Conditions in accordance with Clause 4 (Conditions to Completion and Termination Rights) and except to the extent provided in Clauses 2.6 through 2.9, the Seller shall, at Completion, Convey (or will cause the applicable Designated Seller to Convey) the EDS Shares free from all Third Party Rights (other than those in the Organisational Documents of the EDS Entities to the extent Disclosed) and the EDS Assets free from all Third Party Rights (excluding Permitted Encumbrances) to the Purchaser (or the applicable Designated Purchaser), and the Purchaser (or the applicable Designated Purchaser) shall accept Conveyance of the EDS Shares and the EDS Assets against payment of the Completion Payment Amount, all in the manner as further set out in Clause 5 (Completion).

2.3                               The Seller hereby irrevocably and unconditionally waives, and shall procure that each member of the Seller’s Group shall irrevocably and unconditionally waive, any and all rights of pre-emption that it or they may have in respect of the sale of the EDS Shares to the Purchaser (or the applicable Designated Purchaser) in accordance with the terms of this Agreement whether under the Organisational Documents of the EDS Entities or otherwise.

Assumption of EDS Liabilities

2.4                               On the terms and subject to the conditions set forth in this Agreement, at Completion, the Seller will assign (or will cause any applicable member of the Seller’s Group to assign) to the Purchaser (or the applicable Designated Purchaser), and the Purchaser (or the applicable Designated Purchaser) will assume, perform and fulfil when due and, to the extent applicable, comply with, or will cause each member of the Purchaser’s Group to assume, including by means of retention by the applicable EDS Entity, perform and fulfil when due and, to the extent applicable, comply with, all of the EDS Liabilities, in accordance with their respective terms and the terms set forth in this Agreement.

Transfer of Retained Assets; Assumption of Retained Liabilities

2.5                               On the terms and subject to the conditions set forth in this Agreement, prior to Completion:

2.5.1                     except to the extent provided in Clauses 2.6 through 2.9, the Seller will cause each of the relevant EDS Entities to Convey to the Seller or another member of the Seller’s Group any Retained Assets that it owns, leases or has any right to use, and the Seller will accept from the relevant EDS Entity, and will cause the applicable member of the Seller’s Group to accept from the relevant EDS Entities, all such respective right, title and interest in and to any and all of such Retained Assets; and

2.5.2                     the Seller will cause the relevant EDS Entities to assign any Retained Liabilities for which it is otherwise responsible to the Seller or another member of the Seller’s Group.

The Seller will assume, perform and fulfil when due, and to the extent applicable, comply with, or will cause the applicable member of the Seller’s Group to assume, perform and fulfil when due and, to the extent applicable, comply with, all Retained Liabilities in accordance with their respective terms.

Transfers in Violation of Governmental Order, Law or Required Consents

2.6                               If and to the extent that the valid, complete and perfected Conveyance of any EDS Asset pursuant to Clauses 2.1 or 2.2 or of any Retained Asset pursuant to Clause 2.5.1 would be a violation of applicable Governmental Order or Law, or require any Third Party Consent in connection with the Transaction that has not been waived, lifted or obtained as of Completion, then, despite any other provision of this Agreement, the Conveyance of any such EDS Assets or Retained Assets will automatically be deferred and no Conveyance will occur until all legal impediments are removed or such Third Party Consents have been obtained; provided and except that each of the

Seller and the Purchaser hereby waive compliance by each of their respective Affiliates with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the EDS Assets and Retained Assets to any member of the Seller’s Group or the Purchaser’s Group, as applicable.

2.7                               Despite Clause 2.6, any such EDS Asset or Retained Asset will still be considered an EDS Asset or Retained Asset, as applicable, and:

2.7.1                     the person retaining such Asset (the “Holding Party”) will, effective as of Completion:

(a)                                 hold and comply (in a manner consistent with the Ordinary Course) with the terms and provisions of or relating to, such EDS Asset or Retained Asset, as applicable, on behalf and for the benefit, insofar as reasonably possible, of the person entitled to such Asset under this Agreement (the “Entitled Party”) (and at the Entitled Party’s sole cost and expense) until the consummation of the Conveyance of such Assets;

(b)                                 cooperate with the Entitled Party under this Agreement (and at the Entitled Party’s sole cost and expense) in any reasonable and lawful arrangements designed to provide the benefits of such EDS Asset or Retained Asset until the consummation of the Conveyance of such Asset; and

(c)                                  enforce, at the request of the Entitled Party under this Agreement (and at the Entitled Party’s sole cost and expense and subject to the provision by the Entitled Party of an indemnity in favour of the Holding Party in respect of any losses which may be incurred by the Holding Party in connection with such enforcement on terms reasonably satisfactory to the Holding Party) any rights of the Holding Party’s or the Holding Party’s Affiliates under or arising from such EDS Asset or Retained Asset, as applicable, against any third party, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Entitled Party under this Agreement until the consummation of the Conveyance of such Asset;

2.7.2                     the Entitled Party will be entitled to receive all money becoming due and payable under and other benefits derived from such EDS Asset or Retained Asset, as applicable (less any Taxes for which the other Party is required to account in respect thereof and plus an amount equal to any Relief which such other Party obtains in passing on such money to the Entitled Party); and

2.7.3                     subject to Clause 2.8, the Estimated Purchase Price, the Completion Payment Amount and the Purchase Price shall nevertheless be determined in accordance with the provisions of Clauses 5 (Completion) and 6 (Post-Completion Adjustment) and on the basis as if Conveyance such EDS Asset and Retained Asset had been capable of being Conveyed as of the Completion Date.

2.8                               The Parties will use their respective commercially reasonable efforts to:

2.8.1                     continue to seek to remove any legal impediments and/or secure any Third Party Consents necessary to Convey such Asset; and

2.8.2                     develop and implement arrangements to place the person entitled under this Agreement to receive such Asset, insofar as reasonably possible, in the same position as if such Asset had been Conveyed as contemplated by this Agreement and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax impact in respect thereof and control and command over such Asset, are to inure from and after the Effective Time to such person.

As part of each Party’s obligations hereunder, such Party shall permit (to the extent permitted by Law) the other Party and members of the Purchaser’s Group and Seller’s Group, as applicable, to participate in any discussions or meetings with, any Governmental Authority or any party to any contract that constitutes an EDS Asset or Retained Asset, as applicable, and pursuant to which a Third Party Consent is necessary to permit the Conveyance of such EDS Asset or Retained Asset.

2.9                               Any operational costs and out-of-pocket costs properly incurred and evidenced in complying with Clause 2.8, including any payment or fee required to be made to such counterparty in exchange for the grant of such consent, will be shared evenly between the Seller and the Purchaser or as otherwise agreed between the Seller and the Purchaser. Neither the Seller nor the Purchaser will make or commit to make any such payments or fees, or incur any non-de minimis out-of-pocket costs in complying with Clause 2.8 without the advance written consent of the other such Party (such consent not to be unreasonably withheld); provided that either Party may agree to or commit to make, any such payments or fees without such consent of the other Party but such payments or fees will then be at the sole cost of such Party making such agreement or commitment.

2.10                        If and when the legal or contractual impediments, the presence of which caused the deferral of Conveyance of any Asset pursuant to Clause 2.6 are removed or any Third Party Consents, the absence of which caused the deferral of transfer of any Asset pursuant to Clause 2.6, are obtained, the Conveyance of the applicable Asset will be effected in accordance with the terms of this Agreement. The obligations set forth in Clauses 2.6 through 2.10 (save for Clause 2.7.2) will terminate on the second anniversary of the Completion Date and any Assets not yet Conveyed then will be excluded from the Transaction without any adjustment to the Purchase Price.

3.                                      PURCHASE PRICE AND PAYMENT; ALLOCATION

Purchase Price

3.1                               The aggregate purchase price to be paid by the Purchaser to the Seller in consideration for the EDS Shares and the EDS Assets shall be an amount in cash equal to the Purchase Price, in addition to assumption or retention of the EDS Liabilities pursuant to Clause 2.4.

Payment

3.2                               Payment of the Purchase Price shall be effected in the manner contemplated in Clauses 5 (Completion) and 6 (Post-Completion Adjustment).

Purchase Price Allocation

3.3                               The preliminary allocation of the Purchase Price is as set out in Schedule 9 (Purchase Price Allocation).

3.4                               The allocation to EDS Intellectual Property shall not be adjusted.

3.5                               The allocation to EDS Inventory shall be adjusted to give effect to those adjustments to the Purchase Price arising from Clauses 5.2.3 or 5.2.4 (as applicable).

3.6                               The allocation to the Transferred Intercompany Receivables shall be the amount of the Transferred Intercompany Receivables as it appears on the Net Intercompany Statement converted to US Dollars in accordance with the provisions of Clause 25.1.10.

3.7                               Any other adjustment to the Purchase Price under this Agreement, including any adjustment pursuant to Clauses 5.2, 6.7 or 20.15, shall be allocated to the shares of Huntsman Performance Products Spain S.L..

3.8                               The allocation of the Purchase Price set out in Schedule 9 (Purchase Price Allocation), as adjusted pursuant to Clauses 3.4 to 3.7 shall be adopted by all relevant members of the Seller’s Group and all relevant member’s of the Purchaser’s Group for all relevant Tax reporting purposes.

4.                                      CONDITIONS TO COMPLETION AND TERMINATION RIGHTS

Conditions

4.1                               Completion is subject to the following Conditions being satisfied or waived by each Party (to the extent legally permitted) on or before the Long Stop Time:

4.1.1                     all Merger Control Filings to those Competition Authorities identified in Schedule 2 (Agreed Merger Control Filings) which are obligatory prior to Completion shall have been made, all waiting periods (including extensions thereof) with respect to such Merger Control Filings that are required to expire prior to Completion shall have expired and each of such Competition Authorities, to the extent required prior to Completion:

(a)                                 shall have given the approvals, consents or clearances required under relevant applicable Competition Laws for the Completion of the Transaction;

(b)                                 shall have rendered a decision stating that no clearance is required under the relevant Competition Laws for the Completion of the Transaction;

(c)                                  shall not have rendered a decision within the waiting period applicable under the relevant Competition Laws, where the failure to render a decision within such period is equivalent to the grant of clearance under the relevant Laws for the Completion of the Transaction; or

(d)                                 shall have referred the matter to any other competent authority in accordance with the relevant Competition Laws and clearance subsequently shall have been given by that other competent authority in accordance with Clauses 4.1.1(a), (b) or (c);

4.1.2                     no restraining and/or permanent Governmental Order shall have been entered and remain in effect immediately prior to Completion, and no Law shall have been enacted, entered, enforced or promulgated by any Governmental Authority and be in effect immediately prior to Completion, which in either case would restrain, enjoin or otherwise prohibit Completion of the Transaction in accordance with the terms of this Agreement, except in all cases for a decision issued by or at the request of a Competition Authority to the extent it must be complied with by the Purchaser pursuant to and in accordance with Clause 4.2;

4.1.3                     the Seller, any member of the Seller’s Group and/or (as applicable) the EDS Entities having effected the Disentanglement in all material respects; and

4.1.4                     no Material Adverse Effect arising in the period from Signing up to and including satisfaction of the Competition Condition.

Competition Law Matters

4.2                               Clauses 4.3 to 4.8 apply to any Competition Law review of the Transaction by any Competition Authority, irrespective of whether they are covered by the Competition Condition.

4.3                               The responsibility for the preparation and filing of all Merger Control Filings and the conduct of Proceedings before the Competition Authorities rests with the Purchaser. The Purchaser agrees with the Seller that each member of the Purchaser’s Group shall:

4.3.1                     subject to the relevant members of the Seller’s Group and the relevant EDS Entities delivering to the Purchaser or its legal counsel all information in their possession and reasonably required in order to complete the relevant Merger Control Filings, and subject to Clause 4.3.8, file the complete relevant Merger Control Filings with each relevant Competition Authority as soon as practicable and in any event within fifteen (15) Business Days of this Agreement;

4.3.2                     subject to the relevant members of the Seller’s Group and the relevant EDS Entities delivering to the Purchaser or its legal counsel all information in their possession and reasonably required in order to answer any questions raised by any Competition Authority in connection with any Merger Control Filing, and subject to Clause 4.3.8, supply as promptly as practicable and in any event within any deadline applicable by Law to such questions, any additional information and documentation that may be requested by any Competition Authority in connection with any Merger Control Filings and generally take such steps as may be necessary to achieve satisfaction of the Competition

Condition as soon as possible after the date of this Agreement and in a first phase merger review process and in any event not later than the Long Stop Time;

4.3.3                     satisfy and procure that from Completion each member of the Purchaser’s Group shall satisfy any obligations and/or conditions imposed by any Competition Authority (or give written undertakings, in a form to the satisfaction of the relevant Competition Authority, to do so), including any requirement to dispose of any Assets, businesses and/or any member of the Purchaser’s Group, it being understood that the same shall not reduce the Purchase Price or change any of the terms of this Agreement; provided that neither the Purchaser nor any member of the Purchaser’s Group shall be required to dispose of any Asset, business (including any EDS Asset or EDS Business following Completion) and/or any member of the Purchaser’s Group which generated an annual EBITDA for the most recent calendar year as determined in accordance with US GAAP in excess of EUR 7,500,000 (seven million five hundred thousand euros);

4.3.4                     not make or agree to make and procure that each member of the Purchaser’s Group shall not make or agree to make any acquisition or investment or enter into any other transaction or undertake any other action which is reasonably likely to delay, impede or prejudice the fulfilment of the Competition Condition as soon as practicable after the date of this Agreement and in a first phase merger review process and in any event not later than the Long Stop Time; without limitation to the foregoing, the Purchaser covenants and undertakes to the Seller to procure that there shall be no direct or indirect issue or transfer of any equity or equity-related securities in any member of the Purchaser’s Group until after Completion other than any direct issue of securities by Innospec Inc;

4.3.5                     keep the Seller regularly and promptly informed on the status and progress of the relevant notifications with the Competition Authorities (including, where necessary, seeking to identify appropriate commitments to address any concerns identified by any Competition Authority) and to discuss with the Seller the scope, timing and tactics of any such commitments so as to enable the Seller (i) to regularly review and monitor the progress of the Purchaser’s compliance with this Clause 4.3 and (ii) to provide information and documents as referred to in Clause 4.4, with a view to obtaining clearance from any Competition Authority at the earliest reasonable opportunity;

4.3.6                     not agree to any undertakings towards any Competition Authority or any proposed order of any Competition Authority or take any other action to address any concerns raised by any Competition Authority without first consulting with the Seller in order to give the Seller and/or its legal counsel the right and opportunity to review and comment before a final decision is reached in respect of any such undertaking, order or action;

4.3.7                     give the Seller reasonable notice of and opportunity for it or any of its Representatives to attend all material meetings and be present during telephone calls with each Competition Authority (save to the extent that the relevant Competition Authority expressly requests that the Seller should not be present or represented at the meeting or part(s) of the meeting) and to make oral submissions at the meetings (or in telephone or other conversations);

4.3.8                     cooperate in good faith with the Seller and provide the Seller with drafts of all material written communications intended to be sent to any Competition Authority, give the Seller and/or its legal counsel the right and a reasonable opportunity to review and to comment on them and provide the Seller with final copies of all such communications, it being understood that (i) reasonable comments made by the Seller and/or its legal counsel, to the extent they relate to the EDS Entities and/or the EDS Business, shall be reasonably adopted by the Purchaser in the relevant communication, and (ii) to the extent such communication relates to the market definitions used, the same shall be approved in advance by the Seller or its legal counsel, which approval shall not be unreasonably withheld or delayed;

4.3.9                     bear the costs, fees and expenses associated with all Merger Control Filings and with procuring satisfaction of the Competition Condition, including any fees charged by any Competition Authority, as well as all the costs and fees of any of the EDS Entities, but excluding all internal overhead costs incurred by any member of the Seller’s Group and excluding the fees of the legal counsel to the Seller’s Group; and

4.3.10              as soon as practicable after becoming aware of a fact or circumstance that is reasonably likely to prevent the Competition Condition being satisfied, inform the Seller of the matter and keep the Seller apprised of the status of matters relating thereto.

4.4                               Without prejudice to the Purchaser’s obligations set out in Clause 4.3, the Seller shall, and to the extent within its powers to do so shall cause each member of the Seller’s Group and each of the EDS Entities to, cooperate with and assist the Purchaser in procuring the satisfaction of the Competition Condition by providing the Purchaser upon reasonable request and in good faith with the information and documents required for the purpose of making or supplementing the Merger Control Filings and/or for answering any questions raised by any Competition Authority within the time frames agreed in this Agreement, provided that neither the Seller nor any member of the Seller’s Group nor any EDS Entity shall be required to take any action that would constitute a breach of Law or Contract.

4.5                               In relation to all disclosures under this Clause 4 (Conditions to Completion and Termination Rights), business secrets and other confidential material may be redacted by the Seller or Purchaser as the relevant disclosing Party so long as that Party acts reasonably in identifying such material for redaction provided that such information will then be provided to the other Party’s lawyers on a confidential counsel to counsel basis such that they shall not disclose any such information to the Seller or the Purchaser (as the case may be) or any of their respective Affiliates.

4.6                               If it appears, or the Purchaser becomes aware, or any Competition Authority indicates, formally or informally, that an approval, consent, clearance or decision permitting Completion of the Transaction is (likely to be) granted only subject to compliance with certain additional conditions and/or commitments, including any condition, obligation or undertaking related to the conduct of the EDS Business after Completion and/or the disposal of any part of the EDS Business or any EDS Assets or any assets or businesses of the Purchaser’s Group, the Purchaser shall, and shall cause the Purchaser’s Group:

4.6.1                     to promptly offer (and not withdraw) such commitments to the relevant Competition Authority as may be deemed necessary by the Purchaser (acting reasonably and after having consulted with the Seller and having taken into account the Seller’s reasonable requests) in order to obtain such approval, consent, clearance or decision permitting Completion of the Transaction from the relevant Competition Authority as soon as reasonably possible; and

4.6.2                     if it appears, or the Purchaser becomes aware, or the relevant Competition Authority indicates, formally or informally, that the offer made under Clause 4.6.1 is not sufficient, to promptly make such further or better offers (and not withdraw such offers), to modify its commitments as necessary to satisfy such Competition Authority such that it obtains the necessary approval, consent, clearance or decision permitting Completion of the Transaction from the relevant Competition Authorities as soon as reasonably possible;

provided that neither the Purchaser nor any member of the Purchaser’s Group shall be required to offer any commitment to the relevant Competition Authority which would require it to dispose of any Assets or business (including any EDS Asset or EDS Business following Completion) and/or any member of the Purchaser’s Group, which generated an annual EBITDA for the most recent calendar year as determined in accordance with US GAAP in excess of EUR 7,500,000 (seven million five hundred thousand euros).

For the avoidance of doubt, any such disposition of Assets or businesses or behavioural remedies shall have no impact on the Completion Payment Amount or the Purchase Price, and any costs or expenses related to any disposition of Assets or businesses and/or to any such other remedies shall be for the Purchaser’s sole account.

4.7                               The Purchaser shall bear, and hereby indemnifies and agrees to keep indemnified each member of the Seller’s Group against, all Liabilities, costs, penalties and fines (including penalties and fines imposed on any member of the Seller’s Group) resulting from failure to make (either at all or in a timely and correct manner) any pre-notification, notification, filing or submission to any Governmental Authority pursuant to any Competition Law applicable to the Transaction or resulting from failure to obtain, either at all or in a timely and correct manner, before or after Completion any approval, consent or clearance required from any Governmental Authority pursuant to any Competition Law applicable to the Transaction except in all cases to the extent any such failure is the direct result of a breach by the Seller of Clause 4.4 or a failure by the Seller to provide accurate turnover or other information.

4.8                               The Purchaser shall not make any filing with any Governmental Authority pursuant to any Competition Law, which is not required in order to fulfil the Competition Condition without prior discussion with the Seller as to the making of such filing and its form and content, it being understood that (i) reasonable comments made by the Seller and/or its legal counsel, to the extent they relate to the EDS Entities and/or the EDS Business, shall be reasonably adopted by the Purchaser in the relevant filing and any other communication with each Governmental Authority concerned, and (ii) to the extent such filing or other communication with any relevant Governmental Authority relates to the market definitions used, the same shall be approved in advance by the Seller or its legal counsel, which approval shall not be unreasonably withheld or delayed.

Governmental Orders

4.9                               Subject to Clause 4.5, in the event that any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or any other person challenging (any part of) the Transaction prior to Completion, each Party shall (i) notify, to the extent permitted by Law, the other Party promptly upon receipt of, and if in writing, shall promptly provide the other Party (and its counsel) with copies of any communication from any official of any Governmental Authority or such other person in connection with such administrative or judicial action or Proceeding and (ii) cooperate in all reasonable respects with the other Parties and use its commercially reasonable efforts to defend, contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that reasonably prohibits, prevents or restricts the consummation of the Transaction.

4.10                        To the extent there is a Governmental Order which prohibits, prevents or restricts Completion, the provisions of Clauses 2.6 to 2.9 shall apply.

Notice and Termination Rights

4.11                        Each of the Parties shall inform the other Parties in writing within two (2) Business Days of becoming aware of (i) the satisfaction of any Condition, or (ii) any circumstances that have arisen and could result in any of the Conditions not being satisfied prior to the Long Stop Time, together with details of the relevant circumstances that will or is likely to result in a failure to satisfy any Condition.

4.12                        If any of the Conditions has not been (i) satisfied in accordance with this Agreement or (ii) duly waived by each of the Parties in writing, in each case on or before the Long Stop Time, or such later date as may be agreed between the Seller and the Purchaser, then, in either case, either the Purchaser or the Seller may, at its sole discretion and in addition to and without prejudice to all other rights or remedies available under this Agreement, terminate this Agreement by notice in writing to the other Parties unless the Party claiming such termination (or one of its Affiliates) is responsible for the non-fulfilment of the relevant Condition. If the Agreement is so terminated, subject to Clauses 20.12 and 20.13, each Party’s further rights and obligations under this Agreement shall cease immediately, for the avoidance of doubt without prejudice to any rights accrued at that point for instance on account of unreasonable delay on the part of any Party.

4.13                        The Purchaser expressly acknowledges and agrees that if, after the date of this Agreement and up to Completion, the Purchaser is subject to any Insolvency Proceedings, the Seller shall be entitled, subject to Clause 20.13, to unilaterally terminate this Agreement with immediate effect.

5.                                      COMPLETION

Determination of Estimated Purchase Price and Completion Payment Amount

5.1                               On the date which is at least three (3) Business Days prior to the Completion Date, the Seller shall provide to the Purchaser a bona fide written estimate of the Estimated Debt-Like Items Amount, the Estimated Net Intercompany Amount, the Estimated Inventory Amount and the Estimated Working Capital Amount in the form of an Estimated Net Intercompany Statement, an Estimated Debt-Like Items Statement, an Estimated Inventory Statement and an Estimated Working Capital Statement. The volume and description of the EDS Inventory used as the basis for preparing the Estimated Inventory Amount shall be based on the most recent month prior to Completion for which figures are available and as may be adjusted by the Seller in good faith to take account of any expected variations between the date of such stock-take and the expected Completion Date.

5.2                               The Enterprise Value shall be adjusted as follows to determine the Estimated Purchase Price:

5.2.1                     the Enterprise Value shall be reduced by the amount of the Net Receivables Amount;

5.2.2                     if the Estimated Debt-Like Items Amount as it appears in the Estimated Debt-Like Items Statement is less than zero, the Enterprise Value shall be reduced by the amount, if any, by which the Estimated Debt-Like Items Amount is less than zero (and for the avoidance of doubt, if the Estimated Debt-Like Items Amount as it appears in the Estimated Debt-Like Items Statement is equal to zero, the Enterprise Value shall not be amended pursuant to this Clause 5.2.2);

5.2.3                     if the Estimated Inventory Amount as it appears in the Estimated Inventory Statement exceeds the Target Inventory Amount, the Enterprise Value shall be increased by the amount, if any, by which the Estimated Inventory Amount exceeds the Target Inventory Amount;

5.2.4                     if the Estimated Inventory Amount as it appears in the Estimated Inventory Statement is less than the Target Inventory Amount, the Enterprise Value shall be reduced by the amount, if any, by which the Estimated Inventory Amount is less than the Target Inventory Amount;

5.2.5                     if the Estimated Working Capital Amount as it appears in the Estimated Working Capital Statement is a higher number than the Target Working Capital Amount, the Enterprise Value shall be increased by the amount, if any, by which the Estimated Working Capital Amount exceeds the Target Working Capital Amount;

5.2.6                     if the Estimated Working Capital Amount as it appears in the Estimated Working Capital Statement is a lower number than the Target Working Capital Amount, the Enterprise Value shall be reduced by the amount, if any, by which the Estimated Working Capital Amount is less than the Target Working Capital Amount; and

5.2.7                     the Enterprise Value shall be reduced by the amount of the Netherlands VAT Amount;

provided that, any such amount referred to in this Clause 5.2 which is specified, calculated or recorded in euros (or any other currency than US Dollars) shall be converted to US Dollars in accordance with the provisions of Clause 25.1.10 for the purposes of any adjustment to the Enterprise Value.

The Parties acknowledge that the Estimated Purchase Price shall not take account of any estimated amount of the Net Intercompany Amount, and no settlement of Intercompany Credit Amounts or Intercompany Debt Amounts shall be made at Completion, it being understood that any applicable adjustment to the Purchase Price in respect thereof, and the settlement of any Intercompany Credit Amounts or Intercompany Debt Amounts, shall be made following Completion in accordance with Clause 6.8.

Completion

5.3                               Completion shall take place commencing at 08:00 a.m. (London time) on the Completion Date at the offices of Clifford Chance LLP in London.

5.4                               At Completion:

5.4.1                     the Purchaser shall pay or shall procure payment of an amount equal to the Completion Payment Amount into the Seller’s Nominated Account by electronic transfer of immediately available funds under the payment reference “Project Shamrock”, such that the full amount of the Completion Payment Amount is available in such bank account(s) on or before 5:00 p.m. (London time) (and in any event) on the Completion Date; and

5.4.2                     subject to the payment referred to in Clause 5.4.1 having been received on the relevant account(s), the Parties shall do and shall procure that their respective Affiliates do all those things respectively required of them in Schedule 3 (Completion Requirements).

5.5                               No Party shall be obliged to Complete this Agreement unless:

5.5.1                     each Party complies with all its material obligations under this Clause 5 (Completion) and Schedule 3 (Completion Requirements); and

5.5.2                     the Conditions have been satisfied or waived in accordance with Clause 4.1.

Breach of Completion Obligations

5.6                               If Completion does not take place on the Completion Date because either the Purchaser fails to comply with any of its obligations referred to in this Clause 5 (Completion) or the Seller fails to comply with any of its respective obligations referred to in this Clause 5 (Completion), the Seller (in case of a default by the Purchaser) or the Purchaser (in the case of a default by the Seller) may elect by written notice to the other Party to:

5.6.1                     set a new time and date for Completion, which date shall not be less than five (5) Business Days after the original Completion Date, in which case this Clause 5 (Completion) shall also apply to such deferred Completion; or

5.6.2                     effect Completion as far as practically possible (without prejudice to the rights of the relevant Party to subsequently seek specific performance of the remaining obligations due at Completion under this Agreement as well as any Losses arising as a result of such default).

EDS Inventory Stock Take

5.7                               On (or, if agreed by the Parties, whether or not in writing, the Business Day immediately preceding or immediately following) the Completion Date, the Seller in the presence of the Purchaser’s Representatives shall carry out a stock-take of the EDS Inventory in accordance with this Clause 5.7 which shall (in the absence of manifest error) be final and binding on the Parties as to the volume and description of the EDS Inventory as at Completion (the “Stock Take”). The Stock Take shall: (a) include plant spares and consumables relating to the EDS Business; and (b) be carried out in a manner consistent with the Seller’s past practice for verifying the EDS Inventory position of the Seller, including by means of physical sample stock checks of selected items of EDS Inventory in the same manner and to substantially the same extent as has been undertaken to verify the relevant EDS Inventory position of the Seller consistent with the Seller’s past practice.

6.                                      POST-COMPLETION ADJUSTMENT

6.1                               The Purchase Price shall be determined following Completion in accordance with this Clause 6 (Post-Completion Adjustment). The Purchase Price shall be equal to the Estimated Purchase Price plus any additional payments required to be made by the Purchaser pursuant to Clauses 6.7.1, 6.7.3 and 6.7.6, and minus any payments or repayments required to be made by the Seller pursuant to Clauses 6.7.2, 6.7.4 and 6.7.5.

6.2                               The Seller shall, as soon as practicable following the Completion Date but in any event no later than thirty (30) Business Days following the Completion Date, prepare:

6.2.1                     a draft of the Inventory Statement to be prepared in the form set out in Part I (Pro Forma Inventory Statement) of Schedule 11 (Pro Forma Statements) based on the volume and description of EDS Inventory as recorded as part of the Stock Take and otherwise in accordance with the Accounting Principles (the “Draft Inventory Statement”);

6.2.2                     a draft of the Net Receivables Statement to be prepared in the form set out in Part III (Pro Forma Net Receivables Items Statement) of Schedule 11 (Pro Forma Statements) and in accordance with the Accounting Principles (the “Draft Net Receivables Statement”);

6.2.3                     a draft of the Debt-Like Items Statement to be prepared in the form set out in Part V (Pro Forma Debt-Like Items Statement) of Schedule 11 (Pro Forma

Statements) and in accordance with the Accounting Principles (the “Draft Debt-Like Items Statement”);

6.2.4                     a draft of the Net Intercompany Statement to be prepared in the form set out in Part II (Pro Forma Net Intercompany Statement) of Schedule 11 (Pro Forma Statements) and in accordance with the Accounting Principles (the “Draft Net Intercompany Statement”);

6.2.5                     a draft of the Working Capital Statement to be prepared in the form set out in Part IV (Pro Forma Working Capital Statement) of Schedule 11 (Pro Forma Statements) and in accordance with the Accounting Principles (the “Draft Working Capital Statement”); and

6.2.6                     a draft statement prepared in the form set out in Part VI (Pro Forma Purchase Price Statement) of Schedule 11 (Pro Forma Statements) showing the bridge from the Enterprise Value to the Estimated Purchase Price to the Purchase Price (the “Draft Purchase Price Statement” and, together with the Draft Inventory Statement, the Draft Debt-Like Items Statement, the Draft Net Receivables Statement, the Draft Net Intercompany Statement and the Draft Working Capital Statement, the “Draft Statements”),

and deliver the Draft Statements, all relevant calculations, analysis and other working papers to the Purchaser. In order to enable the preparation and determination of these documents, the Purchaser shall, and shall procure that the relevant members of the Purchaser’s Group shall, ensure that all Books and Records relating to the EDS Business are kept up-to-date and shall provide to the Seller and its Representatives such reasonable access to the Books and Records of each of the EDS Entities and relevant personnel (including the accountants or other service providers of each of the EDS Entities) as the Seller or its Representatives shall reasonably require, within working hours at the place where such Books and Records and the relevant personnel are located and without disruption to the EDS Business, and shall generally cooperate with the Seller’s Representatives with regard to the preparation and determination of the Draft Statements.

6.3                               The Draft Statements will be subject to review by or on behalf of the Purchaser. Within thirty (30) Business Days after the Purchaser has received the Draft Statements, the Purchaser will notify the Seller in writing whether, based on such review, it has any objections to the Draft Statements (the “Objections Statement”). For each item disputed, the Objections Statement must include reasonable details of the specific items that are not accepted, the original amounts for these, the adjustment, as well as the adjusted amount according to the Purchaser, all summarised and presented in similar formats as the relevant Draft Statement to which it relates. The Purchaser shall not propose adjustments to any line items in any of the Draft Statements to the extent that such adjustments involve a judgment as to the future earnings potential, prospects or feasibility of the EDS Business or other aspects of a forward-looking nature, provided that such judgment is consistent with past practice in determining the relevant line items in the relevant Draft Statements.

6.4                               If the Purchaser does not deliver an Objections Statement in accordance with Clause 6.3, the Draft Inventory Statement shall become the Inventory Statement, the

Draft Debt-Like Items Statement shall become the Debt-Like Items Statement, the Draft Net Receivables Statement shall become the Net Receivables Statement, the Draft Net Intercompany Statement shall become the Net Intercompany Statement, the Draft Working Capital Statement shall become the Working Capital Statement and the Draft Purchase Price Statement shall become the Purchase Price Statement and each shall be final and binding on the Purchaser and the Seller for the purposes of this Agreement.

6.5                               If the Purchaser delivers an Objections Statement in accordance with Clause 6.3, then the Seller shall have fifteen (15) Business Days from its receipt of the Objections Statement to review and respond to the Objections Statement, and:

6.5.1                     the Seller may, at its election, designate all or part of the line items in the Draft Statements that are not included in the Objections Statement as final and binding on the Parties for all purposes;

6.5.2                     the Seller and the Purchaser shall negotiate in good faith with a view to resolving the issues in dispute and accordingly to agree on each Draft Statement within forty-five (45) Business Days following receipt of the Objections Statement. If the Purchaser and the Seller reach agreement on each Draft Statement within such forty-five (45) Business Day period, the Draft Statements (as adjusted in accordance with the agreement so reached) shall become the Inventory Statement, the Debt-Like Items Statement, the Net Receivables Statement, the Net Intercompany Statement, the Working Capital Statement or the Purchase Price Statement, as the case may be, and shall be final and binding on the Purchaser and the Seller for the purposes of this Agreement; and

6.5.3                     no adjustment with respect to any line item included in the Draft Statements shall be made unless (i) the aggregate adjustment amount for all items in such Draft Statement agreed or resolved in accordance with this Agreement exceeds EUR 50,000 (fifty thousand euros), and (ii) the aggregate net adjustment amount for all Draft Statements exceeds EUR 250,000 (two hundred and fifty thousand euros), in which case the aggregate net adjustment amount, and not just the excess over EUR 250,000 (two hundred and fifty thousand euros), shall be adjusted.

6.6                               If the Purchaser and the Seller do not reach agreement on the Draft Statements within such forty-five (45) Business Day period, then any Party may refer the matters still in dispute (but not, for the avoidance of doubt, any other matters which have been agreed in writing between the Seller and the Purchaser) to PricewaterhouseCoopers, failing which an internationally reputable accountancy firm independent from the Parties and appointed upon application of either the Seller or the Purchaser by the President for the time being of the Institute of Chartered Accountants of England and Wales who in making such determination shall act as expert (the “Expert”). Each of the Parties shall instruct the Expert as soon as reasonably practicable (as an expert and not as an arbitrator) to determine the matters still in dispute (but not, for the avoidance of doubt, any other matters which have been agreed in writing between the Seller and the Purchaser) on the Draft Statements as soon as reasonably practicable, by applying the basis on which the pro forma statements set out in Schedule 11 (Pro Forma Statements) were drawn up and the Accounting

Principles and taking into account the arrangements among the Parties in this Agreement, and to notify the Purchaser and the Seller of its determination in writing. For such purpose, each of Seller and the Purchaser shall provide to the Expert reasonable access to such documents, Books and Records and relevant personnel of the Seller’s Group or Purchaser’s Group (as the case may be) as the Expert shall reasonably request. The fees, costs and expenses of the Expert shall be allocated to and borne by the Purchaser and the Seller based on the inverse percentage that the Expert’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Expert (for example, should the items in dispute total in amount to US$1,000 and the Expert awards US$600 in favour of the Seller’s position, 60% of the costs of its review would be borne by the Purchaser and 40% of the costs would be borne by the Seller). The Draft Inventory Statement (as adjusted in accordance with the determination of the Expert and any other agreements in writing previously reached between the Seller and the Purchaser) shall become the Inventory Statement, the Draft Debt-Like Items Statement (as adjusted in accordance with the determination of the Expert and any other agreements in writing previously agreed between the Seller and the Purchaser) shall become the Debt-Like Items Statement, the Draft Net Intercompany Statement (as adjusted in accordance with the determination of the Expert and any other agreements in writing previously reached between the Seller and the Purchaser) shall become the Net Intercompany Statement, the Draft Working Capital Statement (as adjusted in accordance with the determination of the Expert and any other agreements in writing previously reached between the Seller and the Purchaser) shall become the Working Capital Statement and the Draft Purchase Price Statement (as adjusted in accordance with the determination of the Expert and any other agreements in writing previously reached between the Seller and the Purchaser) shall become the Purchase Price Statement and each shall be final and binding on the Purchaser and the Seller for the purposes hereof.

6.7                               Within five (5) Business Days following the agreement or determination of the Inventory Statement, the Debt-Like Items Statement, the Working Capital Statement and the Purchase Price Statement pursuant to this Clause 6 (Post-Completion Adjustment):

6.7.1                     if the Completion Inventory Amount exceeds the Estimated Inventory Amount, the Purchaser shall pay to the Seller an amount equal to the aggregate amount of such excess;

6.7.2                     if the Completion Inventory Amount is less than the Estimated Inventory Amount, the Seller shall pay to the Purchaser an amount equal to the aggregate amount of such shortfall;

6.7.3                     if the Completion Debt-Like Items Amount (expressed as an absolute value) exceeds the Estimated Debt-Like Items Amount (expressed as an absolute value), the Purchaser shall pay to the Seller an amount equal to the aggregate amount of such excess;

6.7.4                     if the Completion Debt-Like Items Amount (expressed as an absolute value)  is less than the Estimated Debt-Like Items Amount (expressed as an absolute value), the Seller shall pay to the Purchaser an amount equal to the aggregate amount of such shortfall;

6.7.5                     if the Completion Working Capital Amount is a higher number than the Estimated Working Capital Amount, the Purchaser shall pay to the Seller an amount equal to the difference between the Estimated Working Capital Amount and the Completion Working Capital Amount;

6.7.6                     if the Completion Working Capital Amount is a lower number than the Estimated Working Capital Amount, the Seller shall pay to the Purchaser an amount equal to the difference between the Completion Working Capital Amount and the Estimated Working Capital Amount,

in each case by electronic transfer for same-day value and in cleared funds, in US Dollars, in accordance with Clause 6.10. To the extent applicable, the payments to be made pursuant to this Clause 6.7 shall be aggregated and discharged by way of set-off against each other, but not against any other claims or payments.

6.8                               Within five (5) Business Days following the agreement or determination of the Net Intercompany Statement pursuant to this Clause 6 (Post-Completion Adjustment):

6.8.1                     with respect to the settlement of the Net Intercompany Amount:

(a)                                 the Seller shall procure that each member of the Seller’s Group shall settle the aggregate Intercompany Credit Amount, as it appears in the Net Intercompany Statement, due by them to any of the EDS Entities as at the Completion Date such that the full Intercompany Credit Amount is settled; and

(b)                                 the Purchaser shall procure that each of the EDS Entities settles the aggregate Intercompany Debt Amount, as it appears in the Net Intercompany Statement, due by the relevant EDS Entity to the relevant members of the Seller’s Group as at the Completion Date such that the full Intercompany Debt Amount is settled;

6.8.2                     with respect to the Purchase Price:

(a)                                 if the Net Intercompany Amount as it appears in the Net Intercompany Statement is a net payment by the EDS Entities to the members of the Seller’s Group, the Seller shall pay to the Purchaser an amount equal to the Net Intercompany Amount; and

(b)                                 if the Net Intercompany Amount as it appears in the Net Intercompany Statement is a net receivable by the EDS Entities from the members of the Seller’s Group, the Purchaser shall pay to the Seller an amount equal to the Net Intercompany Amount, and the Purchase Price shall be deemed to be adjusted accordingly;

6.8.3                     with respect to the Transferring Intercompany Receivables:

(a)                                 if the amount of the Transferring Intercompany Receivables as it appears in the Net Intercompany Statement exceeds the estimated amount of the Transferring Intercompany Receivables as it appears in the Estimated Net Intercompany Statement, the amount of the

Transferring Intercompany Receivables as set forth in Schedule 9 (Purchase Price Allocation) shall be deemed to be increased by an amount equal to the aggregate amount of any such excess; or

(b)                                 if the amount of the Transferring Intercompany Receivables as it appears in the Net Intercompany Statement is less than the estimated amount of the Transferring Intercompany Receivables as it appears in the Estimated Net Intercompany Statement, the amount of the Transferring Intercompany Receivables as set forth in Schedule 9 (Purchase Price Allocation) shall be deemed to be reduced by an amount equal to the aggregate amount of any such shortfall, and the Purchase Price shall be deemed to be adjusted accordingly. For the avoidance of doubt, no payment in relation to the Transferring Intercompany Receivables shall be made by either Party.

6.9                               Any payment obligations under Clauses 6.7 and 6.8 shall, to the extent possible, be discharged by way of set-off (or netting) against other payment obligations referred to in Clauses 6.7 and 6.8 (but not against any other payment obligations).

6.10                        The Seller hereby instructs the Purchaser, and the Purchaser agrees to pay, the amount due to the Seller (if any) in accordance with Clauses 6.7 and/or 6.8 directly into the Seller’s Nominated Account. The Purchaser hereby instructs the Seller, and the Seller agrees to pay, the amount due to it (if any) in accordance with Clauses 6.7 and/or 6.8 directly to the Purchaser’s Nominated Account.

7.                                      PRE-COMPLETION COVENANTS

Ordinary Course of Business

7.1                               Save (i) in so far as expressly contemplated in this Agreement, (ii) in so far as may be reasonably necessary in connection with the implementation of this Agreement or the Transactions contemplated by this Agreement including the implementation of the Disentanglement, (iii) in so far as may be necessary to comply with applicable Law, or (iv) in so far as agreed or consented to by the Purchaser (such agreement or consent not to be unreasonably withheld or delayed), the Seller shall, and to the extent applicable shall cause the relevant members of the Seller’s Group and each of the EDS Entities to, use all their respective commercially reasonable efforts to procure that, between Signing and Completion, they shall (a) continue to conduct the EDS Business as a going concern in the Ordinary Course and (b) preserve the EDS Business and its relationships with customers, key employees, suppliers, distributors and other third parties, in each case consistent with past practice and (without prejudice to the generality of the foregoing) none of them shall, between Signing and Completion (or in case of partial Completion as further set out in Clause 5.6.2):

7.1.1                     make any fundamental change in the nature or organisation of the EDS Business or discontinue or cease to operate all or a material part of the EDS Business;

7.1.2                     sell, transfer, grant any exclusive licence, or otherwise dispose of, or, in the case of EDS Patents, EDS Copyrights or EDS Trademarks, allow to lapse (other than in the case of non-renewal due to local law requirements) or abandon, any, or create a Third Party Right (other than any Permitted Encumbrance) over any, EDS Asset to the extent having a book value in excess of, EUR 100,000 (one hundred thousand euros) per item or EUR 300,000 (three hundred thousand euros) on an aggregate basis, other than retention of title or similar arrangements or the sale of any EDS Inventory, in each case in the Ordinary Course;

7.1.3                     make any material change in its stock-taking policies;

7.1.4                     enter into any Contract in connection with the EDS Business that, if existing on the date hereof, would constitute a Material Contract, other than in respect of the purchase of supplies or sale of inventories or services in the Ordinary Course;

7.1.5                     commit to any capital expenditure project (other than those contemplated in the Management Presentation, the “AFC Current Year” or “FC Next Year” columns of the Capital Expenditure Plan  or otherwise committed to before the Signing Date) where the capital expenditures contemplated are expected to exceed an amount greater than EUR 100,000 (one hundred thousand euros) per project or EUR 500,000 (five hundred thousand euros) per annum for all such capital expenditures in the EDS Business, in each case other than, for the avoidance of doubt, in respect of the purchase of supplies or maintenance in the Ordinary Course;

7.1.6                     amend, modify, waive, renew or terminate, in each case, in any material respect, any right under any existing Material Contract, except renewals, extensions or replacements of existing Material Contracts on terms that are, in the aggregate, at least as favourable in all material respects to the EDS Entities as the terms thereof on the date of this Agreement or fail to comply with any material obligation of the relevant EDS Entity under any Material Contract;

7.1.7                     create, allot or issue, or allow to be created, allotted or issued, any share in the capital (or equivalent under applicable local Law) of any of the EDS Entities other than to another EDS Entity;

7.1.8                     repay, redeem, repurchase, grant any option or right to subscribe for or acquire any of its share capital or other securities, or allow to be repaid, redeemed, repurchased, granted any option or right to subscribe for or acquire any share capital (or equivalent under applicable local Law) of any of the EDS Entities, to or held by a person other than another EDS Entity;

7.1.9                     allow any EDS Entity to acquire or agree to acquire any share(s) (or equivalent under applicable local Law) in any person (other than any other EDS Entity), or make any capital contributions to or investments in any person (other than any other EDS Entity) or acquire the business of any person (other than any other EDS Entity);

7.1.10              allow any EDS Entity to advance or borrow any money, the principal amount of which exceeds EUR 100,000, save for: (i) amounts accounted for in the Net Receivables Amount or Net Intercompany Amount in each case to the extent incurred in the Ordinary Course; and (ii) amounts loaned by any of the EDS Entities to an EDS Employee, such amounts not to exceed EUR 10,000 per EDS Employee;

7.1.11              take any action to (i) amend the articles of association or any other similar Organisational Document of any EDS Entity, (ii) procure a legal merger, legal demerger (division), insolvency, bankruptcy, dissolution or liquidation of any EDS Entity, (iii) apply for the listing of any debt or equity or equity-related securities of any EDS Entity on any stock exchange and/or (iv) enter into any transaction which affects the legal status of any EDS Entity;

7.1.12              engage or appoint any additional employees or workers (or promote any employee or worker to a position) in relation to the EDS Business either (i) earning an annual salary equal to more than GBP 60,000 (sixty thousand pounds sterling) per annum; or (ii) who will (once appointed or promoted (as applicable)) become a member of the site leadership team, the regional leadership team or the commercial team;

7.1.13              materially increase the aggregate compensation (wages, salary, bonuses, pension entitlements and any other form of compensation, taken as a whole) of the EDS Employees or Workers (materially, for these purposes, meaning an increase of three per cent or more) other than as required by any applicable Laws or an applicable collective bargaining agreement which was agreed prior to Signing or which is agreed following Signing and in relation to which the Seller has no control (such as a collective bargaining agreement agreed at national or industry level) provided, in any event, that no increase will be made or agreed other than in the Ordinary Course;

7.1.14              only to the extent such action impacts an EDS Employee (i) adopt, establish, amend or terminate any Pension Plans or material benefit plan or (ii) materially increase the benefits provided under any such Pension Plans or material benefit plan (materially, for these purposes, meaning an increase of three per cent or more in the cost of any material benefits or cost of providing benefits under the Pension Plans), other than as required by any applicable Laws or an applicable collective bargaining agreement which was agreed prior to Signing or which is agreed following Signing and in relation to which the Seller has no control (such as a collective bargaining agreement agreed at national or industry level) provided, in any event, that no increase will be made or agreed other than in the Ordinary Course. For the avoidance of doubt, nothing in this clause shall restrict the ability of the Seller or a member of the Seller’s Group from taking any action in relation to Pension Plans or material benefit plans in respect of employees who are not EDS Employees;

7.1.15              allow any EDS Entity to settle or initiate any litigation, arbitration or similar Proceedings (save for initiation of any counter Proceedings or Proceedings to preserve rights) where it is reasonably foreseeable that it could result in a payment to or by a EDS Entity of EUR 160,000 (one hundred and sixty thousand euros) or the outcome of the matter may otherwise have a material adverse effect on the EDS Business, unless with regard (i) to settlement of any litigation, arbitration or other legal Proceedings that have been provided for in the Accounts whereby the overall amount (including fees) payable in connection with such settlement of any litigation, arbitration or other legal Proceedings does not exceed the estimated cash out under such provisions as Disclosed prior to Signing, or (ii) litigation, arbitration or other legal Proceedings that relate to the collection of debts owed to the EDS Business (including any EDS Entity) in the Ordinary Course;

7.1.16              make any distribution (whether in cash, stock, equity rights or property), declare or pay any dividend, effect a reduction of capital, or enter into any contractual commitment to effect any of the foregoing;

7.1.17              terminate any of its Insurances or fail to renew any Insurance other than on substantially similar terms except (i) for Insurances relating to a specific Asset or Assets where such Asset or Assets has ceased to be owned or otherwise held by an EDS Entity and no EDS Entity has any potential liability in respect of such Asset or Assets which would be covered by that insurance or (ii) where an Insurance is replaced with an alternative Insurance (whether or not with the same insurer) providing substantially similar coverage;

7.1.18              enter into any form of voluntary Insolvency Proceedings (or the equivalent under applicable local Law);

7.1.19              other than in respect of Permitted Encumbrances, grant or issue any mortgage, charge, debenture or other security over any of the EDS Assets;

7.1.20              make any significant change in its method of accounting or any audit practices or change its accounting date, other than a change required by Law; and

7.1.21              agree, conditionally or otherwise, to do any of the foregoing.

7.2                               The Seller (or its designated Representative) shall send any request for consent in connection with Clause 7.1 to Simon Johnson, Ian Cleminson and Bruce McDonald at simon.johnson@innospecinc.com, ian.cleminson@innospecinc.com and bruce.mcdonald@innospecinc.com. A written response to a request for consent, which consent shall not be unreasonably withheld or delayed, shall be provided by any one or more of such individuals by reply email to the relevant Representative of the Seller as soon as practicable and in any event within five (5) Business Days after the time of sending of the email. In the event that such written response is not received within five (5) Business Days, other than where a response is sent requesting additional time up to an additional forty-eight 48 hours to consider the request, consent will be deemed to have been given by the Purchaser.

On or before Completion, the Seller shall, or shall procure that the French EDS Entities shall, file with the French Tax Authorities any Tax return required to be filed and which was not timely filed and/or regularise with the French Tax Authorities any Tax return which was not correctly filed, in each case with respect to (i) interest and dividends paid by the French EDS Entities (IFU) and (ii) management fees (DAS2) paid by the French EDS Entities.

Excused conduct

7.3                               It is further agreed and acknowledged that:

7.3.1                     in applying and enforcing Clause 7.1, the Seller and the Purchaser shall act towards each other in accordance with the principles of reasonableness and fairness giving due consideration to all relevant circumstances; and

7.3.2                     if and to the extent circumstances require immediate action from any member of the Seller’s Group or any EDS Entity to mitigate or avoid any losses or liabilities arising from an immediate threat to the condition of an EDS Asset which if not mitigated or addressed, as appropriate, would be reasonably likely to have a material adverse effect on the relevant EDS Asset or the health, safety or welfare of any person on or in the immediate vicinity of a EDS Asset, and the Seller is not reasonably able timely to request the consent of the Purchaser or await a response from the Purchaser to such request, no such consent shall be required; provided that the Seller shall inform the Purchaser of any such situation as soon as reasonably practicable thereafter and procure that no further action is taken until after the consent of the Purchaser has been sought pursuant to Clause 7.1.

Permitted Transactions

7.4                               The Parties acknowledge and agree that one (1) or more members of the Seller’s Group and/or one (1) or more EDS Entities have concluded or may conclude the Permitted Transactions set out in Schedule 4 (Permitted Transactions) in the period prior to Completion, none of which shall be prohibited, require consent, or, subject to Schedule 13 (Tax Matters), in any way result in any adjustment of the Completion Payment Amount or the Purchase Price.

Access Rights; Assistance with Financing

7.5                               In the period between the date of this Agreement and Completion, the Seller shall use its commercially reasonable efforts to procure that, to the extent reasonably necessary for: (i) efficient integration planning after Completion; (ii) preparation at the Purchaser’s cost and expense of audited combined financial statements of the EDS Entities and the EDS Business to the extent required by Rule 3-05 of Regulation S-X or otherwise in order for the Purchaser and its Affiliates to meet their regulatory external financial reporting obligations under United States securities Laws; and/or (iii) the satisfaction of the conditions to initial utilisation as contemplated in the Financing Papers, the Purchaser and its Representatives are, taking into account commercial sensitivities (to be determined by the Seller at its sole discretion):

7.5.1                     given reasonable access, to the directors and relevant employees of the EDS Business and to the Books and Records of the EDS Business and of each of the EDS Entities at such times during normal business hours on any Business Day on reasonable notice to the Seller;

7.5.2                     in relation to sub-clause (iii) above, furnished (at the Purchaser’s cost and expense) with: (A) reasonably pertinent information regarding the EDS

Entities and the EDS Business as required by the Financing Papers and or the definitive agreements with respect to the Financing or as may otherwise be sufficient to consummate the Financing, including customary financial information of the EDS Entities and the EDS Business reasonably requested by Purchaser to permit Purchaser to prepare and provide financial statements, pro forma financial information, financial data, audit reports and other information and any other financial statements and financial data required as conditions to initial utilisation under the Financing Papers promptly upon such information becoming available and Purchaser’s request therefor; and (B) appropriate documentation and other information required by bank regulatory authorities under applicable anti-money laundering rules and regulations, in all cases provided that:

(a)                                 nothing in this Clause 7.5 shall oblige the Seller to procure that any member of the Seller’s Group or any EDS Entity or any of their respective Representatives incurs any liability prior to or in relation to any period ending on Completion;

(b)                                 the rights under this Clause 7.5 shall not be used in a way which unreasonably disturbs or interferes with the normal operations of the EDS Business or any EDS Entity;

(c)                                  the rights under this Clause 7.5 shall only be used to the extent permitted by any applicable Law in force at the time, including any applicable Competition Laws and data privacy laws; and

(d)                                 prior to being granted access, documentation or information under this Clause 7.5, the Purchaser must state in writing by way of notice addressed to the Seller the purpose of the request and the extent of access, cooperation and information requested.

Preparation of closing and opening balance sheets

7.6                               The Parties acknowledge that the Purchaser intends to prepare an opening balance sheet in respect of the EDS Business, made up to the time immediately following Completion, for the purpose of the Purchaser’s financial records. To assist with the foregoing, the Seller shall use commercially reasonable efforts to provide to the Purchaser, within 10 Business Days of the Completion Date, a schedule reflecting certain balance sheet components in respect of the EDS Business, as may reasonably be requested by the Purchaser with reasonable notice, made up to the time immediately prior to Completion. No representation, warranty, indemnity or other assurance is given in respect of such schedule.

7.7                               [Intentionally omitted]

7.8                               [Intentionally omitted]

Intercompany Arrangements

7.9                               On or before Completion, the Seller will procure, at no cost to any EDS Entity (unless relating to the Intercompany Debt Amount), the termination of any Intercompany Contract, save:

7.9.1                     as otherwise provided for in any of the Transaction Documents; and

7.9.2                     that for such other contractual arrangements as are not expressly provided for in the Transaction Documents and that have been entered into in the Ordinary Course, the Seller and the Purchaser will discuss in good faith the possible continuation of such contractual arrangements on the same terms and conditions as existed prior to Completion, it being understood that each of them shall have the right to terminate such contracts on one (1) month’s written notice given to the other Party, provided that, in any event, any contractual arrangement between any EDS Entity and Huntsman International LLC in respect of the payment of royalties by EDS Entities for the use of goodwill shall be terminated on or before Completion.

Hedging

7.10                        The Seller shall, or shall procure that the relevant members of the Seller’s Group shall, terminate any hedging arrangements relating to the EDS Business (including the EDS Entities) prior to Completion. For the avoidance of doubt the hedging arrangements (if any) entered into by any of the EDS Entities shall not be terminated.

7.11                        All mark-to-market results of the termination of hedging arrangements pursuant to Clause 7.10, all related break or early termination costs and fees shall be borne and for the account of the Seller and be excluded from the scope of the Disentanglement and the Transaction.

7.12                        The Purchaser shall, at its own cost and expense, procure appropriate hedging arrangements for the EDS Business with effect from the Effective Time.

Withdrawal from Cash Pooling / Securitisation programme

7.13                        The Seller shall procure that each of the EDS Entities shall be withdrawn from the Seller’s Group cash pooling arrangements and securitisation programme with effect from Completion.

Day 1 Transition Preparation and Migration

7.14                        The Parties shall establish a joint transition project team (the “Joint Transition Team”), which shall be tasked with:

7.14.1              agreeing the Day 1 Transition Plan;

7.14.2              planning and supervising the implementation of Day 1 Transition Plan in accordance with its terms and in accordance with Clause 7.15 to Clause 7.27;

7.14.3              agreeing the Migration Plan;

7.14.4              planning and supervising the implementation of the Migration Plan in accordance with its terms and the terms of the Transitional Services Agreements.

7.15                        The Joint Transition Team shall:

7.15.1              include in its membership representatives of each Party from each of the following functions:

(a)                                 Supply Chain;

(b)                                 IT;

(c)                                  HR;

(d)                                 Finance;

(e)                                  Purchasing;

(f)                                   Credit Control;

(g)                                  IP/R&D; and

(h)                                 such other persons as the Parties may from time to time agree (including through their representatives at a Joint Transition Team meeting);

7.15.2              hold a first meeting at which it shall discuss and agree a first draft of the Day 1 Transition Plan and Migration Plan and the governance model the Parties shall adopt to manage and deliver the Day 1 Transition Plan and the Migration Plan; and

7.15.3              meet at least once every week after the initial meeting (or such other frequency as the Parties may from time to time agree, including through their representatives at a Joint Transition Team meeting), provided that such meetings may take place by telephone conference or other remote communication. The Parties acknowledge and agree that the subject matter experts may meet (whether remotely or otherwise) more frequently.

7.16                        Subject to Clause 7.17, the Parties shall ensure that their respective representatives shall not at any time prior to Completion, in connection with the Day 1 Transition Preparation, the Migration or the Reverse Migration (as defined in the Reverse Transitional Services Agreement), whether at meetings of the Joint Transition Team or otherwise, communicate to the representatives of the other Party any information which is competitively sensitive information relating to their respective businesses (which would include, without limitation, material information relating to budget, business plans and terms of commercial contracts with customers) (“Competitively Sensitive Information”).

7.17                        To the extent that, for the purposes of planning or implementing the Day 1 Transition, the Migration and/or the Reverse Migration, the Parties are required to share

Competitively Sensitive Information at any time prior to Completion, such information shall be shared on the following basis:

7.17.1              the communication of the Competitively Sensitive Information shall be strictly limited to recipients who have a need to know in connection with the Day 1 Transition Preparation, the Migration and/or the Reverse Migration;

7.17.2              each recipient of the Competitively Sensitive Information of the other Party shall sign a confidentiality agreement restricting him from sharing such information with any other persons who has not signed a similar confidentiality agreement with respect to the same Competitively Sensitive Information;

7.17.3              the Parties shall arrange that any Competitively Sensitive Information which is received in electronic or hard copy form shall be stored in a segregated environment which is not accessible to other representatives of the same Party who have not signed a similar confidentiality agreement with respect to the same Competitively Sensitive Information (save for such technical support personnel as may be required to establish and maintain such environment); and

7.17.4              no recipient of such Competitively Sensitive Information may, until Completion, (i) make any use of the Competitively Sensitive Information outside the scope of the planning and implementation of the Day 1 Transition, the Migration and/or the Reverse Migration; or (ii) be involved in strategic commercial decision-making for any member of the Group of the Party which he represents; and (ii) for the avoidance of doubt, following Completion, the representative shall remain bound by the terms of any other applicable confidentiality obligations applicable to the Competitively Sensitive Information.

7.18                        The Parties, through the Joint Transition Team, shall prior to Completion agree the Day 1 Transition Plan, which shall specify the following in an appropriate level of detail:

7.18.1              the activities which need to be performed and information provided by the relevant members of the Purchaser’s Group and the Seller’s Group in order to ensure the Day 1 Transition Preparation is complete by Completion;

7.18.2              the duties of each Party, their relevant Affiliates and their respective teams and the activities and deliverables required to complete the Day 1 Transition Preparation by Completion;

7.18.3              a bona fide estimate of costs to be incurred in connection with the Day 1 Transition Preparation, including an estimate of costs for each of the activities referred to in Clause 7.18.1 and the charge-out rates for those employees and third parties (including consultants, where known) that are anticipated to be retained or contracted solely for the purposes of implementing the Day 1 Transaction Plan;

7.18.4              key milestones and acceptance criteria (where relevant);

7.18.5              the access required by each Party to the premises and systems of the other Party and its Affiliates to implement the Day 1 Transition Plan; and

7.18.6              any other information required to implement the Day 1 Transition Plan.

7.19                        The Parties shall prior to Completion agree the Migration Plan, which shall specify the following in an appropriate level of detail:

7.19.1              the activities which need to be performed by the relevant members of the Seller’s Group and the Purchaser’s Group in order to complete the Migration and the Reverse Migration by the end of the terms set out in the Transitional Services Agreement and the Reverse Transitional Services Agreement;

7.19.2              the duties of each Party, their relevant Affiliates, and their respective migration teams and the activities and deliverables required to complete the Migration and the Reverse Migration;

7.19.3              a bona fide estimate of the Migration Costs, including an estimate of costs for each of the activities referred to in Clause 7.19.1 and the charge-out rates for those employees and third parties (including consultants, where known) that are anticipated be retained or contracted solely for the purposes of implementing the Migration Plan;

7.19.4              a bona fide estimate of the Reverse Migration Costs (as defined in the Reverse Transitional Services Agreement);

7.19.5              key milestones and acceptance criteria (where relevant);

7.19.6              safeguards for both the Seller and the Purchaser and the Seller’s Group and the Purchaser’s Group to ensure minimal disruption to their relationships with third parties during the implementation of the Migration Plan;

7.19.7              the access required by each Party to the premises and systems of the other Party and its Affiliates to implement the Migration Plan;

7.19.8              the precise extent of the Everberg Lease Area (and the  agreed form of the Everberg Lease and Site Services Agreement shall be updated accordingly, provided that failure to agree the extent of the Everberg Lease Area or update the agreed form of Everberg Lease and Site Services Agreement prior to Completion shall not affect Completion) and the process for achieving the physical separation of the Everberg Lease Area from the surrounding Seller premises; and

7.19.9              any other information required to implement the Migration Plan.

7.20                        Each Party shall:

7.20.1              provide all reasonably necessary information to the other about the services to be performed pursuant to the Transitional Services Agreement and the Reverse Transitional Services Agreement, its Information Technology systems and other issues relevant to the Day 1 Transition Plan and the Migration Plan, as well as reasonable access to the Information Technology systems and premises to enable the design, preparation and implementation of the Day 1 Transition Plan and the Migration Plan;

7.20.2              on being given reasonable notice, make available relevant management, employees for meetings with the other Party regarding the design, preparation and implementation of the Day 1 Transition Plan and/or the Migration Plan, including any meetings of the Joint Transition Team;

7.20.3              co-operate to identify all interfaces required by the other Party to complete its Migration or Reverse Migration (as applicable) off the relevant services by the end of the terms set out in the Transitional Services Agreement and the Reverse Transitional Services Agreement; and

7.20.4              not unreasonably refuse to accept obligations for itself in the Day 1 Transition Plan or the Migration Plan which are reasonably necessary to achieve the Day 1 Transition Preparation, Migration or Reverse Migration, as applicable.

7.21                        The Seller shall, and shall procure that its Affiliates shall, use their reasonable endeavours to obtain all Third Party Consents (as defined in the Transitional Services Agreement and the Reverse Transitional Services Agreement) that are required for the provision of the Services (as defined in each such agreement). In the event that Third Party Consent cannot be obtained with respect to a Third Party Service Contract (as defined in the Transitional Services Agreements), and such good, service, lease or licence (or equivalent) is required to provide the relevant part of the Services, then:

7.21.1              the Seller shall use its best endeavours to procure as soon as reasonably practicable an offer from a Third Party to provide such good, service, lease or licence on the same or similar terms as may be required to enable it or its relevant Affiliate to continue to provide the relevant Service from Completion (“Third Party Substitute Contract”);

7.21.2              upon receipt of such offer, notify the Purchaser of the offer and the cost of the Third Party Substitute Contract;

7.21.3              if the Purchaser has approved the cost of the Third Party Substitute Contract (including any Third Party Consent costs), the Seller shall accept or shall procure that its relevant Affiliate accepts the Third Party Substitute Contract offer on or prior to Completion; and

7.21.4              the Purchaser and its Affiliates shall bear the Third Party Substitute Contract costs (including any Third Party Consent costs),

provided that notwithstanding the foregoing neither the Purchaser or its Affiliates or any EDS Entity shall be responsible for the costs of any Third Party Consents or the cost of any Third Party Substitute Contracts in relation to Services provided under the Reverse Transitional Services Agreement.

7.22                        The Parties may by mutual agreement update the Day 1 Transition Plan and/or the Migration Plan from time to time after the relevant document is agreed in accordance with Clause 7.16 or Clause 7.19 (as applicable). Subject to clauses 7.25.1 and 7.25.2 the Purchaser shall not unreasonably withhold or delay its consent to changes to the

Day 1 Transition Plan or Migration Plan to the extent that required to reflect reasonably necessary changes to the cost base or estimates, in particular (but without limitation) with respect to employees retained or employed by the Seller and its Affiliates solely for the purposes of implementing the Migration Plan and/or the Transitional Services Agreement

7.23                        Once agreed, the Migration Plan (as amended from time to time in accordance with Clause 7.22) shall form Schedule 3 of the agreed form of the Transitional Services Agreement. In the event that, notwithstanding the obligations set out in this Agreement, the Parties have not agreed the Migration Plan by the date of Completion, there shall be no obligation on either Party to deliver to the other an initialled version of the agreed Migration Plan, notwithstanding the provisions of Schedule 3 (Completion Requirements), and Completion shall not be affected by such failure to agree. In default of agreement of the Migration Plan, the Parties shall work together in good faith to agree and implement the Migration and the Reverse Migration.

7.24                        Once the Day 1 Transition Plan is agreed:

7.24.1              each Party will and procure that its Affiliates provide the Day 1 Transition Assistance required of  each of them under the Day 1 Transition Plan;

7.24.2              the relevant members of the Seller’s Group shall be relieved of their obligations to provide all or part of any Transitional Services under the Transitional Services Agreement to the extent that they are not reasonably able to provide the Service or part of a Service because of a failure by any member of the Purchaser’s Group to perform its Day 1 Transition Assistance obligations; and

7.24.3              the relevant members of the Purchaser’s Group shall be relieved of their obligations to provide all or part of any Reverse Transitional Services under the Reverse Transitional Services Agreement to the extent that they are not reasonably able to provide the Service or part of a Service because of a failure by any member of the Seller’s Group to perform its Day 1 Transition Assistance obligations.

7.25                        The Purchaser shall bear all Migration Costs other than the Seller Migration Costs and shall reimburse the Seller’s Group for all such Migration Costs (other than the Seller Migration Costs) until the termination of the Transitional Services Agreement, subject to the Seller:

7.25.1              ensuring that such costs fall within the pre approved estimate for the relevant activities (and to this end the Seller shall (i) provide the Purchaser with monthly cost updates; and (ii) notify the Purchaser no later than four Business Days after becoming aware of any likely cost overrun or excess on estimate; and (iii) in the event of a likely cost overrun or excess on estimate being so identified, the Seller shall in consultation with the Purchaser only continue to undertake the relevant activity with the Purchaser’s prior approval (in which case, if relevant, the Migration Plan shall be updated accordingly), provided that the Seller shall have no obligation to carry out the relevant activity if the Purchaser’s approval is withheld or delayed); and

7.25.2              providing such timesheets, records and information as the Purchaser may reasonably require so that it can verify such costs.

7.26                        The Migration Costs (other than the Seller Migration Costs) shall be paid within thirty (30) Business Days of receipt by the Purchaser of an invoice therefor.

7.27                        It is further agreed and acknowledged that in relation to the responsibility for the Migration Costs and Reverse Migration Costs pursuant to Clause 7.25, the Seller and Purchaser shall act towards each other in accordance with the principles of transparency, good faith and ensuring there is no double recovery of costs.

Change of Company Names

7.28                        The Purchaser shall (and shall procure that each of its Affiliates shall) make all filings with any and all offices, agencies and bodies, and take all other actions, necessary to change, with effect from the Completion Date or as soon as practicable thereafter (but in any event not later than the date falling 30 (thirty) days after the Completion Date), the corporate name of each of the EDS Entities to a corporate name that neither contains any of the Seller Marks (as defined in the Transitional Trademark Licence Agreement) nor is dilutive of or confusingly similar to, any of the Seller Marks. Upon receipt of confirmation from each appropriate registry that such name changes have been effected, the Purchaser shall provide the Seller with written evidence that such name changes have been effected. The Seller shall use commercially reasonable endeavours to assist the Purchaser with the foregoing to the extent the Purchaser is not authorised to take any requisite preparatory action prior to Completion, including by taking steps to obtain a “negative corporate name certificate” (certificado negativo de denominación social) from the Spanish Central Mercantile Registry in relation to changing the corporate name of Huntsman Performance Products Spain S.L.

Working Capital Statement

7.29                        The Parties acknowledge that it is possible that, during the period prior between Signing and Completion, it may become apparent that certain items which could not have been anticipated at the Signing Date and which would generally be understood to constitute working capital items should be included in the pro forma statement set out in Part IV (Pro Forma Working Capital Statement) of Schedule 11 (Pro Forma Statements) notwithstanding the fact that they were not contemplated in such pro forma statement as at the date of this Agreement. If either Party believes such a scenario has arisen, prior to Completion, such Party shall have the right to notify the other Party in writing, following which the Parties shall discuss in good faith in order to agree any such modification(s) as they may agree to be appropriate (acting reasonably) to the pro forma statement set out in Part IV (Pro Forma Working Capital Statement) of Schedule 11 (Pro Forma Statements).

Capital Projects

7.30                        Following execution of this Agreement the Seller undertakes to procure that Huntsman Saint-Mihiel S.A.S. shall take all reasonable steps to commence and progress the Truck Park Capital Project and the Eltesol Capital Project (together the “Capital Projects”) and, in respect of the Truck Park Capital Project, to the extent practical, complete the same prior to Completion.  Such Capital Projects shall be progressed in a manner consistent in all material respects with the project plans as outlined within the Capital Expenditure Plan (as specifically set out under project numbers 200500305 and 200500318).

7.31                        For the purpose of this clause the “Truck Park Capital Project” means the construction of a parking area for trucks at the EDS Site at Saint-Mihiel (France) and “Eltesol Capital Project” means part 1 of 3 of the refurbishment of the Eltesol Steel Structure.”

8.                                      GUARANTEES

Replacement of Guarantees

8.1                               The Seller shall procure that each of the EDS Entities is released from all Guarantees given by or on behalf of any of the EDS Entities to the extent that they relate to any Retained Liability (but not to the extent they relate to an EDS Liability). Pending such release the Seller (i) hereby indemnifies and agrees to keep indemnified the Purchaser and each member of the Purchaser’s Group against all Retained Liabilities under those Guarantees, including any fees charged by financial institutions relating to outstanding bank guarantees or letters of credit, and (ii) with effect from the Effective Time shall owe to the Purchaser a guarantee facility fee in the amount equal to 0.5% (half percent) per annum calculated over the aggregate amount guaranteed by the Purchaser from time to time and on the basis of a 360 day year, plus any applicable VAT thereon, such fee being due and payable monthly in arrears and within ten (10) Business Days of receipt of an invoice with respect to the relevant period.

8.2                               Subject to Completion occurring, the Purchaser shall procure that with effect from Completion each member of the Seller’s Group is released from all Guarantees given by or on behalf of any member of the Seller’s Group to the extent that they relate to any EDS Liability (but not to the extent they relate to a Retained Liability), including those listed in Schedule 28 (EDS Guarantees). Pending such release, the Purchaser (i) hereby indemnifies and agrees to keep indemnified each member of the Seller’s Group against all EDS Liabilities under those Guarantees, including any fees charged by financial institutions relating to outstanding bank guarantees or letters of credit, and (ii) with effect from the Effective Time shall owe to the Seller a guarantee facility fee in the amount equal to 0.5% (half percent) per annum calculated over the aggregate amount guaranteed by the Seller from time to time and on the basis of a 360 day year, plus any applicable VAT thereon, such fee being due and payable monthly in arrears and within ten (10) Business Days of receipt of an invoice with respect to the relevant period.

9.                                      SELLER WARRANTIES

9.1                               The Seller hereby warrants to the Purchaser that each of the Seller’s Warranties as set out in Schedule 7 (Seller’s Warranties) is true and accurate as at the Signing Date (by reference to the facts and circumstances existing as at the time of Signing).

9.2                               Immediately prior to and at Completion, the Seller shall be deemed to warrant to the Purchaser that each of the Fundamental Warranties is true and accurate as at Completion (by reference to the facts and circumstances existing as at Completion).

For this purpose only, where there is an express or implied reference in a Fundamental Warranty to the “Signing date”, “date of Signing”, that reference is to be construed as a reference to the Completion Date.

9.3                               The Seller’s Warranties (other than the Fundamental Warranties) are qualified and limited by the Disclosed Information. Accordingly, notwithstanding any other provision of this Agreement, and except for the provisions of Schedule 12 (Environmental Covenant) and Schedule 13 (Tax Matters), neither the Seller nor any other member of the Seller’s Group shall be liable in respect of any matter giving rise to a breach of any of the Seller’s Warranties (other than the Fundamental Warranties) to the extent that the Purchaser (having reviewed all due diligence reports prepared for and on behalf of the Purchaser or a member of the Purchaser’s Group in connection with the Transaction and made available to the Purchaser prior to the  Signing Date) or any member of the Purchaser’s Group has Actual Knowledge of the matter.

9.4                               The Purchaser acknowledges and agrees that the Seller’s Warranties are the only warranties, express or implied, given by or on behalf of the Seller or any other member of the Seller’s Group in connection with the Disentanglement or the Transaction under this Agreement or any Ancillary Agreements, except for any explicit warranties given in any of the Ancillary Agreements.

9.5                               In the event that a Seller’s Warranty is untrue or inaccurate on the date on which it is given, or in the event of a breach of one (1) or more of the Seller’s Warranties, the Seller shall, subject to the limitations set out in this Agreement and as the Purchaser’s sole and exclusive remedy for such breach, compensate the Purchaser for all Losses suffered or incurred by the Purchaser or any Affiliate of the Purchaser (it being understood that any Losses suffered by any EDS Entity as a result of such breach will for this purpose be deemed to also be Losses suffered by the Purchaser) as a result thereof. The Purchaser shall not be able to claim specific performance with respect to any breach of any Seller’s Warranties nor to terminate or rescind this Agreement or any Transaction Document on account of such breach.

10.                               PURCHASER’S WARRANTIES AND UNDERTAKINGS

Warranties

10.1                        The Purchaser warrants to the Seller that at the date of this Agreement and at the Completion Date:

10.1.1              the Purchaser validly exists and is duly incorporated under the laws of its jurisdiction of incorporation;

10.1.2              the Purchaser has the full right, power and authority to enter into this Agreement, and has taken all action necessary, to execute, deliver and to exercise its respective rights and perform its respective obligations under this Agreement;

10.1.3              this Agreement has been duly signed on behalf of and duly entered into by the Purchaser, and is a valid and binding obligation of the Purchaser and enforceable against the Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar Law affecting the enforcement of creditors’ rights generally;

10.1.4              each of the Ancillary Agreements, when duly signed on behalf of and duly entered into by the Purchaser and each of its Affiliates that is to become a party to any of the Ancillary Agreements, will be duly signed on behalf of and duly entered into by the Purchaser and each of its applicable Affiliates, and each of the Ancillary Agreements (when so executed) will be a valid and binding obligation of the Purchaser and each of its applicable Affiliates and enforceable against the Purchaser and each of its applicable Affiliates in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles.

10.1.5              the entry into and performance of the Ancillary Agreements by the Purchaser and each of its Affiliates that is to become a party to any of the Ancillary Agreements will be duly authorised and approved by all necessary corporate action on the part of the relevant EDS Entities that are to become a party to any of the Ancillary Agreements.

10.1.6              the execution and delivery of, and the performance by the Purchaser and each of the Purchaser’s relevant Affiliates of their respective obligations under, this Agreement and the Ancillary Agreements will not:

(a)                                 result in a breach of any provision of the Organisational Documents of the Purchaser or any of the Purchaser’s relevant Affiliates;

(b)                                 result in a breach of, or constitute a default under, any agreement or instrument to which the Purchaser or any of the Purchaser’s relevant Affiliates is a party or by which the Purchaser or any of the Purchaser’s relevant Affiliates is bound and which is material in the context of the Transaction;

(c)                                  result in a breach of any Governmental Order to which the Purchaser or any of the Purchaser’s relevant Affiliates is a party or by which the Purchaser or any of the Purchaser’s relevant Affiliates is bound or submits; or

(d)                                 except only for the notifications and filings with the Competition Authorities contemplated in Clause 4.1.1, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, its shareholders or any Governmental Authority which has not been obtained or made at the date of this Agreement, both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); and

10.1.7              all information provided to the Seller and/or the Seller’s Representatives in relation to the notifications and filings to the Competition Authority contemplated in Clause 4.1.1 is true, accurate and not misleading;

10.1.8              no resolution has been taken by the board of directors or shareholders meeting (or equivalents under local Law) of the Purchaser or any of the Purchaser’s relevant Affiliates and no petition has been presented to any Governmental Authority having jurisdiction under applicable Law seeking a Governmental Order, for a general moratorium on the payment of its creditors, a winding up or liquidation of the Purchaser or any of the Purchaser’s relevant Affiliates or the appointment of a liquidator, provisional liquidator, judicial administrator or receiver (or equivalents under local Law) to it and no events have occurred which, under Law, would justify such resolution, petition or Proceedings;

10.1.9              neither the Purchaser nor any of the Purchaser’s relevant Affiliates has proposed to or agreed with all its creditors generally a voluntary compromise with respect to the waiver, forgiveness or restructuring of its indebtedness; and neither the Purchaser nor any of the Purchaser’s relevant Affiliates has applied to any Governmental Authority having jurisdiction under any applicable Law for a Governmental Order authorising the convening of a meeting with all of its creditors generally to vote on a proposal for any such compromise or similar arrangement;

10.1.10       each of the Purchaser and the Purchaser’s relevant Affiliates is able to pay its debts as and when they fall due within the meaning of the insolvency Laws applicable to it;

10.1.11       save for the Financing Papers, there are no agreements, side letters, understandings or arrangements to which the Purchaser or any member of the Purchaser’s Group is a party and relating to the funding of the Transaction; and

10.1.12       subject to the terms and conditions of the Financing Papers, the Purchaser has, and will have, as at Completion, sufficient available funds to enable the Purchaser to meet in full its (payment) obligations under this Agreement.

10.2                        The Purchaser warrants to the Seller that, as at the date of this Agreement, there are no facts or circumstances within the Actual Knowledge of the Purchaser (having reviewed all due diligence reports prepared for and on behalf of the Purchaser or a member of the Purchaser’s Group in connection with the Transaction and made available to the Purchaser prior to the Signing Date) which, in the Purchaser’s Actual Knowledge, will entitle the Purchaser to make a Warranty Claim.

10.3                        In the event that a Purchaser’s Warranty is untrue or inaccurate on the date on which the same is given, or in the event of a breach of this Agreement by the Purchaser, the Purchaser shall be liable to the Seller for the Losses suffered or incurred by the Seller or any Affiliate of the Seller as a result thereof.

10.4                        The Purchaser acknowledges and hereby confirms that it is a sophisticated party and that, with the help of specialist professional advisers, it has performed an investigation with respect to the EDS Business, the EDS Entities, the EDS Assets and EDS Liabilities and the prospects of the EDS Business, consisting, among other matters, of a review of the Disclosed Information as well as attendance at management presentations and site visits.

10.5                        The Purchaser confirms that it and its advisers have had sufficient opportunity to review the Disclosed Information and to ask questions in relation to the Disclosed Information.

No Sue Undertaking

10.6                        The Purchaser undertakes to the Seller and each member of the Seller’s Group and each of their respective directors, officers, employees, agents and advisers that (except to the extent of fraud, wilful misstatement or wilful concealment) the Purchaser (i) does not have any rights against, (ii) shall not make any claim against, and (iii) hereby waives any rights it may have to claim against, any members of the Seller’s Group (other than the Seller) or any of their respective directors, employees, officers, agents or advisers in respect of any information on which it may have relied before agreeing to any term of, or entering into, this Agreement or any other agreement or document referred to herein or otherwise in respect of the Transaction.

Purchaser’s Funding

10.7                        The Purchaser shall take, and shall procure that each member of the Purchaser’s Group shall take, on a timely basis, all action and do, or cause to be done, all things necessary to receive the financing contemplated by the Financing Papers at or prior to Completion on the terms and subject to the conditions described in the Financing Papers, in order to be able to satisfy its payment obligations under this Agreement, including to:

10.7.1              satisfy on a timely basis, any outstanding conditions precedent to the utilisation of the funds under the Financing Papers;

10.7.2              promptly enforce its right under the Financing Papers, including its rights pursuant to the Financing Papers to draw down all funds required by the Purchaser to fulfil, on a timely basis, its payment obligations pursuant to this Agreement;

10.7.3              promptly pay any commitment or other fees as and when required under the terms of the Financing Papers; and

10.7.4              comply with the provisions of the Financing Papers.

10.8                        The Purchaser shall not, and shall procure that each member of the Purchaser’s Group shall not:

10.8.1              without the prior written consent of the Seller (which the Seller may withhold in its absolute discretion), terminate, rescind, modify, amend or agree to modify or amend the terms of the Financing Papers in any way which could make the availability at Completion of the funds available under the Financing Papers less certain, including any changes at all to the financing parties, a reduction in the amount of their financial commitments or any changes at all to, or any additions to the conditions precedent or draw-stop events to the utilisation of such financing at Completion;

10.8.2              do anything which would reasonably be likely to (i) jeopardise the availability of the funds available under the Financing Papers in accordance with their respective terms, or (ii) prejudice any member of the Purchaser’s Group’s ability to pay the amounts payable by it under this Agreement, (iii) or adversely affect any member of the Purchaser’s Group’s ability to acquire the EDS Business as contemplated under this Agreement;

10.8.3              act in any way (including, where necessary, ceasing to take any action) which would reasonably be likely to waive or agree to waive any rights or obligations of the Purchaser, its parent or any other member of the Purchaser’s Group under the Financing Papers; or

10.8.4              breach or fail to comply with the Financing Papers where such breach or failure to comply may lead to a default of such Financing Papers, including a cross-default.

11.                               INDEMNITIES

EDS Liabilities

11.1                        Subject to Completion occurring, without prejudice to the other provisions of this Agreement including the Seller’s Warranties and the provisions of Schedule 13 (Tax Matters), each of the EDS Liabilities shall be assumed by and for the account of the Purchaser. For the avoidance of doubt, nothing in this Agreement or any other Transaction Document shall operate to transfer any of the Retained Assets or Retained Liabilities to the Purchaser or any member of the Purchaser’s Group.

11.2                        The Purchaser (on behalf of itself and the other members of the Purchaser’s Group) hereby undertakes to the Seller (on behalf of itself and the other members of the Seller’s Group) that subject to Completion occurring, the Purchaser shall, and shall procure that the relevant member(s) of the Purchaser’s Group, duly and properly perform, assume, and pay and promptly discharge in full when due, the EDS Liabilities.

11.3                        Subject to Completion occurring, except where such liability falls under paragraph 1 of Schedule 13, the Purchaser shall, or shall cause the relevant member(s) of the Purchaser’s Group to, indemnify, defend and hold harmless the Seller and each member of the Seller’s Group from, against and in respect of any Losses suffered or incurred by the Seller or any Affiliate of the Seller resulting from:

11.3.1              any EDS Liabilities;

11.3.2              any failure by the Purchaser or by any member of the Purchaser’s Group to promptly discharge or procure the prompt discharge of any EDS Liabilities; and

11.3.3              any Liabilities arising out of, relating to or otherwise in respect of the EDS Business after the Effective Time;

provided that neither the Seller nor any member of the Seller’s Group can claim under this indemnity in this Clause 11.3 in respect of matters relating to Pension Benefits and/or the Pension Plans.

11.4                        After Completion, the Purchaser shall at its cost execute and deliver all such further documents and/or take such other action as the Seller may reasonably request in order to effect (i) the release and discharge in full of the relevant member of the Seller’s Group from any and all EDS Liabilities and (ii) the assumption by the Purchaser or any member of the Purchaser’s Group as the primary obligor in respect of any and all EDS Liabilities in substitution for the relevant member of the Seller’s Group (in each case on a non-recourse basis to any member of the Seller’s Group).

Retained Assets and Retained Liabilities

11.5                        Notwithstanding any provisions to the contrary, the Retained Assets and the Retained Liabilities shall not form part of the Transaction and the Seller shall procure that the Retained Assets and the Retained Liabilities shall not be transferred to any of the EDS Entities as part of the Transaction or otherwise.

11.6                        Without prejudice to Clause 11.5, the Seller shall, or shall cause the relevant member of the Seller’s Group to, indemnify, defend and hold harmless each member of the Purchaser’s Group from, against and in respect of any Losses suffered or incurred by any of them resulting from:

11.6.1              any Retained Liabilities;

11.6.2              any failure by the Seller or any member of the Seller’s Group to promptly discharge or procure the prompt discharge of any Retained Liabilities; and

11.6.3              any Liabilities arising out of, relating to or otherwise in respect of the Retained Liabilities after the Effective Time,

(collectively, the “Retained Liability Indemnity”), provided that neither the Purchaser nor any member of the Purchaser’s Group can claim under the indemnity in this Clause 11.6 in respect of matters relating to Pension Benefits and/or the Pension Plans.

11.7                        If the Seller is liable for any Losses of any member of the Purchaser’s Group under the Retained Liability Indemnity, the Seller shall, either itself or, at the election of the Seller, through another member of the Seller’s Group compensate, at the election of the Purchaser, the relevant EDS Entity for an amount equal to any Losses suffered or incurred by the relevant EDS Entity as a result thereof by making a payment equal to such Losses to the relevant EDS Entity.

11.8                        After Completion, the Seller shall at its cost execute and deliver all such further documents and/or take such other action as the Purchaser may reasonably request in order to effect (i) the release and discharge in full of the relevant member of the Purchaser’s Group from any and all Retained Liabilities and any Liabilities related to the Retained Assets and (ii) the assumption by the Seller or any member of the Seller’s Group as the primary obligor in respect of any and all Retained Liabilities or Liabilities related to the Retained Assets in substitution for the relevant member of the

Purchaser’s Group (in each case on a non-recourse basis to any member of the Purchaser’s Group).

12.                               ENVIRONMENTAL COVENANT

The provisions of Schedule 12 (Environmental Covenant) shall apply in relation to Environmental Matters.

13.                               LIMITATION OF LIABILITY; CONDUCT OF CLAIMS

Except in the event of fraud and otherwise to the maximum extent permitted by Law, the Liability of the Seller shall be subject to the limitations contained in, and be subject to the other provisions of, Schedule 8 (Limitation of the Seller’s Liability).

14.                               TAX MATTERS

Tax Covenant and Warranties

14.1                        As of and with effect from Completion, save where expressly stated to the contrary, and subject to the limitations contained in, and subject to the other provisions of, Schedule 8 (Limitation of the Seller’s Liability), the provisions of Schedule 13 (Tax Matters) shall apply in relation to Tax.

14.2                        The only Warranties given in respect of Tax are those contained in paragraph 19 (Taxation) of Schedule 7 (Seller’s Warranties) and none of the other Seller’s Warranties shall be deemed to be given in relation to Tax save that if there is a claim under a Seller’s Warranty in paragraph 5 (Financial Information) the facts and circumstances of which are unrelated to Tax but which give rise to a Tax liability then the Purchaser shall be entitled to claim for such Tax liability.

Specific Transfer Taxes

14.3                        Registration duty to be paid pursuant to Article 726 of the French Code general des impôts in connection with this Agreement shall be borne by the Purchaser. The Purchaser will carry out the necessary formalities with the French Tax Authority within twenty (20) Business Days as from the Completion Date.

VAT

14.4                        All sums set out in this Agreement or otherwise payable by any Party to any other Party under or pursuant to this Agreement shall (unless expressly stated otherwise) be deemed to be exclusive of any VAT.

14.5                        The Parties will work together to determine whether a transfer by the Seller or one (1) or more of the Designated Sellers of all or part of the EDS Assets and EDS Liabilities contemplated by this Agreement constitutes a transfer of a totality of assets as referred to in Article 19 of the VAT Directive, any provision imposed in a member state of the European Union pursuant thereto or any equivalent provisions applicable elsewhere, as a result of which the relevant transfer does not give rise to any supply for VAT purposes, or which is otherwise outside the scope of VAT, or in respect of which no VAT is otherwise payable. To the extent that any such treatment is available, the Parties will use reasonable endeavours to secure that the foregoing treatment applies.

If any Tax Authority determines subsequently that the Parties have wrongfully applied Article 19 of the VAT Directive or such other provision so that VAT is chargeable at a positive rate on the supply of any of the EDS Assets and/or the EDS Liabilities, the Seller or Designated Seller will be entitled to invoice the Purchaser or Designated Purchaser for the VAT chargeable on such supply, and the Purchaser shall procure payment of such VAT to the Seller or Designated Seller within ten (10) Business Days from the receipt of a valid VAT invoice in respect of such supply from the Seller or relevant Designated Seller.

14.6                        Subject to Clause 14.5, if any VAT is or becomes chargeable on any supply or transfer made by any person (the “Supplier”) under or pursuant to this Agreement to any other person (the “Recipient”) and the Supplier is required to account for VAT in respect of that supply or transfer, then the Recipient shall, subject to the receipt of a valid VAT invoice in respect of such supply, pay to the Supplier an amount equal to such VAT in addition to any other sum or consideration for that supply or transfer; and that payment shall be made within ten (10) Business Days of demand or, if later, at the same time as the sum or consideration for the supply or transfer is payable.

14.7                        The Purchaser, the Designated Purchaser or the Recipient, as the case may be under Clause 14.5 or 14.6 above, must at the request of the Seller, Designated Seller or Supplier, as the case may be, provide a valid VAT identification number as soon as reasonably practicable if available.

14.8                        Where under or pursuant to this Agreement a Party is required to reimburse or indemnify another Party for any costs or expenses, that Party shall also reimburse that other Party for any VAT incurred by that other Party in respect of those costs or expenses, except to the extent that the other Party is able to recover an amount or is entitled to a Relief, in each case, in respect of that VAT.

14.9                        References in this Agreement to any person shall, when construing any provision in relation to VAT, be deemed at any time when such person (the “Relevant Person”) is a member of a group or fiscal unity for VAT purposes to include a reference, where appropriate, to (i) any other member of such group or fiscal unity at such time which is or will be under an obligation to account for, or pay, to any Tax Authority any VAT chargeable on or in respect of any supplies or transfers constituted by or otherwise arising from the activities of the Relevant Person, or (ii) in relation to any amounts representing VAT incurred by the Relevant Person (as part of any cost or expense incurred by such Relevant Person), any other member of such group or fiscal unity at such time which is or will be entitled to a refund (by way of credit, repayment or otherwise) of such VAT from any Tax Authority.

No Withholding

14.10                 Unless stated otherwise in this Agreement, all payments made by a Party under this Agreement shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by Law.

14.11                 If a Party makes a deduction or withholding required by Law from a payment due under this Agreement, the sum due shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the other Party receives a sum equal to the sum it would have received had no deduction or withholding been made, unless the deduction or withholding needs to be made in respect of the payment of the Purchase Price and is made by reference to income, profits or gains (deemed) earned by the Seller or Designated Seller.

14.12                 To the extent that any deduction or withholding in respect of which an additional amount has been paid under Clause 14.11 above results in the payee obtaining a Relief, the payee shall pay to the payer, within ten (10) Business Days of obtaining and utilising the benefit of the Relief, an amount equal to the lesser of (i) the value of the Relief obtained and (ii) the additional sum paid under Clause 14.11 above in respect of such deduction or withholding, in each case after deduction of any additional Taxes due in respect thereof and costs reasonably made for obtaining the Relief.

14.13                 The Purchaser warrants and undertakes for the purpose of the exclusion from the increased payment obligation with respect to the Purchase Price set out in Clause 14.11: (i) that the Designated Purchaser of Huntsman Performance Products Spain, S.L. will be a company incorporated in England and Wales that is regularly subject to corporate tax in, and considered tax resident for tax purposes solely of, the United Kingdom; and (ii) that it is unaware of any requirement to make any deduction or withholding on the payment of the Purchase Price.

15.                               DISENTANGLEMENT MATTERS

Wrong Pocket

15.1                        If, within twelve (12) months following Completion, the Parties become aware that there are any Wrong Pocket Assets, then:

15.1.1              in respect of each Seller Wrong Pocket Asset, the Purchaser, shall, and shall procure that the relevant members of the Purchaser’s Group shall:

(a)                                 execute all such deeds and documents as may be reasonably necessary for the purpose of Conveying the Seller Wrong Pocket Asset free of any Third Party Rights (other than Permitted Encumbrances) arising following Completion to any member of the Seller’s Group nominated by the Seller; and

(b)                                 do all such further acts and things and execute all such other documents as may be necessary validly to effect the Conveyance of the Seller Wrong Pocket Asset to the relevant member of the Seller’s Group nominated by the Seller, provided that, if any Third Party Consent, approval, authorisation or waiver is required for the Conveyance then the Purchaser shall, and shall procure that the relevant members of the Purchaser’s Group shall, use all commercially reasonable efforts to procure the consent, approval, authorisation or waiver and, pending such consent, approval, authorisation or waiver, shall hold or shall procure that the benefit of such Seller Wrong Pocket Asset be held on trust for the benefit of the relevant member of the Seller’s Group or its nominee; and

15.1.2              in respect of each Purchaser Wrong Pocket Asset, the Seller shall, or shall procure that the relevant member of the Seller’s Group shall:

(a)                                 execute all such deeds and documents as may be reasonably necessary for the purpose of Conveying the Purchaser Wrong Pocket Asset free of any Third Party Rights (other than Permitted Encumbrances) to the relevant member of the Purchaser’s Group nominated by the Purchaser; and

(b)                                 do all such further acts and things and execute all such other documents as may be necessary validly to effect the Conveyance of the Purchaser Wrong Pocket Asset to the relevant member of the Purchaser’s Group nominated by the Purchaser, provided that, if any Third Party Consent, approval, authorisation or waiver is required for the Conveyance, then the Seller shall use all commercially reasonable efforts to procure the consent, approval, authorisation or waiver and pending such consent, approval, authorisation or waiver shall hold or shall procure that the benefit of such Purchaser Wrong Pocket Asset be held on trust for the benefit of the relevant member of the Purchaser’s Group or its nominee.

15.2                        All costs and expenses arising out of compliance with a transfer of the Wrong Pocket Assets as set out in Clause 15.1 shall be allocated to the Parties as though such Wrong Pocket Asset had been transferred at Completion in accordance with the terms of this Agreement.

15.3                        If any Wrong Pocket Assets are identified in accordance with Clause 15.1, the Seller and the Purchaser shall seek to agree within ten (10) Business Days of written request by either Party, whether such Wrong Pocket Assets would, if they had been identified as such immediately prior to Completion, have resulted in any adjustment to the Purchase Price pursuant to Clause 6 (Post-Completion Adjustment) (the amount of any adjusting payments required to put the Seller and the Purchaser in the position that they would have been in if such Wrong Pocket Assets would have been identified immediately prior to Completion the “Wrong Pockets Adjustments”). If the Seller and the Purchaser:

15.3.1              agree in writing that no Wrong Pockets Adjustments are required, no consideration shall be required to be paid for the Conveyance of the relevant Wrong Pocket Asset pursuant to Clause 15.1 (or, where a consideration is required by Law, the Seller shall, or shall procure that its nominee shall, forthwith pay to the Purchaser or the relevant member of the Purchaser’s Group or the Purchaser shall, or shall procure that its nominee shall, forthwith pay to the Seller or the relevant member of the Seller’s Group (as applicable) the amount of US$ 1 (one US Dollar) by way of consideration, which the Parties agree and acknowledge serves as sufficient consideration for the Conveyance of the relevant Wrong Pocket Asset pursuant to, and in accordance with, this Clause 15.3;

15.3.2              agree in writing: (i) that Wrong Pockets Adjustments are required; and (ii) the amount of the Wrong Pockets Adjustments, and that the amount of which each of the Seller and the Purchaser has respectively agreed to pay to the other shall be aggregated and set-off against each other; whichever of the Purchaser or the Seller is then left with a payment obligation shall make the applicable payment within five (5) Business Days; and

15.3.3              do not agree as to whether any Wrong Pockets Adjustments are required (or as to the amount of any Wrong Pockets Adjustment), then either Party may deliver to the other Party a draft statement of the Wrong Pockets Adjustments (“WP Statement”).

15.4                        The Party receiving the WP Statement shall notify the other Party in writing (a “WP Objection Notice”) within twenty (20) Business Days after receipt of the WP Statement whether or not it accepts the draft WP Statement for the purposes of this Agreement. A WP Objection Notice shall set out in reasonable detail the relevant Party’s reasons for such non-acceptance and specify the adjustments which, in the objecting Party’s opinion, should be made to the draft WP Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the WP Objection Notice, the Party receiving the WP Statement shall be deemed to have agreed the draft WP Statement in full.

15.5                        If a Party serves a WP Objection Notice in accordance with Clause 15.4, then Clauses 6.3 to 6.6 shall apply mutatis mutandis to the resolution of the relevant issues.

15.6                        When the WP Statement has been agreed or determined in accordance with Clause 15.5, then:

15.6.1              the amounts shown in the WP Statement as the Wrong Pockets Adjustments shall be final and binding for the purposes of this Agreement; and

15.6.2              the amount of any Wrong Pockets Adjustments that it has been agreed or determined each of the Seller and the Purchaser are respectively obliged to pay to the other shall be aggregated and set-off against each other. Whichever of the Purchaser or Seller is then left with a payment obligation shall make the applicable payment within five (5) Business Days.

Shared Business Contracts

15.7                        The Parties acknowledge that the EDS Entities will no longer be members of the Seller’s Group after Completion and as such will no longer be entitled to the rights and benefits to the extent inuring to the EDS Business under any such Shared Business Contracts. In case any EDS Entity intends to enter into a new agreement in order to obtain similar rights and benefits, the Parties shall use all their respective commercially reasonable efforts to introduce the Purchaser’s designated Representatives to the relevant Representatives of the third parties who are party to any such Shared Business Contracts and negotiate with the relevant counterparty with an aim to conclude such new agreement on similar terms and conditions, taking into account however any difference in size and creditworthiness between the Seller’s Group and the Purchaser’s Group and all other requirements of the relevant counterparty.

15.8                        If, with respect to any Shared Business Contract, the counterparty objects to the entering into of a new agreement as contemplated in Clause 15.7, the Seller and the

Purchaser will use their commercially reasonable efforts to negotiate a mutually acceptable arrangement under which (i) the relevant EDS Entities will obtain the benefits and assume the obligations (including any minimum off-take or similar obligations) under such Shared Business Contract to the extent related to the EDS Business, including, to the extent permitted, making use of any divested entity arrangements and/or entering into re-selling, sub-contracting, sub-licensing or sub-leasing arrangements for the benefit and account of the relevant EDS Entities, and (ii) the relevant member of the Seller’s Group will enforce, for the benefit of the relevant EDS Entities, with the Purchaser assuming all obligations thereunder of all members of the Seller’s Group to the extent related to the EDS Business, any and all rights of the relevant member of the Seller’s Group against a third party, all to the extent related to the EDS Business. The obligations will be treated as related to the EDS Business to the extent these are consistent with the obligations incurred by the EDS Business under the relevant Shared Business Contracts over the period of twelve (12) months immediately preceding the Completion Date.

15.9                        Pending implementation of the Sharing Arrangements, the Parties shall each use and procure that their respective Affiliates use their respective commercially reasonable efforts to continue to operate each Shared Business Contract, including fulfilling all their respective obligations under that Shared Business Contract in each case until the earlier of:

15.9.1              the expiration or termination of the relevant Shared Business Contract;

15.9.2              the date with effect from which the Purchaser notifies the Seller that it no longer wishes to receive the benefit of the relevant Shared Business Contract; and

15.9.3              the date that a new agreement or arrangement is entered into with the relevant counterparty pursuant to Clause 15.7.

15.10                 Notwithstanding the foregoing, following the expiration or other termination of any Shared Business Contract, no Party will be obligated to continue the Sharing Arrangements with respect to such expired or terminated Shared Business Contract, as applicable; provided that the Parties shall not, and shall procure that their respective Affiliates shall not, terminate any such Shared Business Contract (other than through the passing of time and not renewing same) without the prior written consent of the other Parties.

15.11                 Any (i) operational costs associated with the maintenance and administration of the Sharing Arrangements, (ii) out-of-pocket costs of obtaining the consent of the relevant counterparty to any of the arrangements contemplated by Clause 15.8, including any payment or fee required to be made to such counterparty in exchange for the grant of such consent, will be shared evenly between the Seller and the Purchaser or as otherwise agreed between the Seller and the Purchaser. Neither the Seller nor the Purchaser will make or commit to make any such payments or fees, or incur any non-de minimis out-of-pocket costs, that will be subject to such Sharing Arrangement without the advance written consent of the other such Party (such consent not to be unreasonably withheld); provided that either Party may agree to or commit to make, any such payments or fees without such consent of the other Party but such payments or fees will then be at the sole cost of such Party making such agreement or commitment.

15.12                 To the extent that any counterparty violates or otherwise breaches any Shared Business Contract prior to the Completion Date, and such violation or other breach gives rise to the right of any member of the Seller Group that is a party thereto to asserts any Action against such counterparty, the Purchaser may, from and after Completion, elect to give notice of such fact to the Seller, in which event the Purchaser and the Seller will negotiate in good faith to determine (i) whether and how to proceed with such Action against such counterparty, and (ii) how to allocate the costs of pursuing such cause of Action and any benefits that might arise from such Action. It is the intent of the Parties that, in respect of such Shared Business Contract, the costs of pursuing, and the benefits arising from, such Action will be allocated between the Purchaser and the Seller in a manner proportionate to the recoverable damages incurred by the EDS Business, on the one hand, and the Retained Business, on the other hand.

Proposed Transaction Structure

15.13                 The Parties agree that, if due to a change in Law occurring after Signing, the Seller believes it is preferable to vary the structure of the Transaction to Convey the EDS Business, the EDS Shares, the EDS Assets or EDS Liabilities to the Purchaser in a manner other than as set out in this Agreement, or to vary the steps set out in Schedule 5, the Seller may, subject to Clause 15.14, propose to implement the Transaction, or the Disentanglement, respectively, in any alternative manner on which Seller and Purchaser agree (each acting reasonably) and which each Party considers to be appropriate, provided that the outcome of the Transaction, or the Disentanglement, respectively, remains at least economically equivalent for the Purchaser on an after-Tax basis as in the case of the Conveyance, or the Disentanglement, respectively, as set out in this Agreement (disregarding for the purpose of this comparison the availability of any Reliefs).

15.14                 If Seller wishes to make any variations under Clause 15.13, Seller shall notify the Purchaser immediately, and shall consult fully with the Purchaser in connection therewith.

15.15                 If the Purchaser wishes to assume some or all of the Net Intercompany Amount on Completion then the Parties shall discuss such assumption in good faith.

16.                               POST-COMPLETION OBLIGATIONS AND COVENANTS

Insurance Matters

16.1                        The Purchaser acknowledges and agrees that with effect from Completion all Insurances, shall be terminated or shall no longer provide coverage to or with respect to the EDS Business, the EDS Entities, the EDS Assets or the EDS Liabilities for any events, occurrences or accidents occurring prior to, on or after Completion, and no third party or member of the Seller’s Group shall have any liability or responsibility for any such events, occurrences or accidents under such policies occurring prior to, on or after Completion, except that the Seller shall procure that to the extent that events, occurrences or accidents having an impact on the EDS Business or the EDS

Entities or the EDS Assets or EDS Liabilities occur prior to Completion which are covered by any such Insurances maintained by any member of the Seller’s Group, the Seller shall (i) use its commercially reasonable efforts to pursue and collect claims arising prior to the Completion for coverage for Losses with respect to the EDS Business, the EDS Entities, the EDS Assets or the EDS Liabilities, if and to the extent Seller would pursue such claims pursuant to its internal policies and procedures had Completion not occurred, (ii) keep Purchaser reasonably apprised of developments concerning such claims, and (iii) procure that to the extent possible claims under such policies are filed for the benefit of the EDS Business and the EDS Entities and the Seller shall procure that the net proceeds received under any such policies are paid without delay to the relevant members of the Purchaser’s Group net of any reasonable external costs and administrative expenses.

Seller’s Group Supply Arrangements

16.2                        The Purchaser acknowledges and agrees that, save to the extent specifically agreed in the Transaction Documents, with effect from Completion no member of the Purchaser’s Group will benefit from any group arrangements made by the Seller’s Group with any suppliers of any goods or services.

Access to Books and Records

16.3                        Notwithstanding any other provision of this Agreement, the Purchaser agrees that it will cause the members of the Purchaser’s Group, and their respective directors and employees, to (and will use its commercially reasonable efforts to procure that its auditors will):

16.3.1              retain, in accordance with mandatory Law and the record retention practice of the Seller’s Group in effect at the Completion Date, all Books and Records in their possession or under their control and relating to the affairs of the EDS Business and of the EDS Entities, the EDS Assets and EDS Liabilities in the period prior to Completion, so that at any time such records pertaining to the past seven (7) years (or longer, if required by Law or to substantiate any Tax position) are retained;

16.3.2              maintain the Business Data in its original format; and

16.3.3              at the request of the Seller and at its sole expense, give the Seller and/or any of its Representatives reasonable access to such Books and Records so retained and reasonable access to the directors and employees of the Purchaser’s Group (including the right to view, download and make copies of any relevant information) in order to provide the Seller with information concerning the operation and conduct of the EDS Business and the EDS Entities, the EDS Assets and EDS Liabilities prior to the Completion Date as may reasonably be required to enable the Seller’s Group to satisfy its accounting (including for IAS12 purposes), litigation or Tax obligations; any access pursuant to any Third Party Claim shall be dealt with exclusively through the provisions of Schedule 8 (Limitation of the Seller’s Liability) and not this Clause 16.3.3.

For the avoidance of doubt, if any part of the EDS Business is sold, divested, liquidated or ceased by any member of the Purchaser’s Group during the above-

mentioned period, the Purchaser shall, to the extent reasonably practicable, procure that it shall retain all information referred to in Clause 16.3.1 relating to the sold, divested, liquidated or ceased EDS Business or otherwise retained and made available to the Seller for purposes of this Clause 16.3 and Clause 16.5.

16.4                        Within the same time period as prescribed in Clause 16.3, the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, modify, adapt, reconfigure or otherwise change the format of the Business Data relating to the period prior to the Completion, without the prior written consent of the Seller, which consent may not be unreasonably withheld or delayed, provided, however, that the Parties acknowledge that the Seller may withhold its consent if such modification, adaptation, reconfiguration or change of the format of the Business Data could result in the Business Data relating to the period prior to the Completion Date no longer being capable of being reasonably retrieved, accessed or processed by the Seller’s Group’s Business Data systems. If compliance with this obligation will reasonably require any member of the Purchaser’s Group to incur any expense over and above what it would usually incur in relation to its own business accounting infrastructure, such costs shall be reimbursed to the Purchaser by the Seller.

16.5                        The Seller agrees that it will cause the members of the Seller’s Group and their respective directors and employees to (and will use its commercially reasonable efforts to procure that its auditors will):

16.5.1              retain, in accordance with mandatory Law and the record retention practices in place within the Seller’s Group at the Completion Date, all Books and Records in their possession or under their control and relating to the affairs of the EDS Business and of the EDS Entities, the EDS Assets and EDS Liabilities in the period prior to Completion, so that at any time such records pertaining to the past seven (7) (or longer, if required by Law) are retained;

16.5.2              grant the Purchaser or a Governmental Authority direct access to the Business Data relating to the period prior to the Completion Date (including the right to view, download and make copies thereof) all at the Seller’s expense and only to the extent that such access is reasonably required in connection with any Tax matters or any other legal, regulatory, administrative or other Proceedings in which the Seller may become involved;

16.5.3              at the request of the Purchaser, and at its sole expense, give the Purchaser and/or any of its Representatives reasonable access to such Books and Records so retained and reasonable access to the directors and employees of the Seller’s Group (including the right to view, download and make copies of any relevant information) in order to provide the Purchaser with information concerning the operation and conduct of the EDS Business and the EDS Entities, the EDS Assets and EDS Liabilities as may reasonably be required to enable the Purchaser’s Group to satisfy its accounting (including for IAS12 purposes), litigation or Tax obligations; and

16.5.4              at the request of the Purchaser, and at its sole expense, give the Purchaser and/or any of its Representatives reasonable access to such Books and Records so retained (including the right to view, download and make copies of any relevant information) in order to provide the Purchaser with EHS and

Regulatory Information concerning the operation and conduct of the EDS Business and the EDS Entities, the EDS Assets and EDS Liabilities as may reasonably be required by the Purchaser.

16.6                        The obligations set out in Clauses 16.3 to 16.5 are subject to the provisions of Clause 18 (Announcements and Confidentiality).

Non-Compete

16.7                        The Seller undertakes to the Purchaser that it will not, and that it will ensure that each member of the Seller’s Group will not, for a period of five (5) years starting on the Completion Date, either alone or jointly with others, directly or indirectly whether for the account of the Seller or any member of the Seller’s Group or on behalf of or through any other persons, and in whatever capacity, directly or indirectly incorporate, establish, own, operate, manage, control, engage in or carry on a business that competes in the Territory with the EDS Business by:

16.7.1              the manufacturing and producing of EDS Products; and/or

16.7.2              the selling and marketing of EDS Products,

(a “Competing Business”).

16.8                        Notwithstanding the foregoing, the restrictions in Clause 16.7 shall not prevent:

16.8.1              any member of the Seller’s Group from:

(a)                                 holding not more than five (5) percent of the issued share capital of any company whose shares are listed on a recognised stock exchange;

(b)                                 acquiring at any time after the Completion Date any assets, business or shares of another entity which may be engaged in a competing business as described in Clause 16.7 so long as such entity or business is not significantly engaged in a competitive business restricted by the terms of Clause 16.7. For the purpose of this Clause (b), an entity or business shall be deemed to be “significantly engaged” in a competitive business where in the financial year preceding such acquisition by any member of the Seller’s Group twenty (20) percent or more of its annual revenue derives from such a competitive business;

(c)                                  manufacturing and producing EDS Products in the Territory for internal use by the Seller’s Group; provided that any such EDS Product does not constitute the predominant component of a subsequent downstream product that competes with any EDS Product;

(d)                                 manufacturing, producing, marketing and selling of Shared Products in the Territory under trademarks that are not EDS Trademarks;

(e)                                  manufacturing, producing, marketing and selling in the Territory of products which are the subject of any of the Toll Manufacturing Agreements or the Exclusive Product Sales Agreement; or

(f)                                   carrying out any of the activities otherwise restricted by Clause 16.7 in South Africa insofar as such activities relate to the mining sector (including, for the avoidance of doubt, in respect of the sale of products into South Africa for use in the mining industry); or

16.8.2              an independent third party or its Affiliates which carries on a competing business (a “Seller Acquirer”) as described in Clause 16.7 acquiring all or part of the shares, stocks, interests, securities or business of any member of the Seller’s Group and continuing to carry on such competing business without restriction; provided that such Seller Acquirer does not use the Know-How of the Seller’s Group as at Completion to carry on a Competing Business.

16.9                        The Purchaser undertakes to the Seller that it will, and that it will ensure that each member of the Purchaser’s Group will, to the extent permissible under the Law, adhere to the restrictions on certain commercial activities of the EDS Entities contained in the Wilmar SPA to the extent set out in Schedule 30 (Restrictions on certain Commercial Activities) for a period starting on the Completion Date until 25 June 2019.

Non-Solicitation

16.10                 The Seller undertakes to the Purchaser for itself and (as agent and trustee) for each of the members of the Purchaser’s Group that no member of the Seller’s Group shall (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly) during the period from the date of this Agreement until the date which is two (2) years after the date of Completion, either alone or jointly with others, directly or indirectly, whether for their own account or otherwise and in whatever capacity employ or solicit the employment of any of the employees employed by the EDS Business, except as a result of placing general solicitation advertisements (including without limitation, general recruitment efforts conducted by any recruitment agency), in each case not specifically targeted at such employees.

16.11                 The Purchaser undertakes to the Seller for itself and (as agent and trustee) each of the members of the Seller’s Group that no member of the Purchaser’s Group shall, during the period from the date of this Agreement until the date which is two (2) years after Completion, without the prior consent of the Seller, either alone or jointly with others, directly or indirectly, whether for its own account or otherwise and in whatever capacity employ or solicit the employment of any of the employees employed by the Retained Business, except as a result of placing general solicitation advertisements (including without limitation, general recruitment efforts conducted by any recruitment agency), in each case not specifically targeted at any director, officer or employee.

Release of Security

16.12                 The Seller shall use commercially reasonable efforts to procure the registration or recordation (as applicable) of the release of the security over the EDS Patents, the EDS Trademarks and the EDS Copyrights which are subject to a security interest granted to JPMorgan on or prior to the Completion Date but shall in any event procure that such registration or recordation be effected within 30 Business Days following Completion.

17.                               EMPLOYEES AND PENSION

17.1                        The provisions of Schedule 25 (Employee Matters) shall apply in respect of EDS Employees and employees of the Retained Business.

17.2                        The provisions of Schedule 26 (Pension Plans) shall apply in respect of the Pension Plans.

18.                               ANNOUNCEMENTS AND CONFIDENTIALITY

Announcements

18.1                        Subject to Clause 18.6, each Party undertakes to the other that it and its respective Affiliates will not make or issue any public announcement, circular or other public communication in connection with the existence or the subject matter of announcement concerning this Agreement, the Transaction, any Transaction Documents or any ancillary matter before, on or after Completion, without the prior written approval of the Purchaser (in case of any public announcements, circulars or other public communications by the Seller or its Affiliates) or the Seller (in case of any public announcement, circular or other public communication by the Purchaser or its Affiliates), which approvals shall not be unreasonably or untimely withheld, provided that the Seller and its Affiliates and the Purchaser and its Affiliates shall be entitled to make such public announcement, circular or other public communication as it deems reasonably required or advisable to (i) comply with applicable Law, the rules of any officially recognised exchange on which the securities of the Seller or any of its Affiliates or Purchaser or any of its Affiliates are listed or a binding decision of a court or another Governmental Authority.

18.2                        The press release to be issued by the Seller’s Group in respect of the signing of this Agreement and the press release to be issued by the Purchaser’s Group in respect of the signing of this Agreement shall be in the agreed form.

Insider Rules

18.3                        The Parties acknowledge that (i) the shares of the Seller’s ultimate parent company Huntsman Corporation is listed on the New York Stock Exchange and the Purchaser’s ultimate parent company Innospec Inc. is listed on the NASDAQ Stock Market and (ii) the existence of the Transaction may be regarded as insider information as defined under United States securities Laws and undertake to:

18.3.1              advise themselves and their representatives of the applicable securities markets Laws and regulations and restrictions thereunder and refrain from, and to ensure that the persons to whom it is allowed to disclose information hereunder shall refrain from, acting in any manner that could breach such Laws and regulations; and

18.3.2              limit access to information in accordance with this Clause 18 (Announcements and Confidentiality) and ensure that the persons receiving information are advised of the obligations under the relevant securities Laws and regulations.

Confidentiality undertakings

18.4                        Other than (with effect from Completion) in respect of any information for which the confidentiality obligations in any of the Ancillary Agreements apply and without prejudice to the terms of the Confidentiality Agreement, the Purchaser shall, and shall procure that:

18.4.1              each member of the Purchaser’s Group shall keep strictly confidential all information provided to it by or on behalf of the Seller or any member of the Seller’s Group or otherwise obtained by it or in connection with this Agreement, the Transaction, any Transaction Document or any ancillary matter which relates to the Seller or any member of the Seller’s Group; and

18.4.2              if, after Completion, any member of the Purchaser’s Group holds confidential information relating to the Seller or any member of the Seller’s Group, each member of the Purchaser’s Group shall not use such information and shall keep that information strictly confidential and, to the extent reasonably practicable, shall return that information to the Seller or, immediately upon the written instruction of the Seller and if reasonably practicable, destroy it, in each case without retaining copies (including copies in digital format), except that the relevant member of the Purchaser’s Group may retain, subject to Clause 18.4.1, a copy of the confidential information for regulatory purposes and to the extent that such retention is required to demonstrate compliance with applicable Law, regulation or professional standards.

18.5                        Other than (with effect from Completion) in respect of any information for which the confidentiality obligations in any of the Ancillary Agreements apply, the Seller shall, and shall procure that:

18.5.1              each member of the Seller’s Group shall keep strictly confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by or in connection with this Agreement, the Transaction, any Transaction Document or any ancillary matter which relates to the Purchaser or member of the Purchaser’s Group; and

18.5.2              if, after Completion, any member of the Seller’s Group holds confidential information relating to the Purchaser or any member of the Purchaser’s Group, each member of the Seller’s Group shall not use such information and shall keep that information strictly confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or, immediately upon the written instruction of the Purchaser and if reasonably practicable, destroy it, in each case without retaining copies (including copies in digital format), except that the relevant member of the Seller’s Group may retain, subject to Clause 18.5.1, a copy of the confidential information for regulatory purposes and to the extent that such retention is required to demonstrate compliance with applicable Law, regulation or professional standards.

18.6                        Nothing in this Clause 18 (Announcements and Confidentiality) prevents any announcement being made or any confidential information being disclosed:

18.6.1              with the prior written approval of the other Party, which in the case of any announcement shall not be unreasonably withheld or delayed;

18.6.2              by the Seller or any other member of the Seller’s Group to the EDS Employees and/or any of the employees of any member(s) of the Seller’s Group or any of their respective works councils, trade unions or other representatives, in each case to the extent necessary for the Completion of the Transaction or to give effect to the Notification and Consultation Matters;

18.6.3              to the extent required by Law, a Tax Authority or any competent regulatory body (including any securities exchange) but a Party so required to disclose any confidential information shall promptly notify the other Party, where practicable and lawful to do so, before disclosure occurs, and cooperate with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement; or

18.6.4              to customers, suppliers, investors or potential investors in the Seller’s Group or the Purchaser’s Group, respectively, and/or market analysts, in each case to the extent it relates to details of the nature of the Transaction provided that such details are not inconsistent with the press releases referred to in Clause 18.2 and provided, further, that such details shall not include price-sensitive information or information about the Purchase Price or warranties or indemnities provided by either Party.

18.7                        Nothing in this Clause 18 (Announcements and Confidentiality) prevents disclosure or use of confidential information by any of the Parties:

18.7.1              to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party;

18.7.2              to that Party’s professional advisers, auditors, providers of finance or bankers of any member of the Seller’s Group or the Purchaser’s Group, but before any disclosure to any such person the relevant Party shall procure that it is made aware of the terms of this Clause 18 (Announcements and Confidentiality) and shall procure that each such person adheres to those terms as if it were bound by the provisions of this Clause 18 (Announcements and Confidentiality);

18.7.3              to the extent permissible under the Transaction Documents; and

18.7.4              after Completion, in the case of the Seller or any member of the Seller’s Group, to the extent pertaining to any Retained Asset (including Non-Exclusive Information) and, in the case of the Purchaser or any member of the Purchaser’s Group, to the extent pertaining to any information or Know-How in respect of the EDS Assets.

19.                               COSTS

19.1                        Except as otherwise provided in this Agreement or any other relevant Transaction Document, each Party shall pay its own costs relating to the negotiation, preparation, execution and completion by it of this Agreement and the transactions contemplated by this Agreement.

19.2                        Subject only to Clause 14.3 up to 14.9 inclusive and Clause 19.3, but otherwise despite anything to the contrary, all:

19.2.1              transfer taxes, real estate transfer taxes and stamp duties on the entry into or performance of this Agreement or in respect of or in relation to or on the transfer of the EDS Assets, EDS Liabilities and/or EDS Shares to any Purchaser or Designated Purchaser;

19.2.2              notarial fees and expenses;

19.2.3              real estate and other registration and filing fees; and

19.2.4              all costs to perfect, register or enforce the Purchaser’s ownership in and to the Intellectual Property transferred under this Agreement, and the licences granted under the Transitional Trademark Licence Agreement, arising as a result of the entry into or implementation of this Agreement or of any of the other Transaction Documents, shall be borne and promptly paid by the Purchaser or any EDS Entity as the case may be and the Purchaser shall, on request by the Seller provide it with written evidence of any such payments.

19.3                        The Seller shall bear all costs directly relating to the implementation and completion of the Disentanglement. The relevant provisions of Schedule 13 (Tax Matters) shall apply with respect to any Tax Liabilities arising as a result of the Disentanglement and/or any other reorganisation or steps implemented on or before Completion so that the sales to the Purchaser or Designated Purchaser in Clause 2 can be effected.

19.4                        The Parties acknowledge that (i) payments made or Liabilities incurred by any member of the Seller’s Group for products or services relating to the Ordinary Course of business operation of the EDS Business, and (ii) the Migration Costs are not Disentanglement costs.

20.                               GENERAL

Entire Agreement

20.1                        The Transaction Documents constitute the entire agreement between the Parties relating to the Transaction. They supersede any previous agreements relating to the subject matter of the Transaction Documents, and set out the complete legal relationship of the Parties arising from or connected with that subject matter.

20.2                        A Party is not liable to any other Party under any cause of action for a representation, warranty, collateral contract or other assurance that is not set out in this Agreement or any document referred to in this Agreement.

20.3                        Each Party confirms that it does not rely on any representation, statement or warranty other than those explicitly set out in this Agreement and without limiting the foregoing it does not rely on, and shall not have the right to invoke, any warranties contained in or implied by the Laws of any jurisdiction. Each Party acknowledges and agrees that the application of the United Nations Convention on Contracts for the International Sale of Goods adopted on 16 September 1988 is excluded from this

Agreement. Without limiting the foregoing, the Purchaser acknowledges that neither the Seller nor any other member of the Seller’s Group makes any warranty, representation or undertaking whatsoever express or implied as to the accuracy of any forecasts, estimates, projections, forward looking statements, statements of intent or statements of opinion provided to the Purchaser, any member of the Purchaser’s Group or any of its respective Representatives.

20.4                        Nothing in this Agreement shall have the effect of limiting any liability arising from fraud.

Inconsistency

20.5                        If, and to the extent that there is any conflict or inconsistency between the provisions of this Agreement, and any Ancillary Agreement, this Agreement shall prevail (as between the Parties and as between any members of the Seller’s Group and any members of the Purchaser’s Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect, and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

20.6                        Without prejudice to Clause 20.5, the Purchaser undertakes that no claim shall be made by any member of the Purchaser’s Group under any of the Local Business Transfer Agreements for breach of any warranty, representation, undertaking, covenant or indemnity relating to the sale of the EDS Business (or part thereof).

Amendments

20.7                        Each Transaction Document, including the provisions of this Clause 20.7, may only be amended by an instrument in writing, making explicit reference to the relevant Transaction Document, duly signed on behalf of the parties to the relevant Transaction Document.

Waivers and delay

20.8                        The failure to exercise or delay in exercising a right or remedy provided by a Transaction Document or by Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by a Transaction Document or by Law prevents further exercise of the right or remedy or the exercise of another right or remedy.

Exclusive Remedies and No Termination

20.9                        The sole and exclusive claim for a breach of any Seller’s Warranty shall be a claim for Losses.

20.10                 In the case of any breach of any other provision of this Agreement, the relevant Parties’ sole and exclusive remedy shall be to claim either specific performance or Losses (also in the alternative). Subject to Clause 20.9, the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to obtain an injunction or injunctions from any court of competent jurisdiction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement, without prejudice to a Party’s ability to claim Losses.

20.11                 Subject to Clauses 4.12 and 4.13 the Parties hereby waive their rights to seek or to obtain rescission, termination or avoidance of this Agreement for any reason or cause of action.

20.12                 Despite anything to the contrary, the Parties agree that the provisions of Clauses 18 (Announcements and Confidentiality), 19 (Costs), 20 (General), 21 (Notices), 22 (Governing Law), 23 (Jurisdiction), 24 (Process Agent) and 25 (Interpretation) are not capable of valid termination.

20.13                 Any lawful termination of this Agreement does not affect the accrued rights and obligations of the Parties at the time, including the right to claim specific performance or the right to claim Losses.

Default Interest

20.14                 If any Party defaults in the payment when due of any amount payable under or otherwise in connection with this Agreement, then the liability of that Party shall be increased to include interest on such amount from the date when such payment is due (inclusive) under or otherwise in connection with this Agreement until the date of actual payment (exclusive) at the rate of 8.5% p.a. (eight point five percent per annum) compounded annually and calculated on the basis of actual days elapsed and a 365 day year (or 366 days in the case of a leap year) (unless such interest relates to a Tax Liability and is already reflected in the amount due).

Adjustment of Purchase Price in case of Loss

20.15                 If any payment is made under or pursuant to this Agreement (i) by or on behalf of the Seller or any member of the Seller’s Group to the Purchaser or any member of the Purchaser’s Group, or (ii) by or on behalf of the Purchaser or any member of the Purchaser’s Group to the Seller or any member of the Seller’s Group (other than the payment of the Completion Payment Amount at Completion, the post-Completion adjustment of the Purchase Price pursuant to Clause 6 (Post-Completion Adjustment), or the settlement of other Intercompany balances), the same shall (to the extent legally permissible) be deemed to be made by way of adjustment of the Purchase Price paid by the Purchaser for the EDS Shares under this Agreement and the Purchase Price shall be deemed to have been reduced or increased by the amount of such payment.

Agency Structure

20.16                 Each of the Seller and the Purchaser agrees that it is entering into this Agreement on its own behalf as principal and as agent and trustee for and on behalf of the Designated Sellers or (as the case may be) the Designated Purchasers on the basis set out in Schedule 23 (Agency Provisions).

Invalidity and severability

20.17                 Should any provision of this Agreement, or any provision incorporated into this Agreement, be or become illegal, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply if any provision of this Agreement is invalid because of the scope of any time period of performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

Assignment

20.18                 Subject to Clause 20.19 and Clause 20.20, no Party may Convey or create a Third Party Right, purport to Convey or create a Third Party Right, declare a trust of the benefit of or in any other way alienate any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Seller may assign any of its rights or obligations under this Agreement to any member of the Seller’s Group and the Purchaser may assign any of its rights or obligations under this Agreement to any member of the Purchaser’s Group (a “Permitted Assignee”).

20.19                 If either the Seller or the Purchaser assigns and/or transfers its rights or obligations under this Agreement to a Permitted Assignee, then:

20.19.1       the assigning Party shall notify the other Party as soon as practicable after the assignment and/or transfer, together with full particulars of the assignee and/or transferee;

20.19.2       the assigning Party shall remain irrevocably and unconditionally liable, as co-principal debtor and guarantor, to the other Party for the due and punctual performance of each obligation contained in this Agreement which is assigned by it to the Permitted Assignee on the basis that the assigning Party hereby agrees and undertakes to:

(a)                                 pay to the other Party from time to time on demand any sum of money which the Permitted Assignee is at any time liable to pay to the other Party or any of its Affiliates under or pursuant to this Agreement and which has not been paid by the Permitted Assignee in default of the terms of this Agreement on the basis that these obligations are primary obligations and not those of a mere surety; and

(b)                                 any reference to a liability or obligation of the Permitted Assignee shall be deemed to incorporate a reference to an obligation on the part of the assigning Party to procure that the relevant liability is discharged or obligation is performed by the relevant Permitted Assignee, on the terms of and subject to the conditions set out in this Agreement;

20.19.3       the other Party shall have no greater liability under this Agreement than it would otherwise have had;

20.19.4       the other Party shall, on request from that Party, execute any agreement or other instrument (including any supplement or amendment to this Agreement)

that may be required to give effect to or perfect the assignment and/or transfer; and

20.19.5       immediately before any such Permitted Assignee subsequently ceases to be either, in relation to the Seller, any member of the Seller’s Group, or, in relation to the Purchaser, any member of the Purchaser’s Group, the Seller or the Purchaser (as applicable) shall be deemed to have re-assigned that benefit to either itself, or another continuing member of the Seller’s Group or the Purchaser’s Group, as applicable.

20.20                 Notwithstanding the foregoing, Purchaser may, without Seller’s consent, assign the benefit of this Agreement, including any right or claims arising hereunder, by way of security to any provider of any financing (including the Financing) to the Purchaser; provided that the Seller shall have no greater liability under this Agreement than it would otherwise have had.

Third Party Rights

20.21                 Save as expressly otherwise stated, this Agreement does not contain any stipulation (other than in Clause 10.6) in favour of a third party. In the event that any stipulation in favour of a third party contained in this Agreement is accepted by any third party, such party will not become a party to this Agreement.

Further Assurances

20.22                 For a period of twelve (12) months from Completion:

20.22.1       the Seller shall, and shall cause each member of the Seller’s Group to, perform such acts and things and execute, acknowledge and deliver any documents or instruments reasonably requested by the Purchaser and reasonably necessary to effect the Transaction or for any member of the Purchaser’s Group to satisfy its obligations under this Agreement or to obtain the full benefit of each Transaction Document; and

20.22.2       the Purchaser shall, and shall cause each member of the Purchaser’s Group to, perform such acts and things and execute, acknowledge and deliver any documents or instruments reasonably requested by the Seller and reasonably necessary to effect the Transaction or for any member of the Seller’s Group to satisfy its obligations under this Agreement or to obtain the full benefit of each Transaction Document.

20.23                 The Seller shall, and shall cause each member of the Seller’s Group to, comply with all obligations under this Agreement which are expressed to apply to the Seller or the relevant member of the Seller’s Group. The Purchaser shall, and shall cause each member of the Purchaser’s Group to, comply with all obligations under this Agreement which are expressed to apply to the Purchaser or the relevant member of the Purchaser’s Group.

Counterparts

20.24                 This Agreement may be executed in any number of counterparts, all of which, taken together, constitute one agreement and any Party may enter into this Agreement by executing a counterpart. Delivery of a counterpart of this Agreement by e-mail attachment (PDF) or fax shall be an effective mode of delivery.

20.25                 This Agreement shall not come into effect until each Party has executed at least one (1) counterpart.

Other matters

20.26                 The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

20.27                 As this Agreement is the result of extensive negotiations, the Parties agree that none of the clauses or terms hereof can be attributed to any one Party as having first used it in the negotiations of this Agreement.

20.28                 Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

21.                               NOTICES

21.1                        All notices, requests, claims, demands and other communications concerning this Agreement (“Notices”) must be in the English language and delivered to the other Party (i) by hand, (ii) by registered letter, postage prepaid and return receipt requested or (iii) by internationally recognised courier, with a copy of the same delivered by email (provided that delivery by email shall only constitute service if the Notice is also delivered by one of the other methods) as follows:

21.1.1              if to the Seller:

To:	Huntsman Investments (Netherlands) B.V.
Attn:	Russ Stolle, Deputy General Counsel
Address:	10003 Woodloch Forest Dr
The Woodlands, TX 77380, USA
With a copy (which shall not constitute formal notice) to:	Huntsman Investments (Netherlands) B.V.
Attn:	Isabelle Blockx
Address:	3078 Everberg, Everslaan 45, Belgium

with a copy (which shall not constitute formal notice)

To:	Clifford Chance LLP
Attn:	Adrian Levy
Address:	10 Upper Bank Street
London E14 5JJ
United Kingdom

Email:	Adrian.Levy@CliffordChance.com

21.1.2              if to the Purchaser:

To:	Innospec Investments Limited
Attn:	Kate Davison, Assistant General Counsel
Address:	Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY
Email:	Kate.davison@innospecinc.com

with a copy (which shall not constitute formal notice)

To:	Weil, Gotshal & Manges
Attn:	Simon Lyell
Address:	110 Fetter Lane
London, EC4A 1AY
Email:	simon.lyell@weil.com

21.2                        The Parties may change their address for the purpose of this Agreement to any other physical address by giving five (5) Business Days’ written notice of that change to the other Parties according to the provisions of this Clause 21.

21.3                        A notice served in accordance with Clause 21.1 is deemed given:

21.3.1              if delivered by hand, upon delivery at the address provided for in this Clause 21;

21.3.2              if sent by registered letter postage prepaid and return receipt requested, on the second Business Day after posting it;

21.3.3              if sent by internationally recognised overnight courier, on the next Business Day after dispatch; or

21.3.4              if sent by email, upon receipt by the sender of an email transmission report (or other appropriate evidence) that the email has been transmitted to the addressee.

22.                               GOVERNING LAW

This Agreement and all non-contractual or other obligations arising out of or in connection with it are governed by the Laws of England and Wales.

23.                               JURISDICTION

Any dispute arising out of or in connection with this Agreement (including any disputes relating to any non-contractual obligations arising out of or in connection with this Agreement) must be brought exclusively before the competent courts of England and Wales.

24.                               PROCESS AGENT

24.1                        The Purchaser agrees that proceedings may be commenced against it by service at the address referred to in the parties section of this Agreement.

24.2                        The Seller agrees that proceedings may be commenced against it by service on:

To:                             Huntsman Corporation UK Limited
Llanelli Plant, Bynea

Llanelli, Dyfed

SA14 9TE

25.                               INTERPRETATION

25.1                        In this Agreement, unless the context indicates otherwise or the contrary is expressly stated:

25.1.1              the Schedules form part of this Agreement and any reference to this Agreement includes the Schedules;

25.1.2              a reference to “Clause”, “sub-clause”, “paragraph”, “sub-paragraph”, “recital” and “Schedule” is a reference to a Clause, sub-clause, paragraph, sub-paragraph, recital and Schedule to, this Agreement;

25.1.3              a document expressed to be in the “agreed form” is a reference to a document in the form approved, and for the purposes of identification initialled, by or on behalf of the Seller and the Purchaser;

25.1.4              references to the singular include references to the plural and vice versa;

25.1.5              references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and Proceedings from time to time made against that person and all Loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

25.1.6              references to writing shall include email and any other modes of reproducing words in a legible and non-transitory form;

25.1.7              references to “euro”, “EUR” or “€” means the single currency of each member state of the European Union that adopts or has adopted the euro as its lawful currency;

25.1.8              references to “US$” or “US Dollars” are to United States dollars;

25.1.9              references to “GBP” or “£” are to the currency of the United Kingdom

25.1.10       each time a conversion needs to be performed under this Agreement to US$ from another foreign currency, the applicable foreign currency shall be converted into US$ at the “last price” for the US$ spot rate at closing as quoted by Bloomberg applicable to the relevant non-US$ currency at close of business in London, England on, for the purposes of determining any amount required to be determined in accordance with Clause 6, the Completion Date; for the purposes of determining any amount required to be determined in accordance with Clause 5, the Business Day immediately prior to the date on which the statements referred to in Clause 5.1 are delivered, and, for any other purpose, the Business Day immediately preceding the date that such converted amount is required to be known;

25.1.11       references to times of the day are to Central European Time (CET) or Central European Summer Time (CEST) (as applicable);

25.1.12       any reference to books, records or accounts means books, records or accounts in any form including paper, electronically stored data, magnetic media, film and microfilm;

25.1.13       references to a “company” shall be construed so as to include any company, corporation or other legal entity, wherever and however incorporated or established;

25.1.14       references to a number being a “higher number” or a “lower number” than another number shall be construed such that -10 (minus ten) is a higher number than -20 (minus twenty) and -20 (minus twenty) is a lower number than -10 (minus ten);

25.1.15       references to a “person” shall be construed so as to include any individual, firm, company or corporation, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality) and include a reference to that person’s legal personal representatives, successors, permitted assigns and permitted nominees in any jurisdiction and whether or not having separate legal personality;

25.1.16       a reference to a body corporate shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established;

25.1.17       a statutory provision includes a reference to the statutory provision as modified or re-enacted (or both) before the date of this Agreement and any subordinate legislation made under the statutory provision (before the date of this Agreement);

25.1.18       a company is a “subsidiary” of another company, its “parent” company, if that other company:

(a)                                 holds a majority of the voting rights in it;

(b)                                 has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any);

(c)                                  is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(d)                                 if it is a subsidiary of a company which is itself a subsidiary of that other company.

25.2                        Unless the context clearly indicates a contrary intention, when any number of days is prescribed in this Agreement, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a Business Day, in which case the last day will be the next succeeding day which is a Business Day.

25.3                        The headings in this Agreement are inserted for convenience and reference purposes only and do not affect its interpretation.

25.4                        The words “hereof”, “herein”, “hereunder” and “hereby” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

25.5                        Wherever the word “include”, “includes”, “including” or “in particular” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

25.6                        Where any warranty is qualified by reference to materiality (including the phrase “in all material respects”), such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the EDS Business taken as a whole.

25.7                        A reference to “commercially reasonable efforts” means with respect to the efforts to be expended by a Party with respect to any objective obligation, covenant or agreement under any Transaction Document, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgement, it being understood and agreed that such efforts will include the exertion of efforts and utilisation of resources that would be used by such Party in support of one of its own wholly owned businesses. “Commercially reasonable efforts” will not require a Party (a) to make payments to unaffiliated third parties (except bona fide filing or registration fees), to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make-whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following Completion or, with respect to items incurred after Completion, promptly thereafter), (b) to violate any Law, (c) to breach any valid and enforceable agreement or (d) to initiate any litigation or arbitration.

25.8                        A reference to “representation” means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise).

25.9                        Any reference to a liability or obligation of (any member of) the Seller’s Group shall be deemed to incorporate references to obligations on the part of the Seller to procure that the relevant liability is discharged or obligation is performed by the relevant member(s) of the Seller’s Group, on the terms of and subject to the conditions set out in this Agreement.

25.10                 Any reference to a liability or obligation of (any member of) the Purchaser’s Group shall be deemed to incorporate a reference to an obligation on the part of the Purchaser to procure that the relevant liability is discharged or obligation is performed by the relevant member(s) of the Purchaser’s Group, on the terms of and subject to the conditions set out in this Agreement.

[Remainder left intentionally blank; signature page to follow]

SCHEDULE 7
SELLER’S WARRANTIES

1.                                      Due Organisation and Corporate Power

1.1                               The Seller validly exists and is duly incorporated under the Laws of The Netherlands.

1.2                               Each Affiliate of the Seller that is a Designated Seller or expressed in this Agreement to be or become a party to any of the Ancillary Agreements validly exists and is duly incorporated under the Laws of its jurisdiction of incorporation.

1.3                               The Seller and each of its Affiliates that is a Designated Seller or expressed in this Agreement to be or become a party to any of the Ancillary Agreements has the full right, power and authority to enter into this Agreement and/or the Ancillary Agreements to which it is expressed to be or become a party and to exercise its rights and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is expressed to be or become a party.

2.                                      Authorisation and Enforceability

2.1                               The entry into and performance of this Agreement and the Ancillary Agreements by Seller and each of its Affiliates that is a Designated Seller or expressed in this Agreement to be or become a party to any of the Ancillary Agreements, and the consummation by the Seller and each of its Affiliates that is a Designated Seller or expressed in this Agreement to be or become a party to any of the Ancillary Agreements of the transactions contemplated by this Agreement and each of the Ancillary Agreements, have been or will be duly authorised and approved by all necessary corporate action on the part of the Seller and each of its Affiliates that is a Designated Seller or expressed in this Agreement to be or become a party to any of the Ancillary Agreements.

2.2                               This Agreement has been duly signed on behalf of and duly entered into by the Seller, and each is a valid and binding obligation of Seller and enforceable against the Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles.

2.3                               Each of the Ancillary Agreements, when duly signed on behalf of and duly entered into by the Seller and each of its Affiliates that is expressed in this Agreement to become a party to any of the Ancillary Agreements, will be duly signed on behalf of and duly entered into by the Seller and each of its applicable Affiliates, and each of the Ancillary Agreements (when so executed) will be a valid and binding obligation of the Seller and each of its applicable Affiliates and enforceable against the Seller and each of its applicable Affiliates in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles.

2.4                               The entry into and performance of the Ancillary Agreements by each of the EDS Entities that is expressed in this Agreement to be or become a party to any of the

Ancillary Agreements will be duly authorised and approved by all necessary corporate action on the part of the relevant EDS Entities that are expressed in this Agreement to be or become a party to any of the Ancillary Agreements.

2.5                               Each Ancillary Agreement, when duly signed on behalf of and duly entered into by the relevant EDS Entity that is expressed in this Agreement to be or become a party to such Ancillary Agreement, will be duly signed on behalf of and duly entered into by the relevant EDS Entity, and each such Ancillary Agreement (when so executed) will be a valid and binding obligation of the relevant EDS Entity and enforceable against the relevant EDS Entity in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.                                      The EDS Entities

3.1                               Each of the EDS Entities validly exists and is duly incorporated under the Laws of its jurisdiction of incorporation.

3.2                               Each of the EDS Entities that is expressed in this Agreement to be or become a party to any of the Ancillary Agreements has the full right, power and authority to enter into the relevant Ancillary Agreements to which it is expressed to be or become a party and to exercise its rights and perform its obligations under this each of the Ancillary Agreements to which it is expressed to be or become a party.

3.3                               The number of shares in (and the applicable percentage ownership interest of) the capital (or equivalent under applicable local Law) of the EDS Entities as set out in Schedule 1 (EDS Entities) are owned by the Seller or relevant member of the Seller’s Group (or, in the case of Huntsman Saint-Mihiel S.A.S., by the Seller and Huntsman Surface Sciences Italia S.r.l. in the case of Huntsman Surface Sciences Italia S.r.l., by Huntsman Performance Products Spain, S.L., Sociedad Unipersonal and, in the case of Huntsman Surface Sciences France S.A.S., by Huntsman Saint-Mihiel S.A.S.) as set out in Schedule 1 (EDS Entities). All such shares (or equivalent under applicable local Law) have been duly authorised, validly issued and are fully paid-up and are free from Third Party Rights.

3.4                               Save as set out in Schedule 1 (EDS Entities), there are no shares in the capital (or equivalent under applicable local Law), voting securities or other equity securities of any of the EDS Entities which have been issued or are outstanding and the shares set forth on Schedule 1 (EDS Entities) comprise the entire issued and allotted share capital of the EDS Entities at Completion.

3.5                               Each EDS Entity is and has at all times carried on its business and conducted its affairs in accordance with its Organisational Documents for the time being in force or to which it is or has been a party, except where not doing so would not have a material effect on the EDS Business as a whole.

3.6                               Each EDS Entity is duly qualified to carry on business in all jurisdictions in which it now carries on business, except where not being so would not have a material impact on the EDS Business.

3.7                               As at Completion no mortgage, charge, pledge, lien or other encumbrance or security interest of any kind (other than a Permitted Encumbrance) granted by an EDS Entity will remain outstanding.

3.8                               The parties to each overdraft, loan and other financial facilities available to each EDS Entity from any person other than a member of the Seller’s Group and the amounts outstanding under such facilities are contained in the Data Room and, to the Seller’s Knowledge, no EDS Entity has done anything whereby the continuance of any of those facilities might be affected or prejudiced.

3.9                               No EDS Entity has:

3.9.1                     any loan capital outstanding;

3.9.2                     other than in the Ordinary Course of business, incurred or agreed to incur any borrowing or indebtedness in the nature of borrowings in each case from any person (other than a member of the Seller’s Group) which it has not repaid or satisfied; or

3.9.3                     except where any such amounts were waived at any point before the date falling two years before the Signing Date, lent or agreed to lend any money which has not been repaid to it (excluding any amounts in respect of any loan made to any director or employee of any EDS Entity or to any member of the Seller’s Group).

3.10                        Other than this Agreement, there has been no agreement or arrangement entered into (whether conditional or not) which is currently in force which requires the present or future creation, allotment, issue, sale, transfer, redemption or repayment of any share, loan capital or other securities of an EDS Entity, or grants or requires the grant to any person of the right to call for the creation, allotment, issue, sale, transfer, redemption or repayment of any share, loan capital or other securities of an EDS Entity.

3.11                        No EDS Entity has in the last 24 months received any written claim from any person in respect of any right to call for the creation, allotment, issue, sale, transfer, redemption or repayment of any share, loan capital or other securities in an EDS Entity.

4.                                      Insolvency Matters

4.1                               No resolution has been taken by the board of directors or shareholders meeting (or equivalents under local Law) of any of the EDS Entities, and no Governmental Order has been formally served on any of the EDS Entities, for a general moratorium on the payment of creditors of that EDS Entity, a winding up or liquidation of that EDS entity or the appointment of a liquidator, provisional liquidator, judicial administrator or receiver (or equivalents under local Law) to that EDS Entity.

4.2                               To the Seller’s Knowledge, no petition has been presented to any Governmental Authority having jurisdiction under applicable Law seeking a Governmental Order for a general moratorium on the payment of creditors of any EDS Entity, a winding up or liquidation of that EDS Entity or the appointment of a liquidator, provisional liquidator, judicial administrator or receiver (or equivalents under local Law) to the

EDS Entity and, to the Seller’s Knowledge, no events have occurred which, under Law, would justify such petition or Proceedings.

4.3                               None of the EDS Entities has proposed to or agreed with all its creditors generally a voluntary compromise with respect to the waiver, forgiveness or restructuring of the indebtedness of that EDS Entity. None of the EDS Entities has applied to any Governmental Authority having jurisdiction under any applicable Law for a Governmental Order authorising the convening of a meeting with all of its creditors generally to vote on a proposal for any such compromise or similar arrangement.

4.4                               None of the EDS Entities is unable to pay its debts as and when they fall due within the meaning of the insolvency Laws applicable to such EDS Entity.

5.                                      Financial Information

5.1                               The Accounts:

5.1.1                     were derived from the books and records of Seller’s Group and the EDS Entities maintained in the Ordinary Course of the EDS Business;

5.1.2                     have been prepared in good faith with the same level of skill and care as that utilised in the standard procedures of the Seller’s Group; and

5.1.3                     fairly present in all material respects the financial position and results of operations of the EDS Business, as at and for the period stated therein and subject to the limitations and qualifications set forth therein.

5.2                               The Accounts have been prepared in all material respects in accordance with US GAAP.

5.3                               Since 1 January 2014, no member of the Seller’s Group (in each case in relation to the EDS Business) nor any of the EDS Entities has received written notice of any material complaint, allegation, assertion or claim regarding deficiencies in the account or auditing practices, procedures, methodologies or methods of the Seller’s Group (in each case in relation to the EDS Business) or any of the EDS Entities, or their respective internal accounting controls (in the case of the members of the Seller’s Group in each case in relation to the EDS Business).

6.                                      Conduct of Business since the Accounts Date

6.1                               Since the Accounts Date there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the EDS Business.

6.2                               Since the Accounts Date the EDS Business has been carried on in the Ordinary Course.

6.3                               Since the Accounts Date none of the EDS Entities has undertaken any action that, had it been taken after Signing, would have constituted a violation of Clause 7.1 (Ordinary Course of Business) of this Agreement (except for Clauses 7.1.4, 7.1.5, 7.1.6, 7.1.10, 7.1.12, 7.1.17, 7.1.18 and, to the extent relating to any such exceptions,

7.1.21) other than as would have been permitted under Clause 7.4 (Permitted Transactions) of this Agreement.

7.                                      Assets

7.1                               Other than any Assets and rights where non-availability for use by the EDS Business would not reasonably be expected to have a material effect on the EDS Business, the EDS Assets and EDS Entities, when taken together with (i) the Assets and rights to which the Purchaser’s Group has access pursuant to any of the Ancillary Agreements, (ii) the Retained Assets to be used by a member of the Seller’s Group in providing services to a member of the Purchaser’s Group under any of the Ancillary Agreements, or to be leased or licensed by a member of the Seller’s Group to a member of the Purchaser’s Group under any of the Ancillary Agreements and (iii) the Sharing Arrangements, comprise all the Assets and rights necessary for the Purchaser’s Group to carry on the EDS Business in substantially the same manner as the EDS Business is conducted at the Signing date.

7.2                               Each of the EDS Assets is free from Third Party Rights, except for Permitted Encumbrances, and the relevant EDS Entity or member of the Seller’s Group, as the case may be, has, and upon Conveyance in accordance with this Agreement the Purchaser will have, full right, power and authority to dispose of the EDS Assets, subject to (i) reservation or retention of title in the Ordinary Course, (ii) the requirement to obtain consent from counterparties to the Contracts to the novation or assignment thereof, and (iii) the consent, approvals and provisions set out in this Agreement.

7.3                               The EDS Plants, EDS Equipment and Machinery, all the consumables at the EDS Sites and the EDS Furniture, in each case, necessary for the operation of the EDS Business are in satisfactory working order to the extent necessary for the operation of the EDS Business in the Ordinary Course.

8.                                      Inventory

8.1                               The EDS Inventory is of satisfactory quality and saleable in the Ordinary Course.

8.2                               The level of EDS Inventory is appropriate and normal for the current level of trading of the EDS Business as at the Signing date.

8.3                               There are no written claims pending or, to the Seller’s Knowledge, threatened for Product Liability or breach of any warranty relating to any finished goods sold by any of the EDS Entities or any member of the Seller’s Group as part of the EDS Business that could reasonably be expected to have a material effect on the EDS Business.

9.                                      Real Property

9.1                               The Real Property Interests in the EDS Sites are all the immovable properties owned, occupied or used by the EDS Entities or in respect of which the EDS Entities or any of them has any estate, interest, right or liability (whether contingent, secondary or otherwise).

9.2                               Neither the Seller nor any member of the Seller’s Group, other than the EDS Entities, own any Real Property Interests in immovable properties used by or in connection with the EDS Business.

9.3                               The relevant EDS Entity is in physical possession and actual occupation of the whole of the relevant EDS Site on an exclusive basis and no one is in adverse possession of any EDS Site.

9.4                               No right of occupation or possession of any EDS Site has been granted or agreed to be granted or has been acquired or is in the course of acquisition, and there is no agreement or commitment to sell, dispose, lease or cancel any of the Real Property Interests relating to the EDS Sites or any part of any EDS Site.

9.5                               To the Seller’s Knowledge, no notice, order (whether in draft or confirmed) or resolution has been issued or made by any competent authority for the compulsory acquisition of any EDS Site or any material part thereof.

9.6                               To the Seller’s Knowledge, there is no outstanding written notice or dispute as to the ownership, occupation or use of any of the EDS Sites which, if implemented or enforced, would have a Material Adverse Effect on the EDS Business.

9.7                               A copy of each material lease Contract applicable to any of the EDS Sites is Disclosed in the Data Room. To the Seller’s Knowledge, each such lease Contract is valid, binding and in full force and effect and is enforceable by and against the parties to such lease Contract in accordance with its terms, except (i) to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles and (ii) to the extent invalidity, non-enforceability or termination would not reasonably be expected to result in a Material Adverse Effect on the EDS Business. Each member of the Seller’s Group and each EDS Entity that is a party to any of such lease Contracts has performed all obligations required to be performed by it under such lease Contract to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach of or default thereunder and, to the Seller’s Knowledge, no other party to any such lease Contract is in breach of or default thereunder in any respect, in all cases other than that would not reasonably be expected to result in a Material Adverse Effect on the EDS Business. To the Seller’s Knowledge, no written notice of termination of any of such lease Contracts has been received by a member of the Seller’s Group or any EDS Entity.

10.                               Contracts

10.1                        A complete copy of each Material Contract is Disclosed in the Data Room.

10.2                        To the Seller’s Knowledge, each Material Contract is valid, binding and in full force and effect and is enforceable by and against the EDS Entity or member of the Seller’s Group that is a party thereto and, to the Seller’s Knowledge, the other counterparties to such Contract in accordance with its terms, except (i) to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles, and (ii) to the extent invalidity, non-enforceability or termination would not reasonably be expected to be, individually or in the aggregate, materially adverse to the EDS Business, taken as a whole.

10.3                        Each member of the Seller’s Group and each of the EDS Entities that is a party to any of the Material Contracts listed in Schedule 21 (Material Contracts) has performed all obligations required to be performed by it under such Material Contract to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach of or default thereunder and, to the Seller’s Knowledge, no other party to any such Material Contract is in breach of or default thereunder in any respect, in all cases other than that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the EDS Business, taken as a whole.

10.4                        No written notice of termination or cancellation of (i) any of the Material Contracts listed in Schedule 21 (Material Contracts) or (ii) any arrangements or commitments between any member of the Seller’s Group and any customer named in the Customer List has been received by or, to Seller’s Knowledge, threatened in writing against a member of the Seller’s Group or any of the EDS Entities.

11.                               Principal Suppliers

11.1                        The Disclosed Information includes a list of the top 15 (fifteen) suppliers of the EDS Business by value of purchases made by the EDS Business, as calculated for the 12 month period ending on the Accounts Date, or which are otherwise critical to the EDS Business, in each case excluding any members of the Seller’s Group (each such customer being a “Substantial Supplier”).

11.2                        During the 12 months preceding the Signing date, no Substantial Supplier has ceased supplying, or substantially reduced its supplies to, the EDS Business or has given written notice that it will cease supplying, or will substantially reduce its supplies to, the EDS Business, or has materially changed or has given written notice that it intends to materially change the terms upon which it trades with the EDS Entities or members of the Seller’s Group involved in the EDS Business.

12.                               Principal Customers

12.1                        The Disclosed Information includes a list of 35 (thirty-five) customers of the EDS Business which are the top 10 or 5 (as applicable) per market by value of sales made in such market by the EDS Entities or members of the Seller’s Group involved in the EDS Business), as calculated for the 12 month period ending on the Accounts Date and excluding any members of the Seller’s Group (each such customer being a “Substantial Customer”).

12.2                        During the 12 months preceding the Signing date, no Substantial Customer has ceased to deal with the EDS Business or has given written notice that it will cease to deal with the EDS Business, or has materially changed or has given written notice that it intends to materially change the terms upon which it trades with the EDS Entities or members of the Seller’s Group involved in the EDS Business.

13.                               Insurance

13.1                        The operation of the EDS Business at the EDS Sites as it is conducted by the Seller’s Group at the EDS Sites at the Signing date is either self-insured by the Seller’s Group or falls within the Seller’s Group umbrella agreements, all of which will cease at Completion in relation to the EDS Business as operated at the EDS Sites.

13.2                        The Disclosed Information includes a list of the insurance policies which, to the Seller’s Knowledge, comprise all insurance policies reasonably required for the EDS Business as it is conducted by the Seller’s Group at the EDS Sites at the Signing date (together, the “Insurance Policies”), and which are in full force and effect and will be in full force and effect until Completion.

13.3                        All insurance premiums due on the Insurance Policies have been paid in full when due.

13.4                        During the 24 months preceding the Signing date, no member of the Seller’s Group has received in writing any notice of cancellation or termination with respect to any Insurance Policy.

13.5                        Other than in the Ordinary Course, no claims are currently pending under the Insurance Policies; and, to the Seller’s Knowledge, there are no facts or circumstances which are reasonably likely to give rise to any such claims.

14.                               Intellectual Property

14.1                        A member of the Seller’s Group or an EDS Entity is the sole legal and beneficial owner of each of the EDS Copyrights, the EDS Patents, the EDS Know-How, the EDS Information and the EDS Trademarks free from any Third Party Rights (for the purposes of this Clause 14.1, the definition of Third Party Rights shall exclude the words “in each case other than Intellectual Property”).  For the avoidance of doubt, and without prejudice to any other Seller’s Warranties (including the warranty at paragraph 14.4), the Seller does not give any warranty as to the uniqueness of the EDS Information in this paragraph 14.1.

14.2                        A member of the Seller’s Group is the sole legal and beneficial owner of any Intellectual Property licensed to the Purchaser, an EDS Entity or any of their Affiliates pursuant to any Ancillary Agreement (“Seller Licensed IP”).

14.3                        To the Seller’s Knowledge, none of the EDS Entities or members of the Seller’s Group have been notified in writing, during the last 24 months, by any third party that the conduct of the EDS Business infringes or otherwise violates any Intellectual Property of that third party or that such EDS Entity infringes or otherwise violates any Intellectual Property of that third party, except in each case where the relevant matter has been resolved prior to Signing and Disclosed.

14.4                        To the Seller’s Knowledge, the conduct of the EDS Business or the use of any Seller Licensed IP to the extent used under the terms of the Patent and Know-How Licence Agreement does not infringe or otherwise violate any Intellectual Property of any third party and, to the Seller’s Knowledge, none of the EDS Entities infringes or otherwise violates any Intellectual Property of any third party.

14.5                        To the Seller’s Knowledge:

14.5.1              there are no invalidity, opposition, cancellation or infringement Proceedings pending in respect of the EDS Copyrights, the EDS Patents, the EDS Know-How and the EDS Trademarks; and

14.5.2              there are no infringement Proceedings pending in respect of the Seller Licensed IP,

and, in each case, to the Seller’s Knowledge no fact or circumstance exists that is reasonably likely to result in such invalidity, opposition, cancellation or infringement.

14.6                        To the Seller’s Knowledge, no third party Intellectual Property (other than the Seller Licensed IP) is required in order to manufacture dispose, offer to dispose, export, import, distribute, market, use, and sell, the EDS Products in the manner conducted by the EDS Entities prior to the Signing Date.

14.7                        To the Seller’s Knowledge, the Seller has used commercially reasonable efforts to keep the EDS Know-How secret and confidential and none of the EDS Know-How has been disclosed to any third party save in the Ordinary Course subject to a written agreement imposing obligations of confidentiality on the person to whom the relevant EDS Know-How was disclosed.

15.                               Information Technology

15.1                        Since 1 January 2015 there have been no failures or breakdowns of any Information Technology in relation to the EDS Business and which have had a Material Adverse Effect on the EDS Business.

15.2                        Since 1 July 2015, the EDS Business has not suffered any cyber attack or experienced any other cyber security related incident which has resulted in logical or physical intrusion, the loss of data or the loss or service, except in each case, as would not reasonably be expected to result in a Material Adverse Effect.

15.3                        An EDS Entity or a member of the Seller’s Group either owns or has the right to use each element of the EDS IT Systems.

16.                               Litigation and Compliance with Law

16.1                        No member of the Seller’s Group is involved in nor has received a letter of demand threatening any Action (other than in relation to the collection of debts arising in the Ordinary Course) in respect of the EDS Business or with respect to the EDS Entities, and, to the Seller’s Knowledge, there are no facts or circumstances which are reasonably likely to give rise to any such Action (other than in relation to the collection of debts arising in the Ordinary Course).

16.2                        Neither the Seller nor any EDS Entity is the subject of any investigation, enquiry or enforcement proceedings by any Governmental Authority in respect of the EDS Business, no such investigations, enquiries, or enforcement proceedings are pending or, to the Seller’s Knowledge, threatened and, to the Seller’s Knowledge, there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings.

16.3                        The EDS Business has been carried on in material compliance with all applicable Laws (including data protection laws), which are applicable to the EDS Business in the last 24 months.

16.4                        No member of the Seller’s Group has received any written notice from a Governmental Authority which identifies any facts the failure of which to correct would constitute a non-compliance with applicable Law in respect of the ownership or operation of the EDS Assets and/or the EDS Business.

16.5                        Each member of the Seller’s Group and each EDS Entity has all material Permits necessary for the conduct of the EDS Business as presently conducted, and none of the EDS Entities is in default under any material Permit in relation to the EDS Business, in each case, except as would not, individually or in the aggregate, be material to the EDS Business, taken as a whole.  There are no Actions pending, or to the Seller’s Knowledge, threatened or reasonably expected to be asserted, relating to the suspension, revocation or modification of any material Permit necessary for the conduct of the EDS Business in each case, except as would not, individually or in the aggregate, be material to the EDS Business, taken as a whole.

17.                               Employees

17.1                        The Seller has made available copies of currently applicable:

17.1.1              standard form employment agreements for each category of EDS Employee (and, other than set out in the Disclosed Information, there are no EDS Employees employed pursuant to employment agreements that are materially different to these standard form employment agreements), any employee handbook or similar document issued by the relevant EDS Entity or member of the Seller’s Group relating to the EDS Business (whether issued in paper or electronic form) and all written policies (including collective labour agreements applicable to the EDS Employees) relating to the provision of benefits, including medical expense benefits, permanent health insurance or other income replacement scheme, car, long term sickness benefits and life assurance; and

17.1.2              bonus, profit sharing or other incentive schemes for the EDS Employees (including, without limitation, as contained in the applicable collective labour agreements).

17.2                        The List of EDS Employees is complete, accurate in all material respects and up to date as at Signing.

17.3                        There are no amounts (including but not limited to contributions to any personal pension arrangement) owing to any EDS Employee other than remuneration accrued due for the month in which the Completion Date falls or for the reimbursement of properly incurred business expenses or for holiday accrued during the current holiday year, and there exists no facts or circumstances which give rise or are likely to give rise to a claim by EDS Employees to be paid any other amounts (including with respect to overtime payments).

17.4                        Other than as set out in the Disclosed Information, none of the EDS Employees are employed or engaged under a contract which cannot be terminated on three months’ notice or less without payment of compensation (other than for unfair dismissal or equivalent or a statutory redundancy/severance payment).

17.5                        Other than as set out in the Disclosed Information, none of the EDS Entities and (in respect of the EDS Employees no member of the Seller’s Group) is under any obligation to increase rates of remuneration or make any bonus or incentive payment to any EDS Employees (save for annual pay increases and bonus and incentives payments in the Ordinary Course).

17.6                        The EDS Entities (and, in respect of the EDS Employees, the relevant members of the Seller’s Group) have maintained appropriate material personnel records regarding the employment of the EDS Employees.

17.7                        Other than as set out in the Disclosed Information, the EDS Entities are not (and, in respect of the EDS Employees, the members of the Seller’s Group are not) involved in any active, pending or threatened court, tribunal or arbitration proceedings in respect of any EDS Employees or Workers (including with their representatives) or any former employees or former workers of the EDS Entities.

17.8                        There are no collective labour agreements at company or group level and relating to the EDS Employees or Workers, other than those that have been Disclosed.

17.9                        The Seller and/or any member of the Seller’s Group are not involved in a dispute with a trade union, works council, staff association or other body representing any of the EDS Employees or Workers (or any former employees or workers of the EDS Entities) and the Seller is not aware of any such threatened disputes.

17.10                 Other than as set out in the Disclosed Information, none of the EDS Entities (or, in respect of any of the EDS Employees, none of the members of the Seller’s Group) is a party to any agreement with any trade union, works council or other body or association representing or alleging to represent the EDS Employees or Workers and there are no outstanding requests for the recognition or establishment of the same.

17.11                 The EDS Employees are all the employees of the Seller’s Group engaged in the EDS Business. Each of the EDS Employees has been employed by a member of the Seller’s Group in the EDS Business for at least eighteen (18) months prior to the Signing Date or, if such EDS Employee has been employed by a member of the Seller’s Group for less than eighteen (18) months prior to the Signing Date, such EDS Employee has been employed in the EDS Business for the entire period of their employment by the Seller’s Group.

17.12                 No member of the Seller’s Group has any employees engaged in or seconded to the EDS Business who are not EDS Employees. To the Seller’s Knowledge, no person has claimed to be transferred, and no person has any grounds to assert a claim that they may or will transfer, to the Purchaser, any other member of the Purchaser’s Group and/or any of the EDS Entities other than the EDS Employees in connection with the purchase and sale of the EDS Business contemplated by this Agreement.

17.13                 No EDS Entity and in respect of any of the EDS Employees no member of the Seller’s Group has entered into any agreement or arrangement with any EDS Employee or Worker or former employee or worker of any EDS Entity under or pursuant to which such person would become entitled to any bonus, severance or other benefit as a result of the Transaction.

17.14                 Other than as set out in the Disclosed Information, no EDS Employee has had their contract of employment transferred to any EDS Entity or the relevant member of the Seller’s Group from another employer in circumstances where the Acquired Rights Directive or similar legal concept applied.

17.15                 All EDS Employees have entered into valid and binding employment agreements stating their respective duties, working hours, holiday, notice, leave entitlements, compensation (fixed and variable) and other benefits. There are no other compensation or benefits (including any proposals to introduce such compensation or benefits) that any of the EDS Employees are entitled to other than as set out in their respective employment agreement or as set out in the Disclosed Information.

17.16                 Other than as set out in the Disclosed Information, no EDS Entity (and, in respect of any EDS Employee, no member of the Seller’s Group) is a party to, bound by or proposing to introduce any redundancy or severance scheme, agreement, plan or arrangement which provides for payments and/or benefits in excess of redundancy or severance payments and/or benefits required by applicable Laws.

17.17                 Other than as Disclosed in relation to Project Athena, there have been no collective redundancy programmes carried out by any EDS Entity in the last 24 months in relation to which any outstanding or contingent Liabilities remain for an EDS Entity. The redundancy programme in relation to Project Athena was carried out in all material respects in compliance with all applicable Laws and applicable agreements.

17.18                 Other than as set out in the Disclosed Information, there are no outstanding claims by or on behalf of any EDS Employee arising out of or in connection with any health and safety Laws and, so far as the Seller is aware, there are no facts or circumstances relating to the employment of any of the EDS Employees which give rise, or are reasonably likely to give rise, to a Liability with respect to any breach of employment contract or applicable Laws.

18.                               Pensions

18.1                        Other than Pension Benefits (i) required under state pension arrangements or (ii) provided under a Pension Plan, there are no Pension Benefits owing, payable or paid to, or accrued in respect of, any of the EDS Employees or Workers or former employees or former workers of the EDS Entities or their respective dependants, no EDS Entity has any actual or contingent liability or obligation towards any arrangement or practice to provide Pension Benefits and no proposal has been announced or promise made to enter into or establish any such arrangement or practice or to amend a Pension Plan in such a way as would materially increase the value of such Pension Benefits.  All material payments and contributions which have fallen due to be paid by the EDS Entities or the relevant member of the Seller’s Group with respect to any Pension Plan or any other Seller’s Group pension arrangements have been duly paid.

18.2                        So far as the Seller is aware, except in relation to the equalisation of guaranteed minimum pensions in the UK, each EDS Entity (and in respect of EDS Employees and Workers not employed by an EDS Entity, each relevant employing member of the Seller’s Group) has complied with all its material legal, regulatory and other obligations in relation to the provision of Pension Benefits to and in respect of the EDS Employees prior to Completion.

18.3                        Except to the extent that such details are publicly available or the Transferring Pension Plan is a state arrangement, materially complete and accurate details of each Transferring Pension Plan have been disclosed to the Purchaser including the latest trust deeds and agreements and all other material governing and funding documents and material details of the basis upon which contributions are payable by the EDS Entities.

18.4                        Except to the extent that such details are publicly available or the Retained Pension Plan is a state arrangement, materially complete and accurate details of the key benefits and the contributions applicable to EDS Employees and Workers under the Retained Pension Plans, the Russian Savings Plan and the Polish Savings Plan and copies of announcements to members of the UK Pension Scheme and the Belgian Pension Schemes setting out the basis upon which deferred benefits are to be revalued or increased up to normal retirement date and details of any guaranteed investment return (where applicable) have been disclosed to the Purchaser.

18.5                        Other than the Transferring Pension Plans, the UK Pension Scheme, the Belgian Pension Schemes and the German defined contribution plan (Pensionskasse der Deutschen Wirtschaft), each Pension Plan provides only Money Purchase Benefits and no undertaking, assurance, proposal or announcement has been given to any EDS Employee or former employee of an EDS Entity or any of their respective dependants as to the provision of guaranteed or targeted benefits or benefits calculated by reference to final salary or career average salary.

18.6                        So far as the Seller is aware, no circumstances exist which are reasonably likely to lead to the UK Pensions Regulator issuing a contribution notice or a financial support direction against an EDS Entity.

18.7                        So far as the Seller is aware, no EDS Employee has any material early retirement or redundancy rights that under the Acquired Rights Directive will result in an obligation to provide material enhanced benefits on early retirement or redundancy to that person as a result of the operation of the Acquired Rights Directive on Completion.

19.                               Taxation

19.1                        Each of the EDS Entities has duly paid all Taxes (as applicable) that were due and payable or, to the extent that any such Tax due on or before the Accounts Date is unpaid, such Taxes have been adequately provided for in the Accounts. No EDS Entity has incurred any material penalty, fine, surcharge or interest in connection with any Tax.

19.2                        Each of the EDS Entities has duly and accurately, and within any appropriate time limits (including extensions of filing periods) made all Tax Returns. The Tax Returns are not, nor are they to the Seller’s Knowledge likely to become, the subject of any question or dispute with any Tax Authority.

19.3                        Each EDS Entity maintains complete and accurate books, records, and other information in relation to Tax that meet all legal requirements, and enable it accurately to calculate its liabilities to, or relief from, Tax, including upon any disposal of any assets owned by it as at the Signing Date.

19.4                        To the Seller’s Knowledge, no transaction in respect of which any consent or clearance was required from any Tax Authority has been entered into or carried out by any of the EDS Entities, without such consent or clearance having first been properly obtained. All clearances obtained by any EDS Entity were properly obtained, and all information supplied to any Tax Authority in connection with such clearances was complete and accurate in all material respects.

19.5                        No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not directly based on relevant legislation or published practice or an arrangement available to companies generally) in relation to the affairs of any of the EDS Entities.

19.6                        None of the EDS Entities is involved in any current dispute with any Tax Authority and to the Seller’s Knowledge there is no action, proceeding, litigation, prosecution or arbitration pending against any of the EDS Entities in respect of Tax. None of the EDS Entities has been subject to any assessment, investigation, inspection, discovery, visit, non-routine audit or access order by any Tax Authority, nor has any Tax Authority indicated that it intends to investigate the Tax affairs of any EDS Entity.

19.7                        Where legally obliged to do so, each EDS Entity has deducted, retained or withheld amounts in respect of Tax from payments it has made, and has properly and punctually accounted to the relevant Tax Authority for the Tax so deducted or withheld. Where an EDS Entity has operated a reduced rate of withholding, it holds all documentation which it is necessary or advisable to produce and maintain to demonstrate to any relevant Tax Authority that such EDS Entity was entitled to operate such reduced rate of withholding (including, for the avoidance of doubt, any documents required to operate a reduced rate of withholding under a double tax treaty, or any EU Directive).

19.8                        None of the EDS Entities is currently treated for any Taxation purpose (or for the purposes of any double taxation agreement) as resident in a country other than the country of its incorporation. No EDS Entity is, or has been, treated as having a permanent establishment or branch in any country other than its jurisdiction of incorporation, other than the permanent establishment in Portugal of Huntsman Performance Products Spain, S.L.

19.9                        Each of the EDS Entities is duly registered for the purposes of VAT in any country where such registration is required.

19.10                 There is no instrument or transaction to which any EDS Entity is a party, or instrument which is necessary or desirable to establish any EDS Entity’s rights or title to, or interest in, any asset, which is or could become liable to any stamp duties or transfer taxes, which has not been duly stamped (if required) or in respect of which the relevant duty or tax has not been paid.

19.11                 To the Seller’s Knowledge, all transactions and arrangements by each EDS Entity have been made on arm’s length terms, and the processes by which the prices and terms have been arrived at were documented contemporaneously with such transaction and/or arrangements, to the extent necessary or advisable to demonstrate to any relevant Tax Authority compliance with any applicable Law or relevant published practice.

19.12                 To the Seller’s Knowledge, all income tax and social security contributions deductible and/or payable under any applicable Law have, so far as required to be deducted, been deducted from all payments made (or treated as made) by any EDS Entity. All amounts due to paid to the relevant Tax Authority have been so paid by the due date, including, without limitation, all Tax chargeable on benefits provided for directors, employees or former employees of any EDS Entity.

20.                               Environmental, Health and Safety Matters

20.1                        To the Seller’s Knowledge, each of the EDS Entities are, and have for the past three years been, in compliance with Environmental Laws and Environmental Permits, which compliance includes obtaining and maintaining Environmental Permits required to conduct the EDS Entities operations, except where such failures to comply with Environmental Laws or Environmental Permits or obtain or maintain such Environmental Permits, would not reasonably be expected to result, individually or in the aggregate, in the EDS Entities incurring material Liabilities under Environmental Laws.

20.2                        The EDS Entities are not the subject of any Action or Proceeding under Environmental Laws and to the Seller’s Knowledge, there are no facts or circumstances which are reasonably likely to give rise to any Action or Proceeding.

20.3                        To the Seller’s Knowledge, there has been no release of Hazardous Substances at EDS Sites in concentrations greater than those allowed under Environmental Laws, nor has the EDS Entities exposed any Person to any Hazardous Substances, in each case, that would reasonably be expected to result, individually or in the aggregate, in the EDS Entities incurring material Liabilities under Environmental Laws.

20.4                        To the Seller’s Knowledge, the EDS Plants located at Castiglione (Italy) and Barcelona (Spain) do not contain asbestos containing materials.

20.5                        The Seller has made available to Purchaser all material environmental assessments, studies, audits, analyses or reports prepared in the past three years relating to the EDS Sites and EDS Business, and copies of all material, non-privileged documents relating to any material and outstanding Liabilities under Environmental Laws of the EDS Entities to the extent such are in the possession, custody, or reasonable control of the Seller’s Group or EDS Entities.

21.                               Anti-Corruption

21.1                        To the Seller’s Knowledge, the EDS Entities have, at all times complied with and are currently in compliance with the Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”), the U.K. Bribery Act 2010, as amended from time to time (“UKBA”), and any applicable laws of any jurisdiction that prohibit payments to improperly influence government officials (collectively, the “Anti-Corruption Laws”).

21.2                        To the Seller’s Knowledge, none of the EDS Entities, nor any director, officer, employee or any other third party acting on behalf of the EDS Entities has used any funds or property for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, or made any other payment prohibited by Anti-Corruption Laws.

21.3                        To the Seller’s Knowledge, none of the EDS Entities, nor any director, officer, employee or any other third party acting on behalf of the EDS Entities has taken any action, either directly or indirectly, that would result in a violation of any Anti-Corruption Laws.

21.4                        To the Seller’s Knowledge, none of the EDS Entities’ third parties, representing or otherwise acting on behalf of any of the EDS Entities and with the Seller’s knowledge or its conscious avoidance of such knowledge has (i) provided or is providing any illegal contributions, gifts, entertainment or other unlawful things of value relating to political activity, (ii) made, authorized, facilitated, or otherwise intentionally permitted any direct or indirect unlawful payments or the unlawful provision of other things of value to any (A) foreign or domestic government official or employee, (B) employee of a foreign or domestic government-owned entity, (C) foreign or domestic political party, political official, or candidate for political office, or (D) officer or employee of a public international organisation, to obtain a competitive advantage, or to receive favourable treatment in obtaining or retaining business, (iii) has violated or is violating in any respect any provision of any Anti-Corruption Laws, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, payoff, influence payment or kickback.

21.5                        The EDS Entities (i) have at all times made and kept and currently make and keep, books, records, and accounts, which, in reasonable detail, accurately, completely, and fairly reflect the transactions and dispositions of the assets of the EDS Entities; and (ii) have at all times maintained, and currently maintain, a system of internal accounting controls sufficient to provide reasonable assurances in accordance with (A) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally acceptable accounting principles or any other applicable criteria and to maintain accountability for assets; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

21.6                        To the Seller’s Knowledge, none of the EDS Entities, nor any director, officer, employee or third party acting on behalf of the EDS Entities, is (or for the last five (5)

years has been) under administrative, civil, or criminal investigation, indictment, information, debarment, suspension, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Anti-Corruption Laws.

21.7                        None of the EDS Entities, nor, to Seller’s Knowledge, any director, officer, employee or third party acting on behalf of the EDS Entities, has received written notice from, or made a voluntary disclosure to the U.S. Department of Justice, the U.S. Securities and Exchange Commission or other U.S. agency, or the U.K Serious Fraud Office or U.K. Ministry of Justice or other U.K. agency regarding alleged or possible violations of the Anti-Corruption Laws, other than any already disclosed as part of the pre-acquisition due diligence.

21.8                        The EDS Entities are subject to the corporate level business conduct guidelines and an anti-corruption and bribery programme (which includes internal controls, policies and procedures designed to ensure compliance with Anti-Corruption Laws and avoid conflicts of interest).

22.                               Export Controls

22.1                        To the Seller’s Knowledge, the EDS Entities are in compliance with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws of the United States, as well as applicable Laws of each jurisdiction in which the EDS Entities and third parties are doing business, including, without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce (including anti-boycott laws); the International Traffic in Arms Regulations administered by the U.S. Department of State; regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”);

22.2                        The EDS Entities are subject to the Seller’s government’s export control and trade sanctions compliance program that includes corporate policies and procedures designed to ensure compliance with applicable government export control and trade sanction statutes, regulations, and other obligations, including obtaining licenses or other authorizations as required.

22.3                        In connection with its export control and trade sanctions matters, the EDS Entities have not in the past Five (5) years received written notice from any Governmental Authority of material deficiencies in their compliance efforts, nor made any voluntary disclosures to any Governmental Authority of facts that are reasonably likely to result in any adverse action being taken by a Governmental Authority against the EDS Entities or associated third parties with respect to export authorizations in the future.

22.4                        No Governmental Authority, nor any other person, has notified any of the EDS Entities in writing in the past five (5) years of any actual or alleged violation or breach of any statutory and regulatory requirements relating to export controls or trade sanctions.

22.5                        To the Seller’s Knowledge, none of the EDS Entities has undergone or is undergoing any audit, review, inspection, investigation, survey, or examination of records relating to such EDS Entity’s export activity that would individually, or in the aggregate, reasonably be expected to adversely affect its future export activity in any material respect, or otherwise result in government sanctions and to the Seller’s Knowledge there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

22.6                        To the Seller’s Knowledge, the EDS Entities have not been in the past five (5) years, and are not currently, under any administrative, civil, or criminal investigation or indictment involving alleged false statements, false claims, or other improprieties relating to the any of the EDS Entity’s export activity, nor to the Seller’s Knowledge is there any basis for any such investigation or indictment.  The EDS Entities have not been and are not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the EDS Entities’ export activity nor, to the Seller’s Knowledge is there any basis for such a proceeding.

22.7                        To the Seller’s Knowledge, no director, officer, or employee of any EDS Entity is identified on any of the following documents: (i) the OFAC list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the U.S. Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; (iv) the U.K. HM Treasury Asset Freezing Unit’s “Consolidated List of Financial Sanctions Targets”; (v) the Solicitor General of Canada’s “Anti-Terrorism Act Listed Entities”; (vi) the Australian Department of Foreign Affairs and Trade’s “Consolidated List”; (vii) the United Nations Security Council Counter-Terrorism Committee’s “Consolidated List”; or (viii) European Union lists maintained pursuant to Article 215 of the Treaty on the Functioning of the European Union.

SCHEDULE 8
LIMITATION OF THE SELLER’S LIABILITY

PART I
LIMITATIONS

1.                                      Monetary Limits

1.1                               The Seller is not liable in respect of a Warranty Claim unless the amount that would otherwise be recoverable from the Seller (but for this paragraph 1.1) in respect of that Warranty Claim exceeds US$ 100,000.

1.2                               The Seller is not liable in respect of a Warranty Claim unless and until the amount that would otherwise be recoverable from the Seller (but for this paragraph 1.2) in respect of that Warranty Claim, when aggregated with any other amount or amounts recoverable in respect of other Warranty Claims (excluding any amounts in respect of a Warranty Claim for which the Seller has no liability because of paragraph 1.1), exceeds US$ 1,000,000, in which case the Purchaser shall be entitled to recover the entire amount and not merely the excess.

1.3                               The Seller’s total Liability in respect of all Warranty Claims, other than Fundamental Warranty Claims and Tax Claims, is limited to 15% (fifteen percent) of the Purchase Price.

1.4                               The maximum aggregate Liability of the Seller under this Agreement shall be an amount equal to the Purchase Price.

2.                                      Time Limits

2.1                               The Seller shall not be liable in respect of a Warranty Claim or a Tax Claim unless notice in writing of such Warranty Claim or Tax Claim setting out all material particulars of the relevant Warranty Claim or Tax Claim (including the grounds upon which such Warranty Claim or Tax Claim is based and, to the extent possible and on a without prejudice basis, the Purchaser’s bona fide estimate of the amount claimed to be payable in respect thereof) is received by the Seller from the Purchaser:

2.1.1                     in respect of any Fundamental Warranty Claim, within three (3) years from the Completion Date;

2.1.2                     in respect of any Tax Claim, before three (3) months after the date of expiry of the statutory limitation period in respect of the relevant liability for Tax;

2.1.3                     in respect of all other Warranty Claims, within eighteen (18) months from the Completion Date.

2.2                               The Seller shall not be liable in respect of any Warranty Claim or Tax Claim notified in accordance with paragraph 2.1 of this Schedule 8 (Limitation of the Seller’s Liability) if no legal Proceedings have been commenced by the Purchaser against the Seller within six (6) months following the notification of the relevant Warranty Claim or Tax Claim, or if such Warranty Claim or Tax Claim relates to a contingent liability, within six (6) months after such liability ceases to be contingent (provided that the Seller shall have no liability if such contingent liability does not become an actual liability within four (4) years of the day of notification of the Warranty Claim or Tax Claim).

3.                                      Exclusions

3.1                               No member of the Seller’s Group shall have Liability towards any member of the Purchaser’s Group under or in connection with this Agreement or in respect of a Warranty Claim or a Tax Claim if and to the extent it relates to any Liability:

3.1.1                     for a relevant breach (other than a breach of Schedule 13 (Tax Matters)) that is capable of remedy and, after written notice of such breach is delivered by the Purchaser as contemplated in Clause 21 (Notices), the breach is remedied within a reasonable period (not to exceed forty-five (45) days) after the date on which such notice is received by the Seller;

3.1.2                     in relation to any Warranty Claim other than a Tax Claim, for which a specific allowance, provision or reserve has been made in the Accounts or the Working Capital Amount or which is specifically referred to in the Accounts or the Working Capital Statement or in the explanatory notes to the Accounts or the Working Capital Statement and, in relation to any Tax Claim, for which a liability in respect of VAT which has been taken into account in computing the net VAT receivable which has been included as an asset in the Working Capital Amount;

3.1.3                     which arises wholly or partially from an Event before or after the Completion Date at the request or direction of, or with the acquiescence or consent of, or by or on behalf of, any member of the Purchaser’s Group, or any director, employee or agent of any member of the Purchaser’s Group, other than in respect of the Disentanglement or, so far is the Liability relates to a Tax Claim, the Disentanglement and any other step set out in this Agreement;

3.1.4                     which would not have arisen but for:

(a)                                 a change in Law, or a change in the written interpretation or implementation thereof by any Governmental Authority, or any change in the rate of any Tax or any imposition of Tax or change in the published practice of, or withdrawal of any previously published practice, or published concession operated by any Tax Authority made after the Signing Date (whether or not the change purports to be effective retrospectively in whole or in part);

(b)                                 a voluntary act carried out by a member of the Purchaser’s Group, on or after Completion, which is outside the Ordinary Course immediately prior to Completion, other than an act done: (i) pursuant to a legally binding obligation entered into by a member of the Seller’s Group or an EDS Entity before Completion; (ii) in order to comply with any law or regulation; or (iii) at the request of, or with the written consent of, the Seller or its advisers;

(c)                                  a cessation or any change occurring after Completion in the nature or conduct of the EDS Business as carried on at Completion;

3.1.5                     any change in the accounting policies adopted by any member of the Purchaser’s Group (other than a change required to comply with generally accepted accounting principles in force prior to the Signing Date);

3.1.6                     arising as a result of the Purchaser not complying in all material respects with all of its obligations set out in this Schedule 8 (Limitation of the Seller’s Liability) (including paragraph 6) or Schedule 13 (Tax Matters);

3.1.7                     which has explicitly been taken into account when determining the Purchase Price;

3.1.8                     that is (i) the loss, reduction, non-availability or non-existence of a Relief (other than a Purchaser’s Relief or a Working Capital Relief) or (ii) a Tax liability which can be set off against or otherwise mitigated by any Relief which is available and can be used (including the surrender to an EDS Entity of any Relief by a member of the Seller’s Group at no cost to such EDS Entity), other than a Purchaser’s Relief or a Working Capital Relief (provided that this should not result in double counting taking into account paragraph 9 of this Schedule 13);

3.1.9                     that is a Tax liability (other than a Tax liability falling within paragraphs 1.1.2 and/or 5.1 of Schedule 13 (Tax Matters)) which arises (i) in consequence of an Event occurring after Completion; or (ii) in respect of or by reference to any income, profits or gains which were earned, accrued or received after Completion; or (iii) in respect of any period (or portion of any period) that commences after Completion; or

3.1.10              that is a Tax Liability which has been paid or discharged before Completion, which payment or discharge has been properly taken into account in the Working Capital Amount or Working Capital Statement.

4.                                      Sole Remedies

4.1                               Notwithstanding anything to the contrary in any Local Business Transfer Agreement, the Parties acknowledge and agree that the remedies provided for in this Agreement, as limited by this Schedule 8 (Limitation of the Seller’s Liability) or any other applicable limitations set out in this Agreement, shall be the Purchaser’s and each member of the Purchaser’s Group’s sole and exclusive remedy for Losses suffered by any member of the Purchaser’s Group in connection with the Disentanglement under, as a result of or in relation to this Agreement or any of the Local Business Transfer Agreements.

4.2                               The Purchaser shall procure that no member of the Purchaser’s Group shall, bring any claim against the Seller or any Affiliate of the Seller under any of the Local Business Transfer Agreements, including any claim in relation to the Retained Liabilities, without prejudice to the Purchaser’s right to bring any claim against the Seller under this Agreement.

5.                                      Contingent Liabilities

Other than in respect of a Tax Claim, no member of the Seller’s Group shall be obliged to make payment under or otherwise in connection with this Agreement or any Ancillary Agreement in respect of any Liability which is contingent or conditional unless and until such contingent Liability ceases to be contingent or conditional. Nothing in this paragraph shall preclude the giving of notice of a Warranty Claim which is contingent within the time limit set out in paragraph 1.1 of this Schedule 8 (Limitation of the Seller’s Liability).

6.                                      Mitigation

6.1                               Other than in respect of a Tax Claim:

6.1.1                     The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any Loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or any fact, matter, event or circumstance giving, or likely to give, rise to a Warranty Claim.

6.1.2                     Without prejudice to the foregoing, the Purchaser shall notify the Seller in writing as soon as reasonably practicable (but in any event within twenty (20) Business Days) after the Purchaser becomes aware of facts and circumstances which may lead to a Warranty Claim against the Seller; provided that the failure to so reasonably promptly notify the Seller shall not relieve the Seller of any liability hereunder, except to the extent that such failure directly or indirectly prejudices or limits the rights or defences available to the Seller with respect to such claim or results in any increase in the liability of the Seller in respect of the relevant Warranty Claim.

7.                                      Provision of Information

If, at any time after the date of this Agreement, the Seller wants to insure against its Liabilities in respect of the claims under this Agreement, the Purchaser shall provide such information as the prospective insurer may reasonably require before effecting the insurance.

8.                                      Preservation of Information

The Purchaser shall procure that each member of the Purchaser’s Group shall preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a claims under this Agreement.

9.                                      Corresponding Benefit

9.1                               If any member of the Purchaser’s Group receives or will receive a Relief, which it would not have received but for the circumstances giving rise to a Warranty Claim or Tax Claim, then the Purchaser shall procure that details of the Relief are given to the Seller as soon as practicable, and:

9.1.1                     the Purchaser shall, and shall procure that the relevant member of the Purchaser’s Group shall, use commercially reasonable endeavours, including also, for the purpose of this provision, reasonable endeavours customarily taken in tax disputes, to realise a Tax Benefit as soon as reasonably practicable;

9.1.2                     the Tax Benefit so realised in respect of the Relief shall first reduce the Seller’s payment obligation under any Warranty Claim or Tax Claim;

9.1.3                     to the extent there is any excess, the amount of Tax Benefit so realised and not set off under paragraph 9.1.2 above shall be paid to the Seller within ten (10) Business Days of realising the Tax Benefit.

9.2                               Upon a written request from the Seller, the Purchaser shall ensure that the relevant EDS Entity’s auditors certify the amount of any Relief or Tax Benefit under paragraph 9.1.

9.3                               Where any such certification as is mentioned in paragraph 9.2 above has been made, the Seller or the Purchaser or the EDS Entity may request the auditors of the EDS Entity for the time being at the expense of the party so making the request to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification and to certify whether such certification remains correct or whether in the light of those circumstances the amount that was the subject of such certification should be amended.

9.4                               If the auditors certify under paragraph 9.3 above that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 9.1 as the Tax Benefit in respect of the certification in question in place of the amount originally certified.

10.                               No Double Recovery

10.1                        The Purchaser shall not be entitled to recover from the Seller (i) more than once for the same Event, or (ii) if a member of the Purchaser’s Group has otherwise obtained reimbursement or restitution from any member of the Seller’s Group.

11.                               Recovery from Third Parties

11.1                        If

11.1.1              the Seller makes a payment in respect of a Warranty Claim by the Purchaser (the “Damages Payment”);

11.1.2              any member of the Purchaser’s Group recovers from a third party (including pursuant to any insurance policy) any sum in cash or in kind which compensates it in respect of the Loss which is the subject matter to that Warranty Claim (the “Third Party Sum”);

11.1.3              the receipt of that Third Party Sum was not taken into account in calculating the Damages Payment; and

11.1.4              the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the Loss or Liability which gave rise to the Warranty Claim in question, such excess being the “Excess Recovery”, then the Purchaser shall, promptly on receipt of the Third Party Sum by any member of the Purchaser’s Group, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all additional Tax and any costs incurred by the Purchaser or the relevant member of the Purchaser’s Group in recovering that Third Party Sum.

11.2                        If, before the Seller pays any amount in respect of any Warranty Claim under this Agreement, any EDS Entity is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any relevant member of the Purchaser’s Group (in whole or in part) in respect of the Loss or Liability which is the subject matter of the Warranty Claim, the Purchaser shall procure that, before steps are taken against the Seller, the Purchaser will make reasonable efforts to enforce recovery against the third party and any actual recovery shall reduce or satisfy, as applicable, such Warranty Claim to the extent of such recovery, provided that the Seller first indemnifies the Purchaser’s Group and the EDS Entities against any Tax that may be suffered on receipt of any sum recovered thereunder, together with any costs or expenses incurred in recovering such sum.

PART II
CONDUCT OF CLAIMS

1.                                      Conduct of Third Party Claims

1.1                               If any member of the Purchaser’s Group becomes aware of any circumstance which may give rise to a claim from a third party which in turn may give rise to a Warranty Claim (other than a Tax Claim) under this Agreement (a “Third Party Claim”), the Purchaser shall as soon as reasonably practicable give written notice thereof (including reasonable particulars of each such Third Party Claim or circumstance) (a “Notice of Third Party Claim”) to the Seller and the Purchaser shall procure that each member of the Purchaser’s Group shall:

1.1.1                     not make any admission of Liability, or any agreement or compromise with any person, body or authority in relation thereto without the prior written consent of the Seller (not to be unreasonably withheld or delayed);

1.1.2                     reasonably consult with the Seller with respect to the Third Party Claim and take all reasonable action to contest appeal or compromise the Third Party Claim as may be reasonably requested by the Seller to avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the Third Party Claim;

1.1.3                     give the Seller and its professional advisers reasonable access during normal business hours, to the premises, directors and employees of each of the EDS Entities (and such other persons as deemed reasonably necessary by the Seller for the purpose of its investigation) as the case may be, and access to any relevant Assets, accounts, documents and records within the control of any member of Purchaser’s Group (to the extent the same are not privileged) to enable the Seller and its professional advisers to examine the same and take photographs or photocopies thereof at its own expense and as may be reasonably required in the event the Seller takes control of the relevant matter pursuant to this paragraph 1, subject to the Seller agreeing to (i) keep all such information confidential and to use it only for the purpose of assessing the Third Party Claim, and (ii) pay all reasonable third party costs and expenses incurred by any member of the Purchaser’s Group in connection therewith and the Seller may take copies of the documents or records, and photograph the premises or Assets, referred to in this paragraph;

1.1.4                     allow the Seller (or the relevant member of the Seller’s Group nominated by the Seller), upon notice to the Purchaser, to take over the conduct of all Proceedings and/or negotiations arising in connection with the Third Party Claim and to take such action as the Seller (or the relevant member of the Seller’s Group nominated by the Seller) deems necessary or desirable to avoid, dispute, defend, appeal, compromise, contest or deny any claim or Liability on behalf of the relevant member of the Purchaser’s Group, provided that:

(a)                                 the Seller (or the relevant member of the Seller’s Group nominated by the Seller) employs legal counsel of a reputable law firm reasonably acceptable to the Purchaser;

(b)                                 all costs and expenses of the Purchaser’s Group in connection with conduct by the Seller (or the relevant member of the Seller’s Group nominated by the Seller) of the Third Party Claim shall be borne by the Seller (or the relevant member of the Seller’s Group nominated by the Seller); and

(c)                                  the Seller shall not and no member of the Purchaser’s Group shall be required to take any action or to omit to do anything which, on a reasonable view, would reasonably be expected to have a material adverse effect (i) on the EDS Business or (ii) the reputation of the Purchaser’s Group taken as a whole.

SCHEDULE 12
ENVIRONMENTAL COVENANT

PART III
ENVIRONMENTAL COVENANTS

1.                                      Interpretation

1.1                               Definitions

(a)                                 “Applicable Environmental Laws” means;

(i)                                     Current Environmental Laws in relation to any Protected Matter or Retained Environmental Liability, except as provided for in (ii);

(ii)                                  Current and Future Environmental Laws, in relation only to Occupational Exposure Issues;

(b)                                 “Applicable Environmental Permits” means any Environmental Permit which is in force upon or prior to the Completion Date;

(c)                                  “Control Party” means the Indemnified Party or, where the Indemnifying Party has exercised its rights under paragraph 8.3 hereof, the Indemnifying Party;

(d)                                 “Covenant Claim” means any claim by the Indemnified Party for payment under paragraph 2.1(a) hereof;

(e)                                  “Claims Notice” means a written notice of a Covenant Claim or Retained Environmental Liability Claim as provided for in paragraph 8.1(a) hereof;

(f)                                   “Closure” means the cessation or closure of any installation, process or site, including any related decommissioning or demolition;

(g)                                  “Criteria” means in each case so far as applicable:

(i)                                     the nature of the legal obligation which has been or which is likely to be breached or the legal liability which has or is likely to arise;

(ii)                                  the legal powers and remedies available to the relevant Environmental Authority or third party to bring Environmental Proceedings (including any limitations on those powers);

(iii)                               whether or not it is likely that Environmental Proceedings will be commenced by an Environmental Authority or third party which would result (even if contested) in a Final notice, order, requirement or other liability under Applicable Environmental Laws or an Environmental Agreement in the jurisdiction in question having regard to normal enforcement practice therein;

(iv)                              where (subject to paragraph 5.2) any Environmental Authority or third party is aware of the issue which is the subject of the Covenant Claim or Retained Environmental Liability Claim, its conduct following it becoming aware of the issue shall be a persuasive factor in determining whether the relevant Trigger Condition has been met;

(v)                                 the likelihood (assuming control and conduct by a person who was neither the giver of, or the beneficiary of, an indemnity or covenant in relation to the issue which is the subject of the Covenant Claim or the Retained Environmental Liability Claim) of a legal obligation or requirement to carry out Remedial Works falling on any Relevant Protected Person within the following period after the date of the relevant Claims Notice:

(A)                               one year, in relation to Pre-Close Non-compliance; or

(B)                               five years, in the case of Pre-Close Contamination or (if earlier) one year after the expiry of the applicable Time Limit; or

(vi)                              the nature and extent of the impact or risk of impact to human health or the Environment; and

(vii)                           the costs and benefits of carrying out the proposed Remedial Works (including the consequences of not carrying out the proposed Remedial Works at that time);

and to the extent Environmental Laws are relevant to the assessment of (i) to (vii) above, taking account of Applicable Environmental Laws only;

(h)                                 “Current Environmental Laws” means:

(i)                                     Environmental Laws which are in force as at the Completion Date; and

(ii)                                  Environmental Laws which come into force after the Completion Date to the extent no more onerous and restrictive than the Environmental Laws referred to in (i);

(i)                                     “Current and Future Environmental Laws” means Current Environmental Laws and any Environmental Laws which are not Current Environmental Laws and come into force on or after the date of this Agreement;

(j)                                    “Development” means in respect of any Covenant Claim or Retained Environmental Liability Claim, the construction, installation or erection of any new building, structure or plant at the Relevant Property or the extension, improvement or modification of any existing building, structure or plant at the Relevant Property;

(k)                                 “Emergency” means a fire, explosion, act of God or war, flood or any other sudden and catastrophic event where such event would result in, or would significantly increase Environmental Losses;

(l)                                     “Environment” means all or any of the media of air (including the air within man-made structures), water and land and any living systems or organisms supported by any of those media;

(m)                             “Environmental Agreement” means all or any warranty, covenant, indemnity or other obligation or liability under any agreement entered into during the Indemnified Period between any of the EDS Entities and any third party under which Environmental Losses are or may be incurred;

(n)                                 “Environmental Authority” means the relevant authority or other agency, tribunal, body or court having functions, duties, powers or responsibilities in relation to Environmental Matters;

(o)                                 “Environmental Contamination” means any discharge, release, spillage, leakage, escape, deposit, presence, storage, accumulation or disposal of any Hazardous Substances at, on, or under the Relevant Property or any emanation or migration including (for the avoidance of doubt) as the result of piped discharge of Hazardous Substances from any of the Relevant Property whether at any past, present or future time;

(p)                                 “Environmental Laws” means all or any:

(i)                                     applicable European, national or local law or regulation arising through statute, statutory instruments or other legislation, common law or directives (including EU Directives); and

(ii)                                  legally binding and mandatory guidance, standards, codes, notices, requirements, orders or directions;

each as are valid and enforceable in the relevant jurisdiction upon or on the Completion Date to the extent relating to Environmental Matters;

(q)                                 “Environmental Losses” means any and all costs, expenses, losses, liabilities, damages, charges, fines or penalties (excluding any loss of profits, loss of sales, loss of production, loss of opportunity, business interruption, reduction in value of any assets or shares or any other indirect or consequential loss or damage) in respect of or resulting from Protected Matters or Retained Environmental Liability including but not limited to the costs relating to Remedial Works carried out up to the Remedial Works Standard, but not including the costs of (i) Phase I audits, assessments or investigations (which are not Intrusive Investigations) or (ii) any Intrusive Investigations (together “Investigations”) unless such Intrusive Investigations are within paragraphs 6(h)(ii) to (viii) and those Intrusive Investigations result in a payment being made under paragraph 2 (Environmental Covenants) of this Schedule or which would be made under paragraph 2 (Environmental Covenants) of this Schedule but for paragraph 3 (De Minimis and Threshold), but for the avoidance of doubt any costs of any Investigations required for compliance with Directive 2010/75/EU of the European Parliament and the Council on industrial emissions (the “IED”) or Directive 2008/1/EC of the European Parliament and the Council concerning integrated pollution prevention and control (the “IPPC”) to the extent it remains applicable shall not be included;

(r)                                    “Environmental Matters” means

(i)                                     Retained Environmental Liabilities (in relation to a Retained Environmental Liability Claim);

(ii)                                  Environmental Contamination (in relation to a Covenant Claim in respect of Environmental Contamination);

(iii)                               exposure of any person to Hazardous Substances (in relation to a Covenant Claim in respect of Occupational Exposure Issues); and

(iv)                              in relation to a Covenant Claim in respect of Pre-Close Non-Compliance:

(A)                               the creation or existence of any noise, vibration, radiation, common law or statutory nuisance;

(B)                               pollution or contamination or other adverse impact on the Environment or any receptor;

(C)                               the disposal, release, spillage, deposit, escape discharge, leak or emission of Hazardous Substances;

(D)                               any other matters relating to the condition, protection, maintenance, restoration or replacement of the Environment arising directly or indirectly out of the manufacturing, processing, treatment, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of Hazardous Substances EXCLUDING any liability or responsibility for (aa) any product which is not at, on or under any Relevant Property and has been sold to and delivered to a third party who is not a Relevant Protected Person or (bb) the dilapidation of any buildings;

excluding in every case any human health and safety issue not relating to exposure to or the risk of exposure to Hazardous Substances;

(s)                                   “Environmental Permits” means all or any registration, permit, license, authorization, consent or permission required under Environmental Laws to operate the EDS Business, but excludes any under Planning Law;

(t)                                    “Environmental Proceedings” means any criminal, civil, administrative or regulatory proceeding, process or action commenced against the Indemnified Party or any Relevant Protected Person by any person or Environmental Authority in respect of any Environmental Matters;

(u)                                 “Existing Information” means all information known by the Indemnified Party’s Group and/or any Relevant Protected Person concerning or indicating the likely presence of Pre-Close Contamination or the Saint-Mihiel Retained Contamination Liabilities at the Completion Date which shall include, for the avoidance of doubt:

(i)                                     to the extent knowledge was acquired in the course of providing advice to the Indemnified Party’s Group and/or any Relevant Protected Person, their respective professional advisers (including without limitation, the Purchaser’s solicitors);

(ii)                                  any reports produced by the Purchaser and/or any Relevant Protected Person and/or their respective professional advisers in relation to this transaction as at the Completion Date; and

(iii)                               all information fairly disclosed by the Seller, the Retained Group and the EDS Entities to the Indemnified Party and/or any Relevant Protected Person including without limitation all matters contained in the Data Room and the Disclosed Information as at the Completion Date;

provided always and for the avoidance of doubt this shall not include any such information which was known to the EDS Entities prior to the Completion Date but which was not disclosed to the Purchaser and/or any Relevant Protected Person;

(v)                                 “Expert Procedure” means the procedure set out at paragraphs 8.8 to 8.13;

(w)                               “Final” means, in relation to the result of any proceeding, process or action including any notice, order or requirement that it is binding and is either not capable of appeal, review or challenge, or there is no reasonable prospect of a successful appeal, review or challenge;

(x)                                 “Hazardous Substances” means any substance (whether solid, liquid or gas) that is the subject of or regulated under any Applicable Environmental Law and, for the avoidance of doubt, includes any waste;

(y)                                 “Immaterial Breach” means any breach or series of breaches of any Applicable Environmental Permit (i) in respect to which prevention of repetition or recurrence is possible with only inexpensive changes to processes, operations, management or equipment or (ii) which is otherwise not material;

(z)                                  “Indemnified Party” means in relation to any particular Covenant Claim or Retained Environmental Liability Claim (or Warning Notice), the Party who made that Covenant Claim or Retained Environmental Liability Claim (or may make such Covenant Claim or Retained Environmental Liability Claim) and shall include assignees permitted under paragraph 12 of Part I this Schedule;

(aa)                          “Indemnified Party’s Group” means the Indemnified Party and any subsidiary or subsidiary undertaking or any holding company from time to time of the Indemnified Party, or any subsidiary or subsidiary undertaking of such holding company;

(bb)                          “Indemnifying Party” means in relation to any particular Covenant Claim or Retained Environmental Liability Claim (or Warning Notice), the Party against whom such Covenant Claim or Retained Environmental Liability Claim is made (or may be made);

(cc)                            “Indemnifying Party’s Group” means the Indemnifying Party and any subsidiary or subsidiary undertaking or any holding company from time to time of the Indemnifying Party, or any subsidiary or subsidiary undertaking of such holding company;

(dd)                          “Indemnified Period” means the period commencing on the Rhodia Completion Date up to and including the Completion Date.

(ee)                            “Intrusive Investigations” has the meaning given in paragraph 6(h);

(ff)                              “Occupational Exposure Issues” means the exposure of employees, contractors or agents to any Hazardous Substances to the extent such exposure occurred during the Indemnified Period as the result of the operation of (i) any business of the EDS Entities (or any predecessor) or (ii) any property at any time used, occupied or owned by any EDS Entity or member of the Retained Group in connection with any such businesses;

(gg)                            “Permitted Acts” has the meaning given in paragraph 8.1(c);

(hh)                          “Planning Law” means any applicable law, regulation, statute, statutory instrument or binding and mandatory guidance, standards, codes, notices requirements, orders or directions which deals with land use planning and building regulation and control;

(ii)                                  “Pre-Close Contamination” means any Environmental Contamination to the extent it arises during the Indemnified Period in relation to the Relevant Property but not covered as a Retained Environmental Liability;

(jj)                                “Pre-Close Non-compliance” means any matter or circumstance which arises during the Indemnified Period in relation to the conduct of any business at the Relevant Property which is a breach of or gives rise to a liability under (i) Applicable Environmental Laws or (ii) Environmental Agreement or (iii) any Applicable Environmental Permit which matter or circumstance is not any other Protected Matter;

(kk)                          “Protected Matters” means Pre-Close Non-compliance, Pre-Close Contamination and Occupational Exposure Issues but excluding the Retained Environmental Liabilities;

(ll)                                  “Relevant Protected Person” means the Indemnified Party or any member of the Indemnified Party’s Group or any officer, agent, employee or contractor thereof and for the avoidance of doubt reference to any step or action being taken by a Relevant Protected Person shall include where it is taken by some other person for or on behalf of the Relevant Protected Person;

(mm)                  “Reasonable and Prudent Operator” means a person exercising the degree of skill, diligence and prudence which would be expected from an experienced operator in substantial compliance with all applicable laws and having regard to the normal practice in the same jurisdiction and under the same or similar circumstances and conditions as the relevant business, including in respect to any Development, the current engineering and building standards appropriate for such Development, disregarding the existence of any possible right to recovery under this Schedule, and any reference to the standard of a Reasonable and Prudent Operator herein shall be a reference to such degree of skill, diligence and prudence as aforesaid;

(nn)                          “Relevant Property” means any of the EDS Sites;

(oo)                          “Remedial Works” means the carrying out of works to prevent (including preventing repetition or recurrence), minimise, remedy, remove, investigate, limit, abate or contain a Protected Matter or Retained Environmental Liability or so as to prevent (including prevention of repetition or recurrence), minimise or reduce the extent of Environmental Losses in relation to a Protected Matter or Retained Environmental Liability;

(pp)                          “Remedial Works Standard” means, in relation to any particular Remedial Works:

(i)                                     those Remedial Works which are the minimum reasonably necessary and would have been carried out or taken by a Reasonable and Prudent Operator, having regard to the Criteria; and

(ii)                                  such other Remedial Works as may be agreed between the Parties;

(qq)                          “Retained Environmental Liability” means at the surfactants production and manufacturing facility operated by the relevant EDS Entity and located at Saint-Mihiel (France):

(i)                                     any discharge, release, spillage, leakage, escape, deposit, presence, storage, accumulation or disposal of any Hazardous Substances at, on, or under the property or any emanation or migration of Hazardous Substances known by the Indemnified Party’s Group and/or any Relevant Protected Person or described or otherwise disclosed in information fairly disclosed by the Seller, the Retained Group and the EDS Entities to the Indemnified Party and/or any Relevant Protected Person, including without limitation all matters contained in the Data Room and the Disclosed Information as at the Completion Date (the “Saint-Mihiel Retained Contamination Liabilities”); and

(ii)                                  the presence of asbestos on the Completion Date (the “Saint-Mihiel Retained Asbestos Liabilities”);

(rr)                                “Retained Environmental Liability Claim” means any claim by the Indemnified Party for payment under paragraph 2(b) hereof;

(ss)                              “Retained Group” means the Seller and any subsidiary undertaking or any holding company from time to time of the Seller, or any subsidiary undertaking of such holding company other than the EDS Entities;

(tt)                                “Rhodia Completion Date” means 31 March 2001;

(uu)                          “Time Limit” has the meaning given in paragraph 4 (Time Limit);

(vv)                          “Two Independent Experts” means the experts provided for in paragraph 8.8 hereof;

(ww)                      “Third Independent Expert” means the expert provided for in paragraph 8.12 hereof;

(xx)                          “Trigger Conditions” means those matters set out in paragraph 5.1(a) or (b) hereof;

(yy)                          “Seller’s Covenant” means the covenant given by the Seller in paragraph 2 (Environmental Covenants);

(zz)                            “Warning Notice” means the notice provided for in paragraph 8.1(a) hereof;

1.2                               Words and expressions not otherwise defined in this Schedule shall, unless the context otherwise requires, have the same meanings in this Schedule as in the Agreement.  Where a word or expression is defined both in this Schedule and in the Agreement, the definition in this Schedule shall prevail but shall apply only to this Schedule.

2.                                      Environmental Covenants

2.1                               Subject to the applicable provisions contained in this Schedule, the Seller covenants with the Purchaser to pay to the Purchaser (for itself and as trustee on behalf of each Relevant Protected Person) an amount equal to:

(a)                                 the amount of any and all Environmental Losses incurred by any Relevant Protected Person in relation to Protected Matters; and

(b)                                 the amount of any and all Environmental Losses incurred by any Relevant Protected Person in relation to Retained Environmental Liabilities.

3.                                      De Minimis, Threshold and Cap

3.1                               In relation to Pre-Close Non-compliance, Pre-Close Contamination and Occupational Exposure Issues, the Seller is not liable in respect of each and any Covenant Claim unless and until the amount of the liability of the Seller in respect of that Covenant Claim would exceed EUR 100,000 (one hundred thousand euros) (but for this paragraph 3.1), in which case the Purchaser shall be entitled to recover the full amount of such Covenant Claim and not only the excess over that sum.

3.2                               In relation to Pre-Close Non-compliance, Pre-Close Contamination and Occupational Exposure Issues, the Seller is not liable in respect of each and any Covenant Claim unless and until the aggregate amount of the liability of the Seller in respect of all Covenant Claims would exceed EUR 1,000,000 (one million euros) (but for this paragraph 3.2), in which case the Purchaser shall he entitled to recover the excess over that sum only.

3.3                               The Seller’s maximum aggregate liability for Retained Environmental Liability Claims shall not exceed EUR 6,000,000 (six million euros).

4.                                      Time Limit

The Seller shall not be liable for any Environmental Losses under this Schedule unless the relevant Claims Notice has been given to the Seller:

(a)                                 in relation to the Saint-Mihiel Retained Asbestos Liabilities, within three (3) years of the Completion Date;

(b)                                 in relation to the Saint-Mihiel Retained Contamination Liabilities, within five (5) years of the Completion Date;

(c)                                  in relation to Pre-Close Non-compliance, within three (3) years of the Completion Date;

(d)                                 in relation to Pre-Close Contamination, within ten (10) years of the Completion Date; and

(e)                                  in relation to Occupational Exposure Issues, within ten (10) years of the Completion Date.

For the avoidance of doubt so long as this paragraph 4 is complied with and paragraph 5 is satisfied within the relevant time period specified in relation to the relevant Protected Matter (the “Time Limit”), the Purchaser shall be entitled to recover Environmental Losses which are incurred in respect of that valid Covenant Claim or Retained Environmental Liability Claim after the expiry of the Time Limit in respect of the relevant Protected Matter or Retained Environmental Liability, subject to the provisions of this Schedule.

5.                                      Trigger Conditions

5.1                               The Indemnified Party shall not be entitled to recover under this Schedule in respect of any claim for Environmental Losses in relation to any Protected Matter unless one or more of the following has occurred or exists in relation to that Protected Matter:

(a)                                 the formal service or commencement of Environmental Proceedings or a written threat of Environmental Proceedings or the receipt of a formal written notice from an Environmental Authority requiring action to be taken pursuant to Applicable Environmental Laws or any Environmental Agreement; or

(b)                                 subject to the application of the Criteria either:

(i)                                     the existence of or the threat of significant harm to human health at the Relevant Property or of significant harm to the Environment and/or human health off the Relevant Property; or

(ii)                                  the existence of a significant risk of liability for a Relevant Protected Person under Applicable Environmental Laws or any Environmental Agreement.

5.2                               Where following a Covenant Claim under one of the Trigger Conditions of paragraph 5.1(b):

(a)                                 (i) whether or not that Trigger Condition has been satisfied, is not agreed and has not yet been determined under the Expert Procedure or (ii) where such agreement or determination in (iii) has been made but the Remedial Works or other measures have not been substantially commenced; and

(b)                                 the relevant Environmental Authority or third party is, or becomes aware of the existence of the harm to health or the Environment or the risk of liability under laws (as appropriate to the particular Covenant Claim) and either (i) confirms in writing or (ii) by its behavior (whether by act or omission) in the absence of such written confirmation the parties (acting reasonably) believe that no action (including any Remedial Works) is required in relation to the issue giving rise to the Covenant Claim within the applicable time period in the Criteria in paragraph 1.1(g)(v), the Two Independent Experts or the Third Independent Expert shall be instructed to determine that the Trigger Condition has not been satisfied in relation to such Covenant Claim; and in the case of 5.2(a)(ii) the Indemnifying Party shall have no further liability in respect of that part of that Covenant Claim, provided that in relation to any Pre-Close Non-compliance, to the extent that any Covenant Claim results from breach not including an Immaterial Breach of any relevant Environmental Permit, the Trigger Condition in paragraph (b)(ii) shall be deemed to have been met without the application of the Criteria in relation to only that part of that Covenant Claim that relates to that breach.

5.3                               The Indemnified Party shall not be entitled to recover under this Schedule in respect of any claim for Environmental Losses in relation to any Retained Environmental Liability unless there is (i) formal service or commencement of Environmental Proceedings; (ii) a written threat of Environmental Proceedings; (iii) the receipt of a formal written notice from an Environmental Authority requiring action to be taken pursuant to Current Environmental Laws or any Environmental Agreement or (iv) an obligation that arises under an Environmental Permit or Current Environmental Laws or at the order or direction of an Environmental Authority, to carry out Remedial Works in relation to that Retained Environmental Liability.  With respect to the Saint-Mihiel Retained Asbestos Liabilities, the Indemnified Party shall be entitled to recover under this Schedule, reasonable costs based on the minimum that is reasonably necessary for removal of asbestos from the surfactants production and manufacturing facility operated by the relevant EDS Entity and located at Saint-Mihiel (France) which is identified by an independent survey during a survey, which shall be conducted at Purchaser’s cost (the “Independent Asbestos Survey”) and shall be completed as soon as practicable after the Completion Date, as either (i) exposed and in an unsafe condition as specified by Current Environmental Laws or (ii) a species of asbestos for which removal is mandatory by Current Environmental Laws.

6.                                      Limitations on Liability

The Indemnifying Party shall not be liable under this Schedule for any Environmental Losses to the extent they are increased by or result from:

(a)                                 any act or omission after the Completion Date on the part of the Indemnified Party or any Relevant Protected Person which is negligent;

(b)                                 any Environmental Losses that are the result of, arose from, or are related to a change in Environmental Laws or Environmental Permits;

(c)                                  subject to the provisos (i) (ii) or (iii) below, any material change after the Completion Date in the manufacturing processes used by the Indemnified Party or any Relevant Protected Person at any Relevant Property or the introduction after the Completion Date of any new manufacturing process by the Indemnified Party or any Relevant Protected Person at any Relevant Property (not including any such change or introduction which is required (following a valid Claims Notice) in order to address a Protected Matter);

(d)                                 subject to proviso (iii) below, Closure by any Indemnified Party or Relevant Protected Person at any Relevant Property after the Completion Date (not including any such Closure which results from or is required (following a valid Claims Notice) in order to address a Protected Matter or as part of any Development which is permitted subject to the application of proviso (ii) below);

(e)                                  subject to provisos (i) or (ii) below, the introduction by or for any Indemnified Party or Relevant Protected Person after the Completion Date of any new pathway or target at any Relevant Property which results in any Environmental Contamination migrating or causing or being likely to cause pollution of the Environment;

provided that paragraphs (c) to (e) above shall not apply to the extent that any Environmental Losses which otherwise would be excluded under one or more of paragraphs (c) to (e) are increased by or result from:

(i)                                     testing, repair, maintenance, replacement or upgrade of any services, plant, structures or equipment by the Indemnified Party or any Relevant Protected Person carried out for genuine reasons associated with the business operations at any Relevant Property; or

(ii)                                  a Development which has been genuinely planned and in relation to which (i) the Indemnifying Party has been notified in advance, and (ii) the Parties have consulted in good faith and the Indemnified Party has taken account of any reasonable requests made by the Indemnifying Party in relation to the process of obtaining permission for and carrying out the Development under Planning Law (to the extent applicable) and (iii) the Indemnifying Party has been provided with written evidence that the Development has been approved following an approval process equivalent to (or more demanding than) the approval process applied to Development of that description at the Relevant Property immediately prior to the Completion Date; or

(iii)                               Closure at any Relevant Property which results from a lawful requirement on the Indemnified Party or any Relevant Protected Person pursuant to the IED or the IPPC to the extent it remains applicable to carry out Remedial Works in relation to Pre-Close Contamination or Saint-Mihiel Retained Contamination Liabilities;

provided further that in relation to paragraphs (i) to (iii) above the Parties and/or each Relevant Protected Person shall:

(A)                               have regard to the Indemnified Party’s duty to mitigate in paragraph (j);

(B)                               have regard to the historic and present condition of the Relevant Property, (to the extent known, or ought reasonably to have been known, to such Indemnifying Party and/or the Relevant Protected Person and so far as it is possible to do so without materially increasing the cost of the relevant matter referred to in (a) to (c) as applicable);

(C)                               act at all times as a Reasonable and Prudent Operator,

provided further that any failure to comply with any of sub- paragraphs (A) to (C) above shall not affect the Indemnified Party’s right to claim for Environmental Losses, except to the extent that such failure has resulted in or increased Environmental Losses; and

provided further that sub-paragraphs (A) to (C) above shall not oblige the Indemnified Party or any Relevant Protected Person to incur any material cost, expense or liability which will not be recovered by the Indemnified Party under the covenant in paragraph 2;

(f)                                   change in the use of any of the Relevant Property after the Completion Date to (i) a use other than the manufacture of chemicals and all matters reasonably ancillary to that use or (ii) a use which is more environmentally sensitive than the use as at the Completion Date;

(g)                                  the disclosure of information by the Indemnifying Party or any Relevant Protected Person concerning any Protected Matter to any Environmental Authority or third party except where such disclosure is:

(i)                                     with the prior consent of the Indemnifying Party (to the extent consent is required under paragraph 8) or is otherwise given by the Indemnifying Party in its sole discretion; or

(ii)                                  necessary for compliance with Environmental Laws, Environmental Agreements, Environmental Permits or, in the context of Development, Planning Laws; or

(iii)

(A)                               to the insurers, professional advisors, auditors or bankers of the Indemnified Party or any Relevant Protected Person as is reasonably necessary; or

(B)                               if and to the extent required by any securities exchange as reasonably necessary; or

(iv)                              following the satisfaction of the Trigger Condition at paragraph 5(b)(i) or (ii), if a Reasonable and Prudent Operator would make such disclosure; or

(v)                                 reasonably made in an Emergency;

(h)                                 the undertaking or initiation of or procuring of any intrusive investigations or assessments or sampling or testing of soil, sub-surface water or groundwater (“Intrusive Investigations”) at any Relevant Property, except for:

(i)                                     any Intrusive Investigations required as part of any application for an Environmental Permit by or on behalf of any Indemnified Party or Relevant Protected Person;

(ii)                                  where such Intrusive Investigations are required by lawful court order or under any Environmental Agreement;

(iii)                               to retain or comply with any Environmental Laws or Environmental Permit;

(iv)                              the Independent Asbestos Survey performed to identify whether asbestos is present at the surfactants production and manufacturing facility operated by the relevant EDS Entity and located at Saint-Mihiel (France);

(v)                                 where such Intrusive Investigations are necessary in the context of any matter or action which is permitted under the provisos in respect of paragraphs 6(c) and (d);

(vi)                              in an Emergency; or

(vii)                           as part of any Remedial Works determined in accordance with paragraph 8 hereof;

(viii)                        in respect of any information concerning or indicating the likely presence of Pre-Close Contamination which is not Existing Information and which becomes known to the Indemnified Party Group and/or any Relevant Protected Person after the date of Completion and both:

(A)                               such information gives reasonable grounds for believing that such Environmental Contamination exists and for believing that a Trigger Condition is satisfied in relation to such Environmental Contamination; and

(B)                               such Intrusive Investigations would be carried out by a Reasonable and Prudent Operator, subject to a Warning Notice having been given to the Indemnifying Party prior to such Intrusive Investigations being carried out and in accordance in all material respects with the provisions of paragraph 8 of this Schedule;

(i)                                     the carrying out of Remedial Works which are to a standard which exceeds the Remedial Works Standard;

(j)                                    the taking by an Indemnified Party or Relevant Protected Person of any action or step which is deliberately calculated or designed to give rise to a Trigger Condition becoming satisfied and a Covenant Claim or Retained Environmental Liability Claim being made it being recognized that (i) the disclosure of environmental conditions that are required to be disclosed under Current Environmental Law to the Environmental Authority in association with Environmental Permit obligations at the surfactants production and manufacturing facilities operated by the relevant EDS Entity and located at Saint-Mihiel (France), which are expected to occur in 2018, and (ii) the Independent Asbestos Survey shall not trigger this limitation.

7.                                      Mitigation

7.1                               The Indemnified Party shall and shall procure that any Relevant Protected Person shall take all reasonable steps to mitigate any Environmental Losses under this Schedule, subject to compliance with the provisions of this Schedule and provided that this paragraph 7.1 shall not oblige the Indemnified Party or any Relevant Protected Person to incur any cost, expense, loss or liability which will not be recovered by the Indemnified Party under the applicable covenant in paragraph 2.

7.2                               In the event of any circumstances arising which do or are reasonably likely to give rise to a Covenant Claim or Retained Environmental Liability Claim neither the Indemnifying Party, the Indemnified Party nor any Relevant Protected Person in relation to either of them shall make any public statements regarding such circumstances without first discussing with the Indemnifying Party and reaching written agreement (such agreement not to be unreasonably withheld or delayed, and to be given in any of the circumstances provided for in paragraph 6(h) (i) to (vi) on the text of any such public statement before it is made.

8.                                      Covenant Claims and Retained Environmental Liability Claims

8.1                               The following shall apply in relation to any Covenant Claim or Retained Environmental Liability Claim:

(a)                                 The Indemnified Party shall immediately upon becoming aware of a matter that may reasonably be expected to give rise to a Covenant Claim or Retained Environmental Liability Claim (a “Warning Event”) give written notice thereof to the Indemnifying Party (a “Warning Notice”); and either

(i)                                     state in the Warning Notice that such notice should be deemed to be the actual making of a Covenant Claim or Retained Environmental Liability Claim in relation to the relevant matter; or

(ii)                                  where paragraph (i) does not apply and the Indemnified Party wishes to make a Covenant Claim or Retained Environmental Liability Claim in relation to the relevant matter, provide a further notice stating that the Indemnified Party is by virtue of that further notice making a

Covenant Claim or Retained Environmental Liability Claim (“Claims Notice”).

(b)                                 On giving a Warning Notice, the Indemnified Party shall supply the Indemnifying Party with copies of all notices, directions, reports or material correspondence in the possession of any Relevant Protected Person and relating to such matter (and thereafter will keep the Indemnifying Party fully informed of all material developments relating thereto).

(c)                                  When the Indemnified Party’s awareness of the relevant Warning Event arises during the carrying out for an Indemnified Party of an act permitted by provisos to paragraph 6 (“Permitted Acts”) then as soon as practicable upon becoming aware of such matter, the Permitted Acts shall be suspended to the extent they affect the relevant Protected Matter (unless the parties agree otherwise (acting reasonably)) until a Warning Notice has been so given.

(d)                                 Any delay or defect in such Warning Notice and/or the Claims Notice or such information shall not invalidate any Covenant Claim or Retained Environmental Liability Claim, subject nevertheless in the case of delay to the provisions of paragraph 4 hereof, but to the extent that such delay or defect prejudices the Indemnifying Party or increases any Environmental Losses the Indemnifying Party shall not be liable in respect of such prejudice or increase.

(e)                                  The Warning Notice and, if applicable, the Claims Notice shall:

(i)                                     include all reasonable material details of any actual or potential Environmental Losses, including the Indemnified Party’s reasonable estimate of the Environmental Losses, so far as reasonably available to the Indemnified Party as at the date of such written notice;

(ii)                                  not include any privileged legal advice given to the Indemnified Party or any Relevant Protected Person in order for that person to assess the merits of, or advice in relation, to the conduct of a Covenant Claim or Retained Environmental Liability Claim.

For the avoidance of doubt, if the Indemnified Party gives notice under this paragraph in relation to a particular matter and there is a subsequent change in circumstances or knowledge in relation to such matter, the Indemnified Party shall be entitled to provide a further notice replacing that originally or previously given.

8.2                               Upon receipt of any Warning Notice in relation to any Protected Matter or on the occurrence of a Warning Event, the parties shall enter into communication and shall act in good faith to agree the extent to which (if at all) any of the Trigger Conditions is satisfied.

8.3                               If a Warning Notice is received by the Indemnifying Party, or a Warning Event has occurred in relation to an actual or potential Protected Matter, subject always to the terms of paragraph 8.5 then, to the extent that it will not materially affect any buildings, plant or equipment and/or interfere unreasonably with the operations of the business of the Indemnified Party or any Relevant Protected Person at the Relevant

Property the Indemnified Party shall, if so requested by the Indemnifying Party (a “Control Request”) within a reasonable time, but not to exceed 10 Business Days after receipt of the Claims Notice (SAVE THAT any delay in such Control Request shall not preclude the Indemnifying Party from making a Control Request at a later date if there is a subsequent change in circumstances or knowledge in relation to such matter which is relevant and material which comes to the attention of the Indemnifying Party), allow the Indemnifying Party to take conduct and control in relation to the relevant actual or potential Protected Matter.  If the Indemnifying Party takes control under this paragraph 8.3, then with effect from the date of the Control Request and in relation to such actual or potential Protected Matter:

(a)                                 the Indemnified Party shall at the request of the Indemnifying Party take all steps which are reasonably necessary to avoid, mitigate, dispute, resist, appeal, settle, compromise, contest or defend any claim and any adjudication in respect thereof;

(b)                                 the Indemnifying Party shall, at its request, be allowed to conduct any negotiations, proceedings, appeals or Remedial Works;

(c)                                  the Indemnifying Party shall not take any action which would unreasonably interfere with the carrying on of any business of the Indemnified Party or any Relevant Protected Person nor prejudice or delay any application by any Relevant Protected Person or compliance with any Environmental Permit nor unreasonably prejudice or delay any Development or Closure and the Indemnifying Party shall not, except where absolutely necessary and with the consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) reveal any information to the Environmental Authority or any other person where to do so may result in the loss of legal or other privilege;

(d)                                 the Indemnified Party shall allow the Indemnifying Party access to the Relevant Property including the right to carry out any Remedial Works in accordance with the Remedial Works Standard and to documents or other information in the Indemnified Party’s possession or control or any Relevant Protected Person as reasonably required by the Indemnifying Party (and not including where relating to the merits or conduct of the Indemnified Party’s Covenant Claim or Retained Environmental Liability Claim).

8.4                               When the Seller and the Purchaser have each issued a Control Request in circumstances where the exercise of conduct and control by Seller (in relation to the actual or potential Protected Matter for which the Seller is Indemnifying Party) and by the Purchaser (in relation to the actual or potential Protected Matter for which the Purchaser is Indemnifying Party) would potentially be in conflict (for example, without limitation, because a single body of Environmental Contamination is involved), the Parties shall expeditiously consult with each other and cooperate in relation to the related Remedial Works where it would be reasonably practicable to do so.  Where the Parties do not agree to cooperate, the Control Request given by the Indemnifying Party with the greatest reasonably anticipated exposure to liability for Environmental Losses under this Schedule in respect of matters which are subject to or affected by the Control Requests shall prevail and the Control Request given by the other or affected by Indemnifying Party shall be deemed ineffective.

8.5                               The right of the Indemnifying Party to take control and conduct is subject to the Indemnifying Party:

(a)                                 admitting liability to the Indemnified Party in relation to the relevant actual or potential Protected Matter but only where such matter is, subject to the application of this Schedule, either (i) agreed or (ii) determined by the Expert Procedure to be the responsibility of the Indemnifying Party otherwise such admission of liability will not be a prerequisite for raking control;

(b)                                 paying the Indemnified Party or the Relevant Protected Person in advance the full cost of taking or carrying out any step or action required by the Indemnifying Party under this paragraph 8;

(c)                                  if at any time during the Indemnifying Party’s conduct of any works or investigations relating to the actual or potential Protected Matter the Indemnifying Party reasonably considers that the Indemnified Party will have (following determination by the Expert Procedure or otherwise) the greatest reasonably anticipated exposure to liability for Environmental Losses which are likely to arise in relation to that Protected Matter then the Indemnifying Party will as soon as is reasonably practicable provide a written notice to that effect to the Indemnified Party, who will have the right to take over control and conduct from the Indemnifying Party.

8.6                               The Control Party shall, subject always to the provisions of paragraphs 8.1 to 8.5 (where applicable) in relation to the relevant actual or potential Protected Matter:

(a)                                 promptly provide to the other Party reasonably frequent and detailed reports regarding progress in relation to such matter (including any relevant Environmental Proceeding or Remedial Works), copies of all material reports, correspondence and documents passing between the parties to the relevant Environmental Proceeding (if applicable) and copies of all draft and final documents to be presented in court (if applicable);

(b)                                 obtain the other Party’s prior written consent to any material correspondence with the Environmental Authority or any relevant third party claimant in relation to Remedial Works in relation to such matter, such consent not to be unreasonably withheld or delayed, it being unreasonable for the such other Party to withhold or delay consent to Remedial Works which comply with the Remedial Works Standard;

(c)                                  not make and shall ensure that no Relevant Protected Person (where the Indemnified Party is the Control Party) makes any admission of liability, agreement, settlement or compromise with any third party or any Environmental Authority in relation to such matter without prior consultation with, and the written consent of, the Indemnifying Party (which consent shall not be ·unreasonably withheld or delayed and it shall be unreasonable to withhold or delay consent in relation to Remedial Works which comply with the Remedial Works Standard);

(d)                                 give the other Party sufficient notice of and allow it to attend as an observer at any site visits, meetings or discussions with the other persons involved as a party or parties to the Environmental Proceedings (if applicable);

(e)                                  allow the other Party to attend and participate at meetings to be held by the Control Party in order to discuss progress in relation to such matter (not including any such meetings to the extent relating to the merits of or conduct of the Indemnified Party’s Covenant Claim or Retained Environmental Liability Claim);

(f)                                   allow the other Party to provide reasonable requests in respect of such matter to which the Control Party shall have regard;

(g)                                  negotiate in good faith with the other Party in order to agree the extent of any Remedial Works which are required (if any);

(h)                                 procure that the Remedial Works in relation to such matter are carried out:

(i)                                     as soon as reasonably practicable after the scope of works is consented to above, or is determined under the Expert Procedure;

(ii)                                  by appropriately qualified and reputable environmental consultants (or other contractors);

(iii)                               in compliance with all relevant law (subject to paragraph (iv) immediately below);

(iv)                              in accordance with the scope of works and the Remedial Works Standard and using all reasonable endeavours to ensure that it is undertaken by the relevant contractors or consultants using reasonable skill and care and minimizing any disruption to the conduct of the relevant business;

(i)                                     conduct any such Remedial Works so as not to unreasonably delay or prejudice any Development or Closure (which is permitted under the provisos to paragraph 6(d) or (e));

provided that this paragraph 8.6 shall not oblige the Indemnified Party or any Relevant Protected Person to incur any cost, expense, loss or liability which will not be recovered by the Indemnified Party under the covenant in paragraph 2;

and provided further that in the event of any material failure by the Control Party to comply with this paragraph 8, the other Party shall be entitled to serve a notice (“Default Notice”) on the Control Party. If the relevant failure is not reasonably corrected within 20 business days of the date of the Default Notice, the other shall be entitled to take control and conduct from the Control Party (and paragraph 8.3 shall not re-apply).

8.7                               Upon completion of any Remedial Works, the Control Party shall procure that its environmental consultant (or other contractor) carrying out the Remedial Works shall supply to the other Party (at the Indemnifying Party’s cost) a written certificate or warranty in a form reasonably satisfactory to the other Party, that such Remedial

Works have been completed in accordance with paragraph 8.6 or (where applicable) any different standard agreed in writing between the parties in the scope of works.

8.8                               In the event that the Indemnifying Party and the Indemnified Party are unable to agree:

(a)                                 whether or not any Trigger Condition is met; and/or

(b)                                 the Remedial Works Standard; and/or

(c)                                  whether or not Intrusive Investigations and/or a public announcement fall within the exceptions to paragraphs 6 (Limitations on Liability) or paragraph 7.2; and/or

(d)                                 which Party has the greatest reasonably anticipated exposure to Environmental Losses, as referred to in paragraph 8.4; and/or

(e)                                  when a Warning Notice should have been given or when a Warning Event has occurred; and/or

(f)                                   any other factual or technical issue relating to an actual or potential Protected Matter (but not any legal matter relating to the interpretation of this Schedule);

(an “Unresolved Issue”) within twenty (20) Business Days after receipt by either Party of notice from the other that the relevant issue is in dispute and that the Party giving such notice requires expert determination (unless it is resolved to the satisfaction of that Party during that period) then either Party shall have the right thereafter to refer tile Unresolved Issue for binding determination to two independent experts one appointed by the Indemnified Party and one by the Indemnifying Party (the “Two Independent Experts”).  If either Party fails to appoint an expert within fifteen (15) Business Days of referral then that Party’s independent expert will be appointed by the President for the time being of the Institution of Civil Engineers in the United Kingdom.  The Two Independent Experts shall publish their jointly agreed determination within twenty (20) Business Days after their appointment (if they reach such a determination) of the Unresolved Issue in a private and confidential report to the two parties.  The Two Independent Experts shall act as experts and not as arbitrators and the parties shall be bound by the conclusions of the Two Independent Experts which are contained in such report to the extent they relate to the Unresolved Issue.

8.9                               The costs and expenses of the Two Independent Experts shall be borne by the parties as agreed between the Two Independent Experts or, in the event of disagreement, as determined by the Third Independent Expert in accordance with paragraph 8.12 below.

8.10                        Each of the Two Independent Experts shall be an independent Consultant and shall be required to have at least ten (10) years’ experience in relation to matters of the same general description as the relevant Protected Matter.

8.11                        The Two Independent Experts shall be instructed to reach their determination within twenty (20) Business Days of their appointment of the Unresolved Issue on the basis of the Criteria (where applicable) and the information provided by the parties, unless one or both of the Two Independent Experts bona fide believe that such information is so incomplete, unrepresentative, unreliable or inconclusive that it would be unreasonable for an expert to reach such a determination of the Unresolved Issue on that basis (“Deficient Information’’),

8.12                        In the event that the Two Independent Experts report that they are not able to determine the Unresolved Issue on the grounds of Deficient Information or because they disagree, then:

(a)                                 the parties shall discuss and seek to agree what further information to provide to the Two Independent Experts in order to enable them to determine the issue; or

(b)                                 if the parties agree within ten (10) Business Days to provide further information to the Two Independent Experts this shall be provided within ten (10) Business Days and the Two Independent Experts shall have a further fifteen (15) Business Days to reach their determination in accordance with paragraphs 8.8, 8.9 and 8.11;

(c)                                  if paragraph 8.12(b) does not· apply, or if paragraph 8.12(b) does apply and the Two Independent Experts for some reason do not determine the Unresolved Issue pursuant to paragraph 8.12(b), the parties acting in all good faith and using reasonable endeavours shall seek to agree on and appoint a third independent environmental consultant having at least ten years’ experience in respect of factual environmental disputes (the “Third Independent Expert”) (who shall act as an expert and not as an arbitrator) to determine the Unresolved Issue.  The Third Independent Expert shall be offered the appointment within 7 days of the parties reaching such mutual agreement and all reasonable details of the matter in dispute between the parties shall be referred to the Third Independent Expert for final determination (the “Referral”).  Failing such mutual agreement on the appointment of the Third Independent Expert, the parties shall promptly refer the issue of who to appoint, at their joint cost, to the President for the time being of the Institute of Chartered Civil Engineers in the United Kingdom with instructions to appoint a suitable independent Third Independent Expert within 7 days of receipt of such instructions who has not personally been previously engaged (in the period of three years prior to the date of any Claims Notice) and shall not be so employed in the period of three years following such date on a consistent or substantial basis either individually or as an employee of any firm which has been so previously engaged (and subject always to such Third Independent Expert not being engaged to carry out any Remedial Works pursuant to this Schedule);

(d)                                 both parties shall within fifteen (15) Business Days of the Referral, promptly and simultaneously, exchange with each other and submit to the Third Independent Expert, and in any event in accordance with the Third Independent Expert’s written directions, their arguments and submissions in connection with the Unresolved Issue;

(e)                                  the Unresolved Issue shall be determined by the Third Independent Expert who shall be instructed to reach such determination on the basis of the Criteria (where applicable) and the information provided by the parties and the Two Independent Experts as soon as practicable (and in any event within thirty (30)

Business Days of the date of the Referral) at which time the Third Independent Expert shall be required to serve on each Party his formal and full written opinion (the “Final Notice”);

(f)                                   the Final Notice shall be final and binding on the parties and shall be conclusive in any proceedings between the parties hereto as to the Unresolved Issue; and

(g)                                  the fees and expenses of the Third Independent Expert shall be borne equally by the Indemnifying Party and the Indemnified Party (unless otherwise directed by the Third Independent Expert);

8.13                        In relation to an Unresolved Issue under paragraph 8.8(a) which is referred to the Third Independent Expert, the Third Independent Expert shall be instructed to determine the Unresolved Issue on the basis of the Criteria and the information provided by the parties, unless the Third Independent Expert also bona fide believes that such information is Deficient Information.  In the case of Deficient Information, the Third Independent Expert shall be instructed to either:

(a)                                 determine that it would be practicable and reasonable to carry out further investigations in order to enable the Unresolved Issue to be determined, in which case such further investigations shall be carried out and paragraphs 8.8 to 8.12 shall be re-applied; or

(b)                                 determine that it would not be practicable and reasonable to carry out further investigations in order to enable the Unresolved Issue to be determined, in which case the Third Independent Expert shall decide the Unresolved Issue on the most fair and reasonable basis available.

9.                                      Recovery from Insurers and other Third Parties

If, in respect of any matter which would give rise to a Covenant Claim or Retained Environmental Liability Claim under this Schedule, the Indemnified Party or any Relevant Protected Person is entitled to recover or has recovered, from any third party, any sum by reason of or in respect of the matter giving rise to the Covenant Claim or Retained Environmental Liability Claim then the Indemnified Party shall take and shall ensure that each Relevant Protected Person will take, such steps to obtain such recovery as the Indemnifying Party may reasonably request, and the amount of the Covenant Claim or Retained Environmental Liability Claim shall be reduced by the amount of the recovery (less reasonable costs and expenses incurred by the Indemnified Party or the Relevant Protected Person in effecting such recovery).

10.                               Payment

The Indemnifying Party shall pay the Indemnified Party any amount which is due to be paid pursuant to the terms herein on or before the date falling twenty (20) Business Days after the amount of Environmental Losses has been finally agreed or determined in accordance with this Schedule or such other timescales or payment dates as are agreed between the parties in respect of an agreed settlement of any Covenant Claim or Retained Environmental Liability Claim by the parties.

11.                               Applicability of Provisions of Sale Agreement

11.1                        The following Clauses of this Agreement shall not apply to this Schedule 12: Clauses 20.18, 20.19 and 20.20.

11.2                        In relation to the giving of any notices under this Schedule 12 the provisions of Clause 21 of this Agreement shall apply.

12.                               Assignment

12.1                        This Schedule 12 shall be binding upon and enure for the benefit of the successors of the parties and the benefit shall be assignable in whole or in part to any third party provided always that the burden of this Schedule 12 shall remain with the Seller or with the Purchaser as appropriate.

12.2                        For the avoidance of doubt the benefit of this Schedule 12 may be assigned:

(a)                                 By the Seller to any other member of the Retained Group and by such a member to any other member of the Retained Group, provided that if such a member to which this Schedule 12 is assigned ceases to be a member of the Retained Group, it shall assign the benefit of this Schedule 12 to a member of the Retained Group.

(b)                                 By the Purchaser to any other member of the Purchaser’s Group and by such member to any other member of the Purchaser’s Group provided that if such member to which this Schedule is assigned ceases to be a member of the Purchaser’s Group, it shall assign the benefit of the Schedule to a member of the Purchaser’s Group.

For the avoidance of doubt, the Seller and the Purchaser hereby confirm that notwithstanding any assignment as permitted pursuant to this paragraph 12 each of their respective obligations and liabilities under this Schedule 12 shall remain in full force and effect.

13.                               Other Claims

13.1                        The Parties acknowledge that the terms of this Schedule 12 contain the Indemnified Party’s and any Relevant Protected Person’s only rights whatsoever to claim under this Agreement in respect of Protected Matters and Retained Environmental Liabilities, provided however if such a claim under this Schedule could also give rise to a claim under the Environmental Warranties the Indemnified Party can elect to bring its claim either under this Schedule 12 or under Clause 9.5 and further provided that this paragraph does not apply in relation to fraud, dishonesty or any other circumstances in which exclusion is not permitted by applicable law.

PART IV
BASELINE PROVISIONS

(a)                                 “Baseline Audit Report” means the final report detailing the Baseline Information and results of the Baseline Audits;

(b)                                 “Baseline Information” means all the information and data collected during the Baseline Audits including any summarized in the Baseline Audit Report;

(c)                                  “Baseline Audits” means any audits including Intrusive Investigations carried out by the Consultant at the Business Properties;

(d)                                 “the Consultant” means the firm of consultants to be appointed by or for the Seller to conduct the Baseline Audits.

1.1                               The Purchaser agrees that the Seller or any member of the Retained Group shall be entitled to carry out Baseline Audits at any or all or any part of any of the EDS Properties subject to the Seller agreeing to ensure that the Consultant complies with the provisions of paragraph 8.6(h) and (i) of Part I of this Schedule 12, such Baseline Audits to be completed by the Completion Date or as soon as practicable thereafter.

1.2                               The costs and expenses associated with the Baseline Audits shall be borne by the Seller.

1.3                               The parties acknowledge that, prior to the carrying out of a Baseline Audit, the scope of works in relation to the Baseline Audit is to be agreed between the parties and that the following shall apply:

(a)                                 the Seller will provide a proposed scope of works to the Purchaser; and

(b)                                 the Parties confirm that time will be of the essence in agreeing the scope of works and will use all reasonable endeavors to agree the scope of works within 14 business days of its receipt by the Purchaser.

1.4                               The parties acknowledge that the purpose of carrying out the Baseline Audits shall be, insofar as is practicable, to record the extent of any Environmental Contamination.

1.5                               A copy of the Baseline Audit Report shall be provided by the Seller to the Purchaser on demand as soon as reasonably practicable following its publication by the Consultant.

1.6                               The Purchaser agrees and undertakes on behalf of itself and the Purchasers Group and/or any officer, employee or agent of the same not to disclose the Baseline Audit Report or any Baseline Information or the existence of either of the foregoing to any Environmental Authority or to any third party unless required under Applicable Environmental Laws or Environmental Permits or by a mandatory order of the Environmental Authority or a Final court order or following the satisfaction of a Trigger Condition at 5.1(b)(i) or (ii) if a Reasonable and Prudent Operator would make such disclosure.